AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002.


                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                           ON TRACK INNOVATIONS LTD.
             (Exact Name of Registrant as Specified in its Charter)

         STATE OF ISRAEL                                                           NOT APPLICABLE
 (State or Other Jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  Incorporation or Organization)       Classification Code Number)

                          ---------------------------

                             Z.H.R. INDUSTRIAL ZONE
                                  P.O. BOX 32
                                   ROSH PINA
                                  ISRAEL 12000
                              (011) 972-4-686-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                                  Registrant's
                          Principal Executive Offices)
                                  OHAD BASHAN
                               OTI AMERICA, INC.
                      1601 SOUTH DE ANZA BLVD., SUITE 201
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 252-0333
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                       of
                               Agent for Service)
                          ---------------------------
                          COPIES OF COMMUNICATIONS TO:


        JON M. JENKINS, ESQ.                    SHMUEL ZYSMAN, ADV.
            Z.A.G / S&W LLP                     ZYSMAN AHARONI GAYER
         292 MADISON AVENUE                      & CO. LAW OFFICES
      NEW YORK, NEW YORK 10017                  52A HAYARKON STREET
           (212) 213-8200                      TEL AVIV 63432, ISRAEL
                                                (011) 972-3-795-5555
                          ---------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER EFFECTIVENESS OF THIS REGISTRATION STATEMENT.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
              BE REGISTERED                 REGISTERED              UNIT(1)               PRICE(1)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value NIS 0.1...      754,704             U.S.$9.30            U.S.$7,018,747           U.S.$646
-------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 after giving effect to a reverse stock split and issuance of bonus shares described herein. We are registering and expect to offer, separately or together, up to 400,000 ordinary shares at prices and on terms to be determined at the time of the offering of our shares. The remainder of the shares we are registering are expected to be sold by selling shareholders, including affiliates. We will not receive proceeds from the sale of shares by the selling shareholders.

                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS -- SUBJECT TO COMPLETION





                            754,704 ORDINARY SHARES


                                     O T I
                           ON TRACK INNOVATIONS LTD.

                          ---------------------------


     On Track Innovations Ltd. is registering and expects to offer up to 400,000 ordinary shares nominal value NIS 0.1, from time to time at prices and on terms to be determined at the time of the offering of our shares. The remainder of the shares we are registering are expected to be sold by selling shareholders. We will pay all expenses of registering the securities. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. Our ordinary shares also are listed on the Neuer Markt of the Frankfurt Stock
Exchange under the symbol "OT5". On       , 2002, the last reported sale price
of our ordinary shares on the Neuer Markt was euro       per share, equivalent
to $      per share, calculated using the exchange rate of euro       per dollar
on such date. We have applied to list our ordinary shares on the Nasdaq Small Cap Market under the symbol "OTIV".



     The specific terms of our shares that we may offer in the future under this prospectus will be set forth in one or more supplements to this prospectus and will include the number of ordinary shares and the terms of the offering and sale. Our shares may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in, the applicable supplement to this prospectus. See "Plan of Distribution". No shares may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares.


                INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                          ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The information in this prospectus is not complete and may be changed. We may not and our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                          ---------------------------


                 The date of this prospectus is June   , 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.

                            ------------------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Special Note Regarding Forward-Looking Statements...........     19
Use of Proceeds.............................................     19
Dividend Policy.............................................     19
Price Range of Our Shares...................................     20
Consolidation of the Company's Share Capital................     21
Issuance of Bonus Shares....................................     21
Capitalization..............................................     22
Selected Consolidated Financial Data........................     23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     25
Business....................................................     45
Management..................................................     66
Related Party Transactions..................................     78
Certain Transactions........................................     79
Background Information......................................     81
Principal Shareholders......................................     83
Selling Shareholders........................................     84
Description of Ordinary Shares..............................     86
Shares Eligible for Future Sale.............................     89
Conditions in Israel........................................     91
The German Equity Market and the NASDAQ Small Cap Market....     93
Taxation and Foreign Exchange Regulation....................     96
Enforceability of Civil Liabilities.........................    108
Plan of Distribution........................................    109
Legal Matters...............................................    111
Experts.....................................................    111
Where You Can Find More Information.........................    112
Index to Consolidated Financial Statements..................    F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before buying ordinary shares in this offering. You should carefully read this entire prospectus, including "Risk Factors" and our consolidated financial statements, before making an investment decision.

     We design, develop and sell contactless microprocessor-based smart card products. A smart card is traditionally a credit card-sized plastic card containing a semiconductor chip. The type of semiconductor chip determines the amount of information that the card can store and the number and complexity of applications that can be provided by the card, or how "smart" the card is. Our products support smart cards that contain microprocessor chips which run multiple applications, can be reprogrammed and support high levels of security. A smart card system consists of smart cards, readers that transmit and receive data from the smart card and computers that process data received from the readers. Traditionally, the information stored on the smart card chip was updated through contact of the card with the reader either by swiping the card through, or inserting it in, a reader. However, our products utilize "contactless" smart cards which do not require physical contact with a reader, as power and data are transferred to the card through a magnetic field generated by the reader.

     By combining the advantages of microprocessors and contactless smart cards, we believe that our products offer the following benefits:

     * The information stored on one of our cards and transferred between the card and the reader is secure;

     * Our products support multiple, independent applications on the same card;

     * Our products provide for a reliable transfer of information to and from a card;

     * Our cards are durable, easy to use and take a variety of forms, such as key chains, tags, stickers and wristwatches;

     * Our products are easy to install and maintain; and

     * Our products enable the transition from other card technologies to our contactless microprocessor-based technology.

     Substantially all of our contactless microprocessor-based products are based on a common platform which we currently refer to as EYECON*. EYECON is based on our patented technology and consists of our smart cards, our readers, software that enables the development of applications for the smart card and a communications technology that ensures the transmission of data to and from the card. EYECON can be customized to support a large number of applications such as credit and debit card functions, identification and loyalty programs, and are deployed in different markets, such as petroleum and mass transit, and are being developed for other markets such as national documentation and medical services. For some markets, we have developed extensively customized hardware and software systems based on our EYECON platform, such as a gasoline management system for fleet managers, an electronic parking payment system and a closed campus system.

     Additionally, as a result of our acquisition of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, we offer closed campus products for universities and products that operate copying machines. These products are based on other card technologies that require physical contact between the card and the reader and that do not use
------------------
* We have commenced to phase out, and intend to continue to phase out over the next 18 months, our use of the EYECON trademark to identify our platform in accordance with our Agreement with Eicon Networks Corporation--See Recent Developments and Outlook.

microprocessors. The InterCard group also manufactures electronic devices some of which it incorporates into contact-based smart card readers that it sells and some of which it sells for non-smart card applications in the transportation industry.

     We intend to enhance our position in the design and development of contactless microprocessor-based smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through relationships with other parties. We have established such relationships, among others, with Xerox, Beyond Petroleum (f/k/a British Petroleum), VeriFone, Inc. and Cubic Transportation Systems, Inc. Our relationship with Xerox is intended to exploit with other parties U.S. public library and higher education markets and our relationship with Beyond Petroleum is focussed on the South African petroleum market. Pursuant to our agreement with VeriFone, VeriFone is entitled to buy smart card products from us and we have agreed to assist VeriFone in customizing these products for its purposes in return for a fee. We have also developed a joint marketing plan with VeriFone for sales in the United States of both our products and one of VeriFone's products which we have customized. Pursuant to our agreement with Cubic, we have agreed to assist Cubic in upgrading its card readers to support contactless microprocessor-based smart cards based on our platform. We will receive royalties from each upgraded reader that Cubic sells.

     Our sales and marketing efforts are directed from Cupertino, California, and effected through our global network of subsidiaries in North America, Africa and Europe, as well as through e-Smart System Inc., our joint venture with Cheung Kong Infrastructure Holdings, a Hong Kong-based infrastructure company, for the marketing and distribution of our products in the Asia Pacific region, mainly China and Hong Kong.

     Since our initial public offering in 1999, we have acquired City Smart, a Hong Kong-based system integrator, SoftChip, an Israeli designer of microprocessors and operating systems for smart cards and the InterCard group.


     We were incorporated in Israel in 1990 and are registered with the Israeli registrar of companies in Jerusalem. Our shares are traded on the Neuer Markt of the Frankfurt Stock Exchange. Our headquarters are located in Rosh Pina, Israel. As of March 31, 2002, we employed 224 employees worldwide, of whom 82 were employed at our headquarters and the remainder were employed by our subsidiaries. In addition, as of that same date, e-Smart, our joint venture, had 21 employees.


                                  RISK FACTORS

     Our ability to attain our objectives depends upon our success in addressing the risks relating to our business, industry and conditions in Israel discussed in "Risk Factors" and elsewhere in this prospectus, including the following:

     * The market for smart cards in general, and for contactless microprocessor-based smart cards in particular, may not grow as we expect;

     * We have a history of losses and may not achieve profitability in the foreseeable future;


     * We derive a significant portion of our revenues from sales to system integrators who are not the end-users of our products and we are dependent on their ability to market our products;



     * To date we have generated our revenues from a limited number of products. We are currently developing and beginning to market new products and the success of our business is dependent on market acceptance for these new products; and


     * Our operations could be materially and adversely affected by acts of terror or by military hostilities between Israel and the Palestinians and/or its Arab neighbors.

                                  THE OFFERING

Ordinary shares to be offered by us..........    400,000 shares.

Ordinary shares which may be sold by the         354,704 shares.
  selling shareholders.......................

Ordinary shares to be outstanding after this     2,764,420 after giving effect to the issuance
  offering...................................    of bonus shares and the reverse stock split
                                                 and excluding the ordinary shares issuable as
                                                 of the date of this prospectus on exercise of
                                                 options granted pursuant to our employee
                                                 share option plans.

Use of proceeds..............................    Although the amount of the proceeds is not
                                                 determinable at this time, all such proceeds
                                                 will be used for marketing and research and
                                                 development costs. See "Use of Proceeds."

Neuer Markt symbol...........................    OT5

Proposed Nasdaq Small Cap Market symbol......    OTIV

Risk factors.................................    See "Risk Factors" and the other information
                                                 included in this prospectus for a discussion
                                                 of risk factors you should carefully consider
                                                 before deciding to invest in our ordinary
                                                 shares.

                         ------------------------------

     We were incorporated in the State of Israel in February 1990. The address of our registered and principal executive office is Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel and our telephone number is (011) 972-4-686-8000. Our web site address is www.oti.co.il. The information on our web site does not constitute part of this prospectus.

     "OTI" and "OTI INSIGHT" are both registered trademarks in the United States and Israel and are European Community Trade Marks which cover all the countries of the European Union, "SCIENCE -- NON FICTION" is subject to a pending European Community Trade Mark application and a pending trademark application in the United States and Israel and "EASYPARK" is a registered trademark of Easy Park Ltd. in the United States, Canada and Israel and has been accepted in Singapore. Certain other trademarks and trade names are owned and used by us on an unregistered basis. All other registered trademarks appearing in this prospectus are owned by their respective holders.

     As used in this prospectus:

     * all references to "Shekels" or "NIS" are to the lawful currency of Israel;


     * all references to "Euros", "EUR" or "euro " are to the lawful currency of the European Union;


     * all references to "dollars" or "$" are to the lawful currency of the United States.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary financial and operating data derived from our financial statements. You should read this along with the sections of this prospectus entitled "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                                            THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                      --------------------------------------------------------------      -----------------------
                                         1997         1998         1999         2000         2001            2001         2002
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Products.........................   $    2,034   $    3,175   $    3,892   $   13,389   $   18,217      $    3,719   $    3,588
  Non-recurring engineering........           97          295        1,405          590          500              --          305
  Licensing and transaction fees...           --          400           86        1,095        1,527             302          410
  Customer service and technical
    support........................           --           --           --          428          676              49          118
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Total revenues.....................        2,131        3,870        5,383       15,502       20,920           4.070        4,421
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Cost of revenues:
  Products.........................        1,109        2,032        2,122        7,031       10,727           2,097        2,109
  Non-recurring engineering........           49           88           73           89           20              --           50
  Licensing and transaction fees...           --           --           --           --           --              --           --
  Customer service and technical
    support........................           --           --           --          332          491              33           67
Total cost of revenues.............        1,158        2,120        2,195        7,452       11,238           2,130        2,226
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Gross profit...................          973        1,750        3,188        8,050        9,682           1,940        2,195
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Operating expenses:
  Research and development.........        1,513        1,282        2,101        4,913        6,737           1,935        1,242
  Less-participation by the Office
    of the Chief Scientist.........          524          474          645        1,031          599              --          206
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
  Research and development, net....          989          808        1,456        3,882        6,138           1,935        1,036
  Marketing and selling............        1,311        1,905        2,066        7,437        6,592           1,778          974
  General and administrative.......        1,555        1,916        1,839        3,755        5,159           1,617        1,193
  Amortization of intangible
    assets.........................           --           --           --          465        1,112             278           20
  Other expenses, net..............           --           --           --          599          340              --           --
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Total operating expenses.......        3,855        4,629        5,361       16,138       19,341           5,608        3,223
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Operating loss.................       (2,882)      (2,879)      (2,173)      (8,088)      (9,659)         (3,668)      (1,028)
Interest on convertible loan.......           --           --         (250)          --           --              --           --
Financing income...................          343          208          459        1,300          520             281          381
Financing expenses.................         (197)        (184)        (141)        (491)        (471)           (151)        (240)
Other income (expenses), net.......           --           --           --           --       (1,081)            500          (22)
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Loss before income taxes.......       (2,736)      (2,855)      (2,105)      (7,279)     (10,691)         (3,038)        (909)
Tax benefit (taxes on income)......           34           10          (82)          58           47             (25)         (22)
Minority interest..................           --           --           81          250           37             (11)         (19)
Equity in losses of an affiliated
  company..........................           --          (22)          (2)        (754)      (1,290)           (642)        (287)
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Net loss.......................   $   (2,702)  $   (2,867)  $   (2,108)  $   (7,725)  $  (11,897)     $   (3,716)  $   (1,237)
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========
Basic and diluted net loss per
  share(1).........................   $    (1.74)  $    (1.82)  $    (1.17)  $    (3.48)  $    (5.11)     $    (1.56)  $    (0.52)
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========
Weighted average number of shares
  used in calculation of basic and
  diluted net loss
  per share(1)(2)..................    1,556,664    1,572,859    1,806,977    2,220,741    2,326,599       2,382,020    2,364,420
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========


(1) Share and per share data have been adjusted to reflect a ten to one reverse share split and the issuance of bonus shares in a ratio of one share for every two shares held (subsequent to the reverse share split)--see Note 13A of the consolidated financial statements.



(2) See note 2L of the consolidated financial statements for an explanation of the methods used to determine the number of shares used in computing net loss per share.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks together with the other information in this prospectus before deciding to invest in our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks described below are not necessarily in order of degree or magnitude of risk.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NOT ACHIEVE PROFITABILITY IN THE FORESEEABLE FUTURE.


     We have incurred losses in each year since we commenced operations in 1990. We reported net losses of $2.9 million in 1998, $2.1 million in 1999, $7.7 million in 2000, $11.9 million in 2001 and $1.2 million for the three months ended March 31, 2002. Our losses resulted primarily from expenses we incurred in marketing and selling, as well as in research and development and general and administrative expenses, which have offset any increases in revenues over the same periods. We expect to continue to incur operating losses in future periods as we invest in the expansion of our global marketing network, reduce our product prices in return for transaction fees based on the volume of transactions effected in systems that contain our products, enhance our research and development capabilities and expand our internal manufacturing capabilities. Although we anticipate becoming profitable in our operations in the second half of 2002, there can be no assurance that we will accomplish that goal.


WE DERIVE SUBSTANTIALLY ALL OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS. THE LOSS OF ONE OR MORE OF THOSE CUSTOMERS, OR OUR FAILURE TO ENTER INTO NEW CONTRACTS WITH LARGE CUSTOMERS IN THE FUTURE, COULD HARM OUR BUSINESS.


     To date, we have derived the majority of our revenues from a small number of customers. In 1998, we derived 25% of our revenues from sales to BP Southern Africa (Proprietary) Limited, or BP South Africa, an affiliate of British Petroleum, through Push SA Holdings (Pty) Ltd., our former distributor in South Africa, 14% from sales to Turcas Petrolculuk A.S., a Turkish oil company, through ARS Advanced Refuelling Systems Ltd., our distributor in Turkey, and 14% from Samsung Electronics Company Ltd., a semiconductor manufacturer to which we have licensed part of our technology. In 1999, we derived 29% of our revenues from sales to VeriFone, Inc., a provider of automated payment products, 13% from sales to BP South Africa, 13% from sales to SmartStop, Inc., a system integrator in the transportation industry and 10% from sales to Turcas through ARS. In 2000, we derived 15% of our revenues from sales to VeriFone. In 2001, we derived 14% of our revenues from sales to e-Smart. In the three months ended March 31, 2002 we derived 7% of our revenues from sales to China Integrated Circuit Design Center. We will continue to rely on a limited number of large customers for the foreseeable future. The loss of any of our major customers or reduction or cancellation of orders from such customers could seriously harm our business.


OUR HISTORICAL FINANCIAL DATA IS OF LIMITED VALUE IN EVALUATING OUR FUTURE PROSPECTS, BECAUSE OF OUR RECENT ACQUISITIONS, SIGNIFICANT ONE-TIME PAYMENTS WE RECEIVED IN THE PAST AND EXPECTED INCREASES IN REVENUES FROM CUSTOMER SERVICES AND TECHNICAL SUPPORT FEES AND TRANSACTION FEES.

     Our historical financial data is of limited value in evaluating our future prospects for the following reasons:


     * During the past 30 months, we have made a number of acquisitions that have had a significant impact on our operating results. For example, in 2000, our revenues increased 188% to $15.5 million from $5.4 million in 1999. Of this increase, 49% was attributable to inclusion for the period from May 1, 2000 to December 31, 2000 of $7.6 million of revenues from the InterCard group.


     * In the past we have received significant one-time payments, such as a $3.1 million fee in the first quarter of 2000 for granting distribution rights to our 50% joint venture, e-Smart, of which we recognized net revenues of $1.0 million in 2000, and a $400,000 licensing fee in 1998 from a chip manufacturer.

     * To date, we have derived our revenues mainly from sales of products. However, in the future we expect to generate revenues from fees for ongoing customer services and technical support and transaction fees based on the volume of transactions effected in systems that contain our products. For example, our revenues from BP South Africa to date were mainly derived from sales of our products. However, beginning in 2000 we started to generate limited service fees and transaction fees from this customer. Our ability to generate revenues from service fees and transaction fees will depend on obtaining customers' agreement to such arrangements and the level of transaction fees will depend on the amount of usage of the systems that contain our products and that are operated by those customers.

     For the reasons stated above, it may be difficult to compare our future results with our results from previous years.

IF THE MARKET FOR SMART CARDS IN GENERAL, AND FOR CONTACTLESS
MICROPROCESSOR-BASED SMART CARDS IN PARTICULAR, DOES NOT GROW AS WE EXPECT, WE MAY NOT SUCCEED IN SELLING OUR PRODUCTS.

     The success of our products depends on commercial enterprises, governmental authorities and other potential card issuers adopting contactless microprocessor-based smart card technologies. Other card technologies, such as magnetic strips or bar codes, are widely used and could be viewed by potential customers as more cost effective alternatives to our products. Additionally, potential customers in developed countries such as the United States may already have installed systems that are based on technologies different than ours and may therefore be less willing to incur the capital expenditure required to install or upgrade to a contactless microprocessor-based smart card system. As a result, we cannot assure you that there will be significant market opportunities for contactless microprocessor-based smart card products. If demand for contactless microprocessor-based smart card products such as ours does not develop or develops more slowly than we anticipate, we may have fewer opportunities for growth than we expected.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR ADAPT OUR EXISTING PRODUCTS FOR USE IN NEW MARKETS, OUR REVENUE GROWTH MAY BE IMPEDED AND WE MAY INCUR SIGNIFICANT LOSSES.


     To date, we have sold products incorporating our technology within a limited number of markets. In 1999, our gasoline management system, or GMS, accounted for 27% of our product sales and sales of other products for use in the petroleum industry accounted for 30%. We are currently developing and marketing products such as medical cards for use in hospitals and identity cards for use by governmental authorities. We have yet to recognize revenues from sales of these products. We are devoting significant resources to developing and marketing these and other products and adapting our existing products for use in new markets. From the beginning of 1999 through March 31, 2002, we spent $15.0 million on research and development and $17.1 million on sales and marketing. If we fail to develop new products or adapt our existing products for new markets, our revenue growth may be impeded and we may incur significant losses.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES TO SYSTEMS INTEGRATORS WHO ARE NOT THE END-USERS OF OUR PRODUCTS, AND WE ARE THEREFORE DEPENDENT ON THEIR ABILITY TO MAINTAIN THEIR EXISTING BUSINESS AND SECURE NEW BUSINESS.


     In 1998, 47%, in 1999, 63%, in 2000, 35%, in 2001, 21% and in the three months ended March 31, 2002 24% of our revenues were derived from sales to systems integrators, some of which are distributors of our products, who incorporate our products into systems which they supply and install for use in a specific project. We depend on systems integrators to successfully market, sell, install and provide technical support for systems in which our products are integrated or to sell our products on a stand-alone basis. The faulty or negligent implementation and installation of our products by systems integrators may harm our reputation and dilute our brand name. Because we are one step removed from the end users of our products, it may be more difficult for us to rectify damage to our reputation caused by systems integrators who have direct contact with end users. In addition, termination of agreements with systems integrators or revocation of exclusive distribution rights within a certain area can be difficult. For example, we terminated our agreement with our systems integrator in South Africa because we believed it had materially breached its agreement with us. As a result, we were subject to a costly arbitration proceeding which resulted in expenses of $630,000 incurred in 2000. Even in the case of successful arbitration such as this in which we were awarded $400,000, we may not be able to collect in full or at all such award. In addition, if we are unable to maintain our current relationships with systems integrators or develop relationships with new systems integrators, we may not be able to sell our products and our results of operations could be impaired.


     Unless we continue to expand our direct sales, our future success will depend upon the timing and size of future purchases by systems integrators and the success of the projects and services for which they use our products.

OUR INABILITY TO MAINTAIN OUR CURRENT, AND ESTABLISH NEW, STRATEGIC RELATIONSHIPS COULD IMPAIR OUR REVENUE GROWTH.

     The markets for our products are usually highly specialized and require us to enter into strategic relationships in order to facilitate or accelerate our penetration into new markets. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and then we cooperate in marketing the resulting product. For example, in order to accelerate our penetration into the U.S. retail petroleum market and other markets, we have formed a strategic relationship with VeriFone. In 1999, we generated 29% of our revenues from VeriFone, 15% in 2000 and 0.5% in 2001. We also have formed a strategic relationship with Cubic Transportation Systems, Inc., but have generated an immaterial amount of revenues from it to date. The termination of any of our strategic relationships or our failure to develop additional relationships in the future may limit our ability to expand the markets in which our products are deployed or to sell particular products, and thereby impair our revenue growth.

SOME OF OUR AGREEMENTS RESTRICT OUR ABILITY TO CONDUCT BUSINESS. AS A RESULT, IN THE FUTURE WE MAY NOT BE ABLE TO TAKE ACTIONS THAT WE MAY BELIEVE ARE DESIRABLE.

     Under some of our agreements with suppliers, distributors and joint venture partners, we have agreed to restrict ourselves in some areas of business. For example, we have granted our joint venture, e-Smart, exclusive rights to distribute our products in the Asia Pacific region and we granted our joint venture partner veto rights over key business decisions relating to the distribution of our products in that region. In addition, in the event that our products are sold in the Asia Pacific region by third parties other than through e-Smart, we have agreed to pay to e-Smart 7.5% of the net revenues we receive from such sales. Our agreement with Samsung concerning the development and manufacture of a particular type of microprocessor chip that we refer to as a "monochip" requires us not to sell that microprocessor chip to the existing customers of Samsung. In addition, in some markets we sell our products through distributors who, in general, if sales quota are met, have exclusive distribution rights in that market.

WE FACE INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS PROSPECTS WILL BE IMPAIRED.

     We face intense competition from developers of contact and contactless microprocessor-based technologies and products, developers of contactless products that use other types of technologies that are not microprocessor-based, and non-smart card technologies. We compete on a range of competitive factors including price, compatibility with the products of other manufacturers, and the ability to support new industry standards and introduce new reliable technologies. Many of our competitors, such as Philips Semiconductors, a division of Philips Electronics N.V., and Infineon Technologies AG, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess. As a result, they may be able to introduce new products, respond to customer requirements and adapt to evolving industry standards more quickly than we can.

     In addition, we may not be able to differentiate our products sufficiently from those of our competitors. If we cannot compete successfully with our existing and future competitors, we could experience lower sales, price reductions, loss of revenues, reduced gross margins and reduced market share.

     From time to time, we or one or more of our present or future competitors may announce new or enhanced products or technologies that have the potential to replace or shorten the life cycles of our existing products. The announcement of new or enhanced products may cause customers to delay or alter their purchasing decisions in anticipation of such products, and new products developed by our competitors may render our products obsolete or achieve greater market acceptance than our products.

IF THERE IS A SUSTAINED INCREASE IN DEMAND FOR MICROPROCESSORS, AVAILABILITY MIGHT BE LIMITED AND PRICES MIGHT INCREASE.

     Our products require microprocessors. The microprocessor industry periodically experiences increased demand and limited availability due to production capacity constraints. For example, there has been a shortage in the availability of microprocessors since the middle of 1999. Increased demand for, or limited availability of, microprocessors could substantially increase the cost of producing our products. Because some of our contracts have fixed prices, we may not be able to pass on any increases in costs to these customers, and consequently our profit margin could be reduced. In addition, as a result of the shortages, we may be forced to delay shipments of our products, or devote additional resources to maintaining higher levels of microprocessor inventory. Consequently, we may experience substantial period-to-period fluctuations in our cost of revenues and, therefore, in our future results of operations.

OUR PRODUCTS HAVE LONG SALES CYCLES AND WE MAY EXPEND SIGNIFICANT RESOURCES IN RELATION TO A SPECIFIC PROJECT WITHOUT REALIZING ANY REVENUES.

     The sales cycle for our products varies from project to project. Typically, the projects in which we are involved are complex and require customization of our products to our customers needs against payment of a fixed amount. We then conduct evaluation, testing, implementation and acceptance procedures of the customized products with the customer. Only after successful completion of these procedures will customers place orders for our products in commercial quantities. In addition, our contracts do not typically include minimum purchase requirements. We, therefore, cannot assure you that contracts which we enter into will result in commercial sales. Our average sales cycle is typically between 12 and 18 months from initial contact with a potential customer until we deliver commercial quantities to the customer and recognize significant revenues.

As a result, we may expend financial, management and other resources to develop customer relationships before we recognize any revenues.

FLUCTUATIONS IN OUR QUARTERLY FINANCIAL PERFORMANCE MAY CREATE VOLATILITY IN THE MARKET PRICE OF OUR SHARES AND MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE BASED ON OUR RESULTS IN ANY QUARTER.

     Our quarterly revenues and operating results have varied in the past and are likely to do so in the future. These fluctuations may be driven by various factors which are beyond our control, are difficult to predict and may not meet the expectations of analysts and investors. These factors include:

     * The size and timing of orders placed by our customers, particularly in government projects. Government projects typically involve a protracted competitive procurement process and in some circumstances litigation following the award of a contract. As a result, it is difficult to predict the timing and size of orders under such contracts. For example, we started to prepare our offer for the Israeli national electronic parking system project in 1992, we were awarded the contract in May 1998, deployment began in January 2000. We started recognizing revenues in the second half of 2000.

     * One-time payments for non-recurring engineering services during the first phase of a project, such as a $1.0 million payment made by VeriFone in 1999.

     * Receipt of other significant one-time payments which may not recur, such as $3.1 million received from our joint venture, e-Smart, for distribution rights in the first quarter of 2000. We recognized $1.0 million of that payment in 2000 and deferred $2.1 million of that payment of which we recognized $1.0 million in 2001 and of which we will recognize $1.1 million in 2002.

     * The fact that our rental and financing expenses are fixed and we may not be able to reduce them in the event of a reduction in revenues in a particular quarter. In addition, our payroll expenses are relatively fixed and we would not expect to reduce our workforce due to a reduction in revenues in any particular quarter.

     * The tendency of our clients to place orders for products toward the last quarter of their financial year.

     Because of these factors, our revenues and operating results in any quarter may not be indicative of our future performance, and it may be difficult for you to evaluate our prospects.

BECAUSE WE DEPEND ON A SMALL NUMBER OF SUPPLIERS, DELAYS OR DISCONTINUANCE OF THE SUPPLY OF THESE COMPONENTS MAY SUBSTANTIALLY CURTAIL OUR ABILITY TO PRODUCE OUR PRODUCTS.

     The components we use in our products, including microprocessors and cards, are supplied by third party suppliers and manufacturers. Except for Samsung, which is currently the sole supplier of the chip that integrates our antenna interface into Samsung's microprocessor, none of these suppliers are sole suppliers. Nevertheless, we sometimes experience short-term adverse effects due to delayed shipments which have in the past, and could in the future, interrupt and delay the supply of our products to our customers, or which may result in cancellation of orders for our products. In addition, we do not generally have long term supply contracts under which our suppliers are committed to supply us with components at a fixed price. Suppliers could increase component prices significantly without warning or could discontinue the manufacture or supply of components used in our products. We may not be able to develop alternative sources for product components if and as required in the future. Even if we are able to identify any alternative source of supply, we may need to modify our products to be compatible with other components, which may cause delays in product shipments, increase manufacturing costs and increase product prices.

     Because some of our suppliers are located in Europe and the Far East, we may experience logistical problems in our supply chain, including long lead times for receipt of products or components and shipping delays. In addition, our subcontractors located in Israel and the Far East may, on occasion, feel the impact of potential economic or political instability in their regions, which could affect their ability to supply us with components for our products in a timely manner.

WE ARE CURRENTLY DEPENDENT ON A THIRD PARTY FOR LICENSING AND UPDATING THE PRIMARY OPERATING SYSTEM WE USE IN OUR PRODUCTS.

     We are currently required to license operating system software for the operation of our products. Since 1995, the principal licensor of this software has been Personal Cipher Card Corporation, or PC3, pursuant to a license agreement that terminates on July 5, 2005. If PC3 terminates the license it granted us, we may not be able to provide our products to our customers and we expect that it may take up to six months to provide an adequate alternative.

IF WE FAIL TO HIRE, TRAIN AND RETAIN QUALIFIED RESEARCH AND DEVELOPMENT PERSONNEL, OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS, DEVELOP NEW PRODUCTS AND COMPETE SUCCESSFULLY MAY BE MATERIALLY AND ADVERSELY AFFECTED.

     Our success depends in part on our ability to hire, train and retain qualified research and development personnel. Individuals who have expertise in research and development in our industry are scarce. Competition for such personnel is intense in the electronics industry, particularly in Israel, and therefore hiring, training and retaining such personnel is both time consuming and expensive. In addition, it may be difficult to attract qualified personnel to Rosh Pina, which is in the North of Israel. While substantially all of our employees are subject to non-compete agreements, these agreements may be difficult to enforce as the result of new Israeli case law which limits the scope of employee non-competition undertakings and may make them unenforceable in Israeli courts. If we fail to hire, train and retain employees with skills in research and development, we may not be able to enhance our existing products or develop new products.

OUR ABILITY TO COMPETE DEPENDS ON OUR CONTINUING RIGHT TO USE, AND OUR ABILITY TO PROTECT, OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success and ability to compete depend in large part on using our intellectual property and proprietary rights to protect our technology and products. We rely on a combination of patent, trademark, copyright and trade secret law, as well as confidentiality agreements and other contractual relationships with our employees, affiliates, distributors and others.

     We currently have patents in the United States, Israel and other countries covering some of our technology and have pending applications in the United States, Europe, Israel and elsewhere which have not yet resulted in granted patents. We cannot be certain that patents will be issued with respect to any of our pending or future patent applications or that the scope of our existing patents, or any future patents that are issued to us, will provide us with adequate protection for our technology and products. Others may challenge our patents or registered trademarks. We do not know whether any of them will be upheld as valid or will be enforceable against alleged infringers and thus we do not know whether they will enable us to prevent or hinder the development of competing products or technologies. Moreover, patents provide legal protection only in the countries where they are registered and the extent of the protection granted by patents varies from country to country.

     The measures we have taken to protect our technology and products may not be sufficient to prevent their misappropriation by third parties or independent development by others of similar technologies or products. Competitors may also develop competing technology by designing around our patents and will then be able to manufacture and sell products which compete directly with ours. In that case, our business and operating results would be harmed.

     In order to protect our technology and products and enforce our patents and other proprietary rights, we may need to initiate litigation against third parties or defend opposition proceedings before the European Patent Office or prosecute interference proceedings before the U.S. Patent and Trademark Office. These legal and administrative proceedings could be expensive and occupy significant management time and resources. Our European patent covering contactless transmission of power and data between a microprocessor and a reader was revoked as the result of a third party opposing our patent. Currently, this patent is the subject of an appeal proceeding before the European Patent Office. If our appeal is not successful, we will lose our European patent and therefore the right to prevent others in Europe from using the technology covered by the patent. Furthermore, a successful opposition to our patent could provide a basis for our competitors to claim that our patents in other jurisdictions covering this technology are invalid. See "Business--Proprietary Technologies."

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     It is not possible to know with certainty that the manufacture and sale of our products do not or will not infringe patents or other intellectual property rights owned by third parties. There may, for example, be patent applications pending at the moment, which when granted, may cover products that we have just developed or are developing. In certain other jurisdictions there is no publication of the subject matter of patents until the patents are issued. Third parties may from time to time claim that our current or future products infringe their patent or other intellectual property rights. In addition, if third parties claim that our customers are violating their intellectual property rights, our customers may seek indemnification from us, which could be costly, or may terminate their relationships with us. Our products depend on operating systems licensed to us and we may also be subject to claims by third parties that our use of these operating systems infringes their intellectual property rights. Any intellectual property claim could involve time-consuming and disruptive litigation and, if determined adversely to us, could prevent us from making or selling our products, subject us to substantial monetary damages or require us to seek licenses.

     Intellectual property rights litigation is complex and costly, and we cannot be sure of the outcome of any such litigation. Even if we prevail, the cost of such litigation could harm our results of operations. In addition, such litigation is time consuming and could divert our management's attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products and solutions, expend significant resources to develop non-infringing technology or obtain licenses on unfavorable terms. Licenses may not be available to us on acceptable terms or at all. In addition, some licenses are non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or cannot design around any third party patents or otherwise avoid infringements, we may be unable to sell some of our products.

WE HAVE EXPERIENCED RAPID GROWTH IN OUR BUSINESS. OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HARM OUR BUSINESS.


     Over the last five years, our business has grown rapidly, with our revenues increasing from $2.1 million for the year ended December 31, 1997 to $20.9 million for the year ended December 31, 2001. Our revenues for the three months ended March 31, 2002 were $4.4 million. In addition, the number of our employees, including those of our subsidiaries, has increased substantially from 40 as of December 31, 1997 to 224 as of March 31, 2002. In addition, as of March 31, 2002, our joint venture, e-Smart, had 21 employees. Management of our growth in the past has placed, and our anticipated growth in the future will place, a significant strain on our management, systems and resources. We expect that we will need to continue to improve our operational and financial control systems, as well as increase our research and development, testing services and sales and marketing capabilities, all of which could place a significant strain on our management and financial resources. Failure to maintain adequate operating, management and financial control systems, or to expand and upgrade those systems, or any difficulties encountered with those systems would adversely affect our business, financial condition and results of operations. If we are unable to manage growth effectively, our business would be harmed.


THE LOSS OF THE SERVICES OF OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ODED BASHAN, COULD SERIOUSLY HARM OUR BUSINESS.

     Our success depends, in part, on the continued service of Oded Bashan, our Chairman, President and Chief Executive Officer. Mr. Bashan is one of our founders and has developed our business and technology strategy since our inception. The loss of services of Mr. Bashan could disrupt our operations and harm our business.


IN THE PAST 30 MONTHS WE HAVE ACQUIRED THREE COMPANIES OR GROUPS OF COMPANIES AND WE INTEND TO CONTINUE TO PURSUE STRATEGIC ACQUISITIONS IN THE FUTURE. THE FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES AND BUSINESSES OR TO ACQUIRE NEW COMPANIES AND BUSINESSES MAY HARM OUR FINANCIAL PERFORMANCE AND GROWTH.



     In the past 30 months we have acquired City Smart, a systems integrator in Hong Kong, SoftChip, an Israeli designer of microprocessors and operating systems for smart cards, and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. These and future acquisitions could result in:


     * Difficulties in integrating our operations, technologies, products and services with those of the acquired companies. For example, we cannot be sure if the InterCard group's current customer base will upgrade their systems to incorporate our products.

     * Difficulty in integrating operations spread across significant geographic distances as our three acquisitions were made in three continents.

     * Diversion of our capital and our management's attention away from other business issues.

     * Potential loss of key employees and customers of companies we acquire.

     * Increased liabilities as a result of liabilities of the companies we acquire.

     * Dilution of your shareholding in the event we acquire companies in exchange for our shares. All three of our recent acquisitions were made through the issuance of our ordinary shares.

     We may not successfully integrate any technologies, manufacturing facilities or distribution channels that we have or may acquire and we cannot assure you that any of our recent acquisitions will be successful. In addition, if we do not acquire new companies and businesses in the future, we may not be able to grow our business as expected. If any of our recent or future acquisitions are not successful, our financial performance and business may be adversely affected.

WE ARE SUSCEPTIBLE TO CHANGES IN INTERNATIONAL MARKETS AND DIFFICULTIES WITH INTERNATIONAL OPERATIONS COULD HARM OUR BUSINESS.


     Over the last five years and three months we have derived revenues from different geographical areas. The following table sets forth our sales in different geographical areas as a percentage of revenues:

                                                               FAR       NORTH      SOUTH
                                        AFRICA     EUROPE      EAST     AMERICA    AMERICA     ISRAEL
                                       --------   --------   --------   --------   --------   --------
1997.................................     35%        15%        27%         8%         0%        15%
1998.................................     25         21         45          4          0          5
1999.................................     13         13         27         43          2          2
2000.................................      7         53         18         19          1          2
2001.................................      6         68         14          8          1          3
THREE MONTHS PERIOD ENDED
  MARCH 31, 2002.....................      8         67         14          5          0          6

     Our ability to maintain our position in existing, and penetrate new, regional and local markets is dependent, in part, on the stability of regional and local economies. For example, we believe that the substantial decline in our sales in the Far East from 1998 to 1999 was mainly due to the financial crisis suffered by the Asian countries in 1998. Our regional sales may continue to fluctuate widely and may be adversely impacted by future political or economic instability in these or other foreign countries or regions.

     In addition, there are certain inherent risks in these international operations which include:

     * Changes in regulatory requirements and communications standards;

     * Required licenses, tariffs and other trade barriers;

     * Difficulties in enforcing intellectual property rights across, or having to litigate disputes in, various jurisdictions;

     * Difficulties in staffing and managing international operations;

     * Potentially adverse tax consequences; and

     * The burden of complying with a wide variety of complex laws and treaties in various jurisdictions.

     If we are unable to manage the risks associated with our focus on international sales, our business may be harmed.

BECAUSE THE MAJORITY OF OUR REVENUES ARE GENERATED IN DOLLARS, WHILE A PORTION OF OUR EXPENSES ARE INCURRED IN OTHER CURRENCIES, PRINCIPALLY SHEKELS AND EUROS, CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We generate the majority of our revenues in dollars but incur some of our expenses in other currencies, principally some of our employees' salaries in Shekels and the majority of the expenses of the InterCard group in Euros. If the value of a currency in which our revenues are denominated weakens against the value of a currency in which our expenses are denominated, there will be a negative impact on the profit margin for sales of our products. For example, if the dollar cost of our Shekel expenditures increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the Shekel. However, these measures may not adequately protect us from material adverse effects due to the impact of currency fluctuations. In addition, if we wish to maintain the dollar-denominated value of our products in non-U.S. markets, such as Europe, devaluation in the local currencies of our customers relative to the dollar could cause our customers to cancel or decrease orders or default on payment.

WE MAY HAVE TO ADAPT OUR PRODUCTS IN ORDER TO INTEGRATE THEM INTO OUR CUSTOMERS' SYSTEMS OR IF NEW GOVERNMENT REGULATIONS OR INDUSTRY STANDARDS ARE ADOPTED OR CURRENT REGULATIONS OR STANDARDS ARE CHANGED.

     Some of our products are subject to mandatory government regulation in the countries in which they are used. For example, card readers that are used in the United States require certification of compliance with regulations of the Federal Communications Commission and in Europe of compliance with regulations of European Telecommunications Standards Institute regarding emission limits of radio frequency devices. In addition, governmental certification for the systems into which our products are integrated may be required. The International Standards Organization is in the process of approving industry standards regulating the transfer of data between contactless smart cards and a reader. If there is a change to government regulations or industry standards, we may have to make significant modifications to our products and, as a result, could incur significant costs and may be unable to deploy our products in a timely manner.

     In addition, prior to purchasing our products, some customers may require us to receive certification that our products can be integrated successfully into their systems or comply with applicable regulations. Receipt of these certifications may not occur in a timely manner or at all. In some cases, in order for our products, or for the system into which they are integrated, to be certified, we may have to make significant product modifications. Failure to become so certified could render us unable to deploy our products in a timely manner or at all.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT WE FIND ONLY AFTER DEPLOYMENT, WHICH COULD HARM OUR REPUTATION, RESULT IN LOSS OF CUSTOMERS AND REVENUES AND SUBJECT US TO PRODUCT LIABILITY CLAIMS.

     Our products are highly technical and deployed as part of large and complex projects. Because of the nature of our products, they can only be fully tested when fully deployed. For example, the testing of our parking payment product required distribution of sample parking payment cards to drivers, installation of electronic kiosks at which a card holder can increase the balance on his or her card, linking the kiosks to financial and parking databases, collecting data through handheld terminals, processing of data that is collected by the system, compilation of reports and clearing the parking transactions. Any defects in our products could result in:

     * Harm to our reputation;

     * Loss of, or delay in, revenues;

     * Loss of customers and market share;

     * Failure to attract new customers or achieve market acceptance for our products; and

     * Unexpected expenses to remedy errors.

     In addition, we could be exposed to potential product liability claims. While we currently maintain product liability insurance, we cannot assure you that this insurance will be sufficient to cover any successful product liability claim. Any product liability claim could result in changes to our insurance policies, such as premium increases or the imposition of a large deductible or co-insurance requirements. Any product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves, which would harm our business. Furthermore, the assertion of product liability claims, regardless of the merits underlying the claim, could result in substantial costs to us, divert management's attention away from our operations and damage our reputation.

CURRENT TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our ordinary shares trade, the markets in which we operate, our operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or

Israel, or against American or Israeli businesses. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of our supplies and products more difficult and/or expensive and ultimately affect the sales of our products. Also, as a result of terrorism, the United States and other countries may enter into an armed conflict that could have a further impact on our sales, profitability, supply chain, production capability and ability to deliver product and services to customers.

                         RISKS RELATED TO THIS OFFERING

OUR SHARE PRICE HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE.


     The market price of our ordinary shares has experienced significant fluctuations and may continue to fluctuate significantly. For example, according to the Deutsche Borse, following the initial public offering of our ordinary shares on the Neuer Markt of the Frankfurt Stock Exchange, our share price fell from euro 8.50 at the date of the offering to euro 4.96 on December 3, 1999, before rising to euro 33.40 on February 28, 2000 and falling to euro 0.78 on April 11, 2002. See "Price Range of our Shares." The market price of our ordinary shares may be significantly affected by factors such as the announcements of new products or product enhancements by us or our competitors, technological innovations by us or our competitors or quarterly variations in our results of operations. In addition, while we cannot assure you that any securities analysts will continue to maintain research coverage of our company and our ordinary shares, any statements or changes in estimates by analysts covering our shares or relating to the smart card industry could result in an immediate and adverse effect on the market price of our shares. Further, we cannot predict the effect, if any, that market sales of ordinary shares or the availability of ordinary shares for sale will have on the market price of the ordinary shares prevailing from time to time. Sales of a substantial number of ordinary shares in the public market following this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our ordinary shares.



     The Deutsche Borse may remove our ordinary shares from listing if insolvency proceedings have been commenced against us, or such proceedings have been dismissed on the grounds of insufficient assets, if we breach our obligations under the regulations of the Neuer Markt, if an orderly trading on the Neuer Markt appears to be not ensured anymore or if Deutsche Borse determines it is necessary for the protection of investors. If such circumstances should ever occur, your ability to sell our ordinary shares will be significantly reduced and the value of your investment will decrease accordingly.



     In addition, the Deutsche Borse recently issued new quantitative and qualitative criteria to avoid "penny stocks" which must be met in order to maintain the listing of our ordinary shares on the Neuer Markt. After such criteria for the exclusion of penny stock companies have been declared unenforceable by several court decisions, including the Higher Regional Court of Frankfurt am Main, Deutsche Borse AG announced on April 25, 2002, that it will refrain from enforcement of the criteria regarding expulsion of penny stock companies from Neuer Markt for the time being.



     For our ordinary shares to be listed and to continue to be quoted on the Nasdaq Small Cap Market, Nasdaq requires both our company and ordinary shares to meet the quantitative maintenance criteria set forth in Rule 4450 of its Marketplace Rules.



     If the bid price of our ordinary shares falls below $4.00 and we fail to maintain our Nasdaq listing, our ordinary shares may be a "penny stock" for the purposes of the Securities Exchange Act of 1934. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations. The additional obligations include disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers making transactions in penny stocks are subject to additional sales practice requirements under the Exchange

Act. These additional requirements include making inquiries into the suitability of penny stock investments for each customer or obtaining the prior written agreement of the customer for the penny stock purchase. Because of these additional obligations, some brokers will not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our ordinary shares and your ability to sell our ordinary shares.


     In addition, Nasdaq may remove our ordinary shares from quotation if we file for bankruptcy protection, our accountants include a disclaimer in our audited financial statements or if Nasdaq determines it is necessary for the protection of investors. If such circumstances should ever occur, your ability to sell our ordinary shares will be significantly reduced and the value of your investment will decrease accordingly. In addition, in those circumstances our ordinary shares may also cease to be marginable for the purposes of the Federal Reserve Board's margin regulations.


     Trading in shares of companies listed on the Nasdaq Small Cap and the Neuer Markt of the Frankfurt Stock Exchange in general and trading in shares of technology companies in particular has been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating performance. These factors may depress the market price of our ordinary shares, regardless of our actual operating performance.


     Securities class action litigation has also often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation that could result in substantial costs and diversion of our management's attention and resources.

OUR SHARE PRICE COULD BE ADVERSELY AFFECTED BY FUTURE SALES OF OUR ORDINARY SHARES.


     Upon completion of this offering we will have 2,764,420 ordinary shares outstanding, after giving effect to the reverse stock split and the issuance of bonus shares. All of the ordinary shares in this offering will be freely tradeable. Additional shares may be sold in the public market to the extent that the sales are registered under the Securities Act of 1933, as amended, or exempt from registration. In addition, as of March 31, 2002, options to purchase 1,696,518 of our ordinary shares were outstanding, subject to vesting schedules. The market price of our ordinary shares could drop as a result of sales of substantial amounts of our ordinary shares in the public market following this offering or the perception that such sales may occur. These factors could also make it more difficult to raise additional funds through future offerings of our ordinary shares or other securities. See "Shares Eligible for Future Sale" for more detailed information regarding the number of shares that will be eligible for sale in the public market immediately following this offering and subsequently.


WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We do not anticipate paying cash dividends in the foreseeable future. We have never declared or paid cash dividends. We intend to retain all future earnings to fund the development of our business. In addition, because we have received benefits under Israeli law for our "Approved Enterprises," payment of a cash dividend may create additional tax liabilities for us. See "Taxation" and "Dividend Policy."

OUR SHAREHOLDERS COULD EXPERIENCE DILUTION OF THEIR OWNERSHIP INTEREST IF WE ISSUE MORE SHARES THAT ARE PURCHASED BY THIRD PARTIES.

     Under Israeli law, shareholders in public companies such as us do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. As a result, our shareholders could experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties.

OUR CONCENTRATION OF SHARE OWNERSHIP WILL LIMIT YOUR ABILITY TO INFLUENCE OR CONTROL CORPORATE ACTIONS.



     A significant percentage of our outstanding capital stock is held by a small number of affiliates. If these shareholders act together, they will have the ability significantly to influence, if not control, the election of directors and the outcome of all corporate actions requiring shareholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control of us, which in turn could reduce the market price of our ordinary shares.


                            RISKS RELATED TO ISRAEL

CONDITIONS IN ISRAEL MAY HARM OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT OUR SHARE PRICE.

     Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts remains uncertain. In addition, since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, primarily in the West Bank and Gaza Strip. During 2002, violence has intensified between Palestinians and Israelis and Israel has undertaken military actions in the West Bank and the Gaza Strip. The future effect of the substantial deterioration and the ongoing violence between Israel and the Palestinians is unknown. The ongoing violence between Israel and the Palestinians or any future armed conflicts, political instability or continued violence in the region would likely have a negative effect on our business condition, harm our results of operations and adversely affect the share price of publicly traded Israeli companies such as us. In addition, Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Furthermore, several countries still restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries. These restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF KEY PERSONNEL TO PERFORM ISRAELI MILITARY SERVICE.

     Some of our executive officers and employees must perform annual military reserve duty in Israel and may be called to active duty at any time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or other key employees due to military service. Any disruption to our operations would harm our business.

THE ISRAELI GOVERNMENT PROGRAMS AND TAX BENEFITS IN WHICH WE CURRENTLY PARTICIPATE OR WHICH WE CURRENTLY RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS OR TAXES.


     We are entitled to tax benefits under Israeli government programs, largely as a result of the approved enterprise status granted to $3.5 million of our capital investment programs by the Israeli Ministry of Industry and Trade. Taxable income derived from each program is tax exempt for a period of ten years beginning in the year in which the program first generates taxable income. Without such benefits our taxable income would be taxed at a rate of 36%. To maintain our eligibility for these tax benefits, we must continue to meet conditions, including making specified investments in fixed assets, 30% of which must be from paid-in capital. We cannot assure you that we will continue to receive these tax benefits at the same rate or at all. From time to time, we submit requests for expansion of our approved enterprise programs. These requests might not be approved. The termination or reduction of these programs and tax benefits could increase our taxes and have a material adverse effect on our business. We received grants of $524,000 in 1997, $474,000 in 1998, $645,000 in 1999, $1,031,000 in 2000, $599,000 in 2001 and $206,000 in the three months ended March 31, 2002, from the Office of the Chief Scientist to fund our research and development activities. This funding could be diminished or eliminated in the future.


IT MAY BE DIFFICULT TO ENFORCE A UNITED STATES JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS OR TO ASSERT UNITED STATES SECURITIES LAW CLAIMS IN ISRAEL.

     We are incorporated in Israel. Most of our executive officers and directors and the Israeli experts named in this prospectus reside outside of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment based upon the civil liability provisions of the United States federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these person in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel. See "Enforcement of Civil Liabilities."

     We have appointed OTI America, Inc., our United States subsidiary, as our agent to receive service of process in any action against us arising out of this offering. We have not given our consent for our agent to accept service of process in connection with any other claim and it may therefore be difficult for an investor to effect service of process against us or any of our non-United States officers, directors and experts relating to any other claims. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE UNDESIRABLE AN ACQUISITION OF ALL OR A SIGNIFICANT PORTION OF OUR SHARES OR ASSETS.

     Israeli corporate law regulates acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders. See "Description of Ordinary Shares--Anti-Takeover Provisions under Israeli Law."

THE NEW ISRAELI COMPANIES LAW MAY CAUSE UNCERTAINTIES REGARDING CORPORATE GOVERNANCE.

     The new Israeli Companies Law, which became effective on February 1, 2000, has resulted in significant changes to Israeli corporate law. Under this new law, uncertainties may arise regarding corporate governance in some areas. For example, uncertainties exist regarding the scope of duty of shareholders to act in a "fair way towards the company" in certain circumstances. These uncertainties and others could exist until this new law has been adequately interpreted, and these uncertainties could inhibit takeover attempts or other transactions and inhibit other corporate decisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                               AND INDUSTRY DATA

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

     Words such as "believe," "anticipate," "expect," "intend," "seek," "will," "plan," "could," "may," "project," "goal," "target" and similar expressions often identify forward-looking statements but are not the only way we identify these statements.

     These forward-looking statements involve risks, uncertainties, assumptions and other factors that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include the risk factors described in "Risk Factors" above and other factors discussed elsewhere in this prospectus.

     Many of these factors are beyond our ability to control or predict. You should not assume that forecasts and anticipated events will occur, or that our expectations and plans will not change. We do not have any intention to update forward-looking statements after we distribute this prospectus unless we are required to do so under U.S. federal securities laws or other applicable laws.

                                USE OF PROCEEDS


     Although the amount of the proceeds is not determinable at this time, all such proceeds will be used for marketing and research and development costs. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our ordinary shares or other securities. We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

                           PRICE RANGE OF OUR SHARES

     Prior to this offering, there has been no public market for our shares in the United States. Our shares have been quoted on the Neuer Markt of the Frankfurt Stock Exchange since August 31, 1999. The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in Euros as reported on the Neuer Markt of the Frankfurt Stock Exchange. It also shows, for the periods indicated, the high and low closing prices of our ordinary shares expressed in U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. See the discussion below for the exchange rates applicable during the periods set forth below.

                                                                      PER                   PER
                                                                  SHARE EURO              SHARE $
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
1999
Third quarter (from August 31, 1999)........................    7.78       5.10       8.20       5.36
Fourth quarter..............................................    7.10       4.95       7.20       4.96
2000
First quarter...............................................   33.40       6.47      32.21       6.64
Second quarter..............................................   22.00      14.95      20.06      14.42
Third quarter...............................................   19.35       8.60      18.02       7.59
Fourth quarter..............................................   10.25       3.25       9.02       6.04
2001
First quarter...............................................    7.75       3.14       7.38       2.98
Second quarter..............................................    4.04       2.40       3.56       2.07
Third quarter...............................................    2.57       0.85       2.25       0.74
Fourth quarter..............................................    2.31       1.22       2.09       1.08
2002
First quarter...............................................    1.45       1.04       1.28       0.91
Second quarter (through June 13, 2002)......................    1.14       0.78       1.07       0.69


     A recent reported last sale price of our ordinary shares on the Neuer Markt of the Frankfurt Stock Exchange is set forth on the cover page of this prospectus. Our ordinary shares, to the extent they are admitted to the Neuer Markt, are represented by global share certificates registered in the name of Clearstream Banking AG. As a result, we do not know the number of our outstanding ordinary shares held in the United States or the number of holders of our ordinary shares who reside in the United States.


     The following table sets forth, for the periods and dates indicated, information concerning the noon buying rate for the Euro, expresses in Euros per dollar.

                                                            AVERAGE                          PERIOD-
                                                            RATE(1)      HIGH       LOW      END RATE
                                                            --------   --------   --------   --------
1999......................................................    .9455      .9984      .8466      .9930
2000......................................................   1.0860     1.2090      .9675     1.0650
2001......................................................   1.1173     1.2346     1.0488     1.1235
2002 (through June 13, 2002)..............................   1.1221     1.1636     1.0556     1.0556

------------------------------
(1) The average daily noon buying rate from the Federal Reserve Bank of New
    York.

                  CONSOLIDATION OF THE COMPANY'S SHARE CAPITAL


     On June 14, 2002 our shareholders assembly adopted a special resolution to consolidate the Company's share capital at a rate of 10:1 (reverse share split), namely, each existing ten (10) registered ordinary shares NIS 0.01 par value were converted into one (1) registered ordinary share NIS 0.1 par value. Our shareholders assembly further resolved that our Board of Directors will determine when the consolidation will become effective. Our board of directors resolved that the reverse share split will become effective on June 27, 2002, prior to the effective date of this prospectus.


     Pursuant to the consolidation of the Company's share capital, each ten (10) of the Company's outstanding ordinary shares NIS 0.1 par value owned by a shareholder (referred to as "Old Shares") have been converted into one (1) ordinary share NIS 0.1 par value (referred to as "New Shares"). The number of Old Shares for which each New Share was converted into (i.e., 10) is referred to as the "exchange number". The consolidation of the Company's share capital took place simultaneously for all ordinary shares and the exchange number is the same for all ordinary shares.

     The last date in which our ordinary shares were traded on the Neuer Markt
before the consolidation of the Company's share capital was June   , 2002. As of
June   , 2002, following the consolidation of the Company's share capital, our ordinary shares are traded on the Neuer Markt.


     On June 14, 2002, our Board of Directors resolved that each option to purchase the Company's Old Shares shall be adjusted as follows: The number of New Shares underlying an option shall equal the number of Old Shares underlying such option divided by the exchange number; and, the exercise price of each New Share underlying such option shall be multiplied by the exchange number.



     We expect the reverse split to effect an increase in the share price of the ordinary shares to meet listing requirements of the Neuer Markt and Nasdaq.


                            ISSUANCE OF BONUS SHARES

     On June 14, 2002, in order to enable our Board to issue bonus shares, our
shareholders assembly determined that the sum of up to NIS       that was
defined in our financial statements as premium on shares shall be transferred and re-classified as share capital.



     On June 14, 2002 our Board of Directors approved the issuance of bonus shares to all shareholders of the Company and such issuance will be completed prior to the effective date of this prospectus. Each holder of two ordinary shares of NIS 0.1 par value will be granted one ordinary share NIS 0.1 par
value, for no consideration. In total,      ordinary shares NIS 0.1 par value
will be issued as bonus shares. Each option for ordinary shares will entitle the holder thereof, upon exercise of the option, to receive one bonus share for each two ordinary shares purchased upon exercise of the option.



     The goal of the bonus share issuance is to reward our existing shareholders with additional ownership as we seek additional trading markets for our shares.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2002*:



     * on an actual basis;


     You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                MARCH 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Cash and cash equivalents...................................     $  3,866
                                                                 ========
Current portion of long-term loans..........................     $  1,462
                                                                 ========
Long-term loans (excluding current portion).................     $  4,715
Shareholders' equity
     Ordinary shares, NIS 0.01 par value per share;
     7,500,000 shares
       authorized; 2,364,420 shares issued and outstanding
        actual;
          shares issued and outstanding as adjusted.........           47
  Additional paid-in capital................................       44,917
  Deferred compensation.....................................         (499)
  Other comprehensive income--currency translation
     adjustments............................................           34
  Accumulated deficit.......................................      (29,929)
                                                                 --------
Total shareholders' equity..................................       14,570
                                                                 --------
  Total capitalization......................................     $ 19,285
                                                                 ========


* The following capitalization table reflects the Company's capitalization including the reverse stock split and issuance of bonus shares as described in note 13A of the consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States and audited by Luboshitz Kasierer, Arthur Andersen, independent certified public accountants in Israel. Their report appears elsewhere in this prospectus. The consolidated statements of operations data for the three months ended March 31, 2001 and 2002 and the consolidated balance sheet as of March 31, 2002 are derived from our unaudited consolidated interim financial statements which are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 are derived from our audited consolidated financial statements which are not included in this prospectus. Our consolidated statement of operations for the year ended December 31, 2000 includes the operating results of SoftChip Technologies (3000) Ltd. and SoftChip Israel Ltd. from January 1, 2000 and InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic from May 1, 2000, both of which acquisitions were accounted for on a purchase basis. Our December 1999 acquisition of City Smart Ltd. was accounted for under the pooling of interests method of accounting. Therefore our consolidated statement of operations for the years ended December 31, 1997, 1998 and 1999 includes the results of City Smart Ltd. since its establishment in February 1996.

                                                                                                            THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                      --------------------------------------------------------------      -----------------------
                                         1997         1998         1999         2000         2001            2001         2002
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Products.........................   $    2,034   $    3,175   $    3,892   $   13,389   $   18,217      $    3,719   $    3,588
  Non-recurring engineering........           97          295        1,405          590          500              --          305
  Licensing and transaction fees...           --          400           86        1,095        1,527             302          410
  Customer service and technical
    support........................           --           --           --          428          676              49          118
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Total revenues.....................        2,131        3,870        5,383       15,502       20,920           4,070        4,421
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Cost of revenues:
  Products.........................        1,109        2,032        2,122        7,031       10,727           2,097        2,109
  Non-recurring engineering........           49           88           73           89           20              --           50
  Licensing and transaction fees...           --           --           --           --           --              --           --
  Customer service and technical
    support........................           --           --           --          332          491              33           67
Total cost of revenues.............        1,158        2,120        2,195        7,452       11,238           2,130        2,226
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Gross profit...................          973        1,750        3,188        8,050        9,682           1,940        2,195
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
Operating expenses:
  Research and development.........        1,513        1,282        2,101        4,913        6,737           1,935        1,242
  Less-participation by the Office
    of the Chief Scientist.........          524          474          645        1,031          599              --          206
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
  Research and development, net....          989          808        1,456        3,882        6,138           1,935        1,036
  Marketing and selling............        1,311        1,905        2,066        7,437        6,592           1,778          974
  General and administrative.......        1,555        1,916        1,839        3,755        5,159           1,617        1,193
  Amortization of intangible
    assets.........................           --           --           --          465        1,112             278           20
  Other expenses, net..............           --           --           --          599          340              --           --
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Total operating expenses.......        3,855        4,629        5,361       16,138       19,341           5,608        3,223
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Operating loss.................       (2,882)      (2,879)      (2,173)      (8,088)      (9,659)         (3,668)      (1,028)
Interest on convertible loan.......           --           --         (250)          --           --              --           --
Financing income...................          343          208          459        1,300          520             281          381
Financing expenses.................         (197)        (184)        (141)        (491)        (471)           (151)        (240)
Other income (expenses), net.......           --           --           --           --       (1,081)            500          (22)
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Loss before income taxes.......       (2,736)      (2,855)      (2,105)      (7,279)     (10,691)         (3,038)        (909)
Tax benefit (taxes on income)......           34           10          (82)          58           47             (25)         (22)
Minority interest..................           --           --           81          250           37             (11)         (19)
Equity in losses of an affiliated
  company..........................           --          (22)          (2)        (754)      (1,290)           (642)        (287)
                                      ----------   ----------   ----------   ----------   ----------      ----------   ----------
    Net loss.......................   $   (2,702)  $   (2,867)  $   (2,108)  $   (7,725)  $  (11,897)     $   (3,716)  $   (1,237)
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========
Basic and diluted net loss per
  share(1).........................   $    (1.74)  $    (1.82)  $    (1.17)  $    (3.48)  $    (5.11)     $    (1.56)  $    (0.52)
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========
Weighted average number of shares
  used in calculation of basic and
  diluted net loss
  per share(1)(2)..................    1,556,664    1,572,859    1,806,977    2,220,741    2,326,599       2,382,020    2,364,420
                                      ==========   ==========   ==========   ==========   ==========      ==========   ==========

                                                                AS OF DECEMBER 31                     AS OF MARCH 31, 2002
                                               ----------------------------------------------------   --------------------
                                                 1997       1998       1999       2000       2001            ACTUAL
                                               --------   --------   --------   --------   --------   --------------------
                                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....................    1,499      2,035     16,315     15,598      6,030          $ 3,866
Total current assets.........................    5,374      6,108     33,423     29,571     17,048           15,030
Total assets.................................    6,803      7,976     35,681     38,580     30,463           28,438
Total liabilities............................    2,308      5,974      7,368     13,859     14,789           13,868
Long term loans, net of current maturities...      260      1,938      1,321      2,463      4,751            4,715
Total shareholders' equity...................    4,495      2,002     28,313     24,721     15,674           14,570

------------------

(1) Share and per share data have been adjusted to reflect a ten to one reverse share split and the issuance of bonus shares in a ratio of one share for every two shares held (subsequent to the reverse share split)--see Note 13A of the consolidated financial statements.



(2) See note 2L of the consolidated financial statements for an explanation of the methods used to determine the number of shares used in computing net loss per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to those differences include those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We design, develop and sell contactless microprocessor-based smart card products. Our headquarters and research and development activities are in Israel, our sales and marketing efforts are directed from Cupertino, California, with additional sales and support offices in Europe, South Africa and Asia, and our packaging, assembly and manufacturing facilities are in Israel and Germany.

     Since our incorporation in 1990, we have focused on the development of our core technologies and our products based on our EYECON platform. In 1993, we began selling our campus system to kibbutzim, which are self-contained communities found only in Israel. Over time, our customer base for campus systems increased from two kibbutzim in 1993 to over 40 kibbutzim in 2000. In 1995, we began selling our gasoline management system, which we refer to as GMS, which has since been installed in over 700 gas stations in South Africa, Ecuador and Turkey. In 1998, we were awarded a contract for an electronic parking payment system, which we refer to as EasyPark, in Israel. We began to deploy EasyPark in 2000 and completed deployment of the system in June 2001. In 1999, we began selling to VeriFone our OTI FAST product, which, once integrated into VeriFone's products, enables drivers to pay for gasoline at the pump, to pay for other services and products at the gas station and to receive loyalty points for these purchases.

     Acquisitions and joint ventures have been a key component of our growth strategy. On December 30, 1999, we acquired City Smart Ltd., a Hong Kong systems integrator. On January 28, 2000, we acquired SoftChip Technologies (3000) Ltd., which we refer to as SoftChip, an Israeli designer of microprocessors and operating systems for smart cards. In June 2000, we acquired a 51% interest in InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. In January 2001, we acquired the remaining 49% of the InterCard group. In February 2000, we formed a joint venture, e-Smart, with a subsidiary of Cheung Kong Infrastructure, for the sale of our products and systems in the Asia Pacific region. During the first quarter of 2001, the operations of City Smart were transferred to e-Smart. Our results of operations for the year ended December 31, 2000 include the operating results of SoftChip from January 1, 2000 and the InterCard group from May 1, 2000, both of which were accounted for on a purchase basis. For this reason, it may be difficult to compare our recent operating results with our operating results from previous years. For example, for the year ended December 31, 2000, revenues from the InterCard group accounted for 49% of our total revenues. Our December 1999 acquisition of City Smart was accounted for under the pooling of interests method of accounting. Therefore, our results of operations from 1997, 1998 and 1999 have been revised to include the results of City Smart's operations since its establishment in February 1996.

     The majority of our revenues are generated in dollars or are dollar-linked, and the majority of our expenses are incurred in dollars and, as a result, we use the dollar as our functional currency. The functional currency of the InterCard group is the Euro and the functional currency of our 50%-owned joint venture, e-Smart, is the Hong Kong dollar. Our consolidated financial statements included elsewhere in this prospectus are prepared in dollars and in accordance with accounting principles generally accepted in the United States.

     Revenues


     We have experienced rapid revenue growth during the last five years. Our revenues grew from $2.1 million in the year ended December 31, 1997 to $20.9 million in the year ended December 31, 2001. For the three months ended March 31, 2002 our revenues increased 9% to $4.4 million from $4.1 million for the three months ended March 31, 2001.


     We derive revenues from product sales, nonrecurring engineering, customer services and technical support, and licensing and transaction fees.


     Products. To date, our product sales have consisted primarily of sales of GMS and our campus system. In 1999, we started to derive revenues from sales of customized products, including smart cards, readers and related equipment, for use in the retail petroleum and trucking industries. Additionally, since May 2000, we have derived revenues of $12.6 million from sales by our subsidiary, InterCard GmbH Kartensysteme, of card products based on other technologies and $11.5 million from sales by our subsidiary, InterCard GmbH Systemelectronics, of products for use in the transportation industry.



     Nonrecurring engineering. Nonrecurring engineering revenues consist of payments for the adaptation of our products to the requirements of a specific customer. We receive payments for nonrecurring engineering regardless of whether our customers ultimately purchase the customized product. Revenues from nonrecurring engineering have varied widely from period to period. For example, in 1999 nonrecurring engineering accounted for 26% of our revenues, but accounted for only 4% of our revenues for the year ended December 31, 2000, 3% of our revenues for the year ended December 31, 2001 and 7% of our revenues for the three months ended March 31, 2002. Revenues from nonrecurring engineering fluctuate because not all projects that we undertake require customization of our products and those that do require varying degrees of customization.


     Customer services and technical support. Customer services and technical support consist of fees paid by purchasers of our products for ongoing customer services and technical support. To date, we have derived only limited fees for customer services and technical support because we only commenced providing these services in 2000.

     Licensing and transaction fees. Licensing fees include one-time and periodic payments for manufacturing or distribution rights for our products. These rights have been granted to select customers and the terms and fees are negotiated on a case by case basis. As a result, licensing fees fluctuate. Transaction fees are paid by customers based on the volume of transactions effected in systems that contain our products. We began receiving a small amount of transaction fees in the third quarter of 2000.


     We currently derive our revenues primarily from sales of our products. Revenues from product sales accounted for 87% of our total revenues for the year ended December 31, 2001 and 81% for the three months ended March 31, 2002.



     Customers and customer concentration. To date, we have derived the majority of our revenues from a small number of customers and expect to continue to do so in the future. For the three months ended March 31, 2002, we derived 7% of our revenues from China integrated circuit design center and 6% of our revenues from e-Smart. The revenues attributable to e-Smart for this period include a $258,000 fee for exclusive distribution rights that we granted to e-Smart. For the three months ended March 31, 2001, we derived 15% of our revenues from e-smart.


     Revenues from our customers have fluctuated substantially from period to period in part because sales of our products sometimes involve a one-time payment for nonrecurring engineering followed by an initial bulk sale of tangible products, with lower revenues generated from repeat sales of components and services in following years.

     In November of 2001, the Company was notified by P-Card of the termination of the purchase agreement with the Company. The Company fulfilled all of its contractual obligations under its agreement with P-Card. The Company is reviewing its options to pursue all available claims, including specific performance. Since P-Card is currently in bankruptcy, the Company believes recovery from the customer is unlikely. The invalid termination of the agreement had considerable negative effects on the Company's financial results in 2001 with a loss of anticipated earnings of about 20% based upon the Company's projections. The Company took the necessary measures to mitigate the financial consequences of such termination by applying the inventory dedicated to the P-Card agreement to other projects.


     Geographical breakdown. We sell our products primarily in Europe, the Far East, North America and Africa, for the three months ended March 31, 2002 we derived 67% of our revenues from sales in Europe, 14% of our revenues from sales in the far east, 8% of our revenues from sales in Africa, 6% of our revenues from sales in Israel, 5% of our revenues from sales in North America and less than 1% of our revenues from sales in South America. For the year ended December 31, 2001, we derived 68% of our revenues from sales in Europe, 14% of our revenues from sales in the Far East, 8% of our revenues from sales in North America, 6% of our revenues from sales in Africa, 3% of our revenues from sales in Israel and 1% of our revenues from sales in South America. For the year ended December 31, 2000, we derived 53% of our revenues from sales in Europe, 18% of our revenues from sales in the Far East, 19% of our revenues from sales in North America, 7% of our revenues from sales in Africa, 2% of our revenues from sales in Israel and 1% of our revenues from sales in South America.


     Because the majority of our revenues is derived from a small number of customers, we believe that the geographical breakdown of our revenues is principally a function of our large customers' location at a particular point in time. Nevertheless, we believe that changes in regional and local economies, such as the financial crisis suffered by the Asian countries in 1998, may have affected our sales in that region, and may continue to do so in the future. In addition, because the majority of the InterCard group's customers is located in Europe, the proportion of our revenues derived from European customers has increased following our acquisition of the InterCard group.

     Cost of revenues and gross margin

     Products. Products cost of revenues consists primarily of materials, as well as the salary and related costs for our technical staff who assemble our products and related overhead expenses.

     Nonrecurring engineering. Nonrecurring engineering cost of revenues consists of the salary and related costs for our technical staff who customize our products and related overhead expenses.

     Licensing and transaction fees. Licensing and transaction fees revenues do not have associated cost of revenues because the costs incurred to initiate the project from which they are derived are included under marketing and selling expenses.

     Customer services and technical support. Customer services and technical support cost of revenues consist of the salary and related costs for our technical staff that provide those services and support and related overhead expenses.


     For any given period, our gross margin will depend on the mix of products revenues, nonrecurring engineering revenues, licensing and transaction fees and customer and technical support fees in that period. In general, the gross margin related to products revenues is lower than the gross margin related to nonrecurring engineering and licensing and transaction fees. The gross margin for products sales was 41% for the three months ended March 31, 2002, 44% for the three months ended March 31, 2001, 41% for the year ended December 31, 2001, 47% for 2000, 45% for 1999 and

36% for 1998. The gross margin for nonrecurring engineering was 84% for the three months ended March 31, 2002, 96% for the year ended December 31, 2001, 85% for 2000, 95% for 1999 and 70% for 1998. Historically, we have had no costs associated with licensing and transaction fees. The gross margin for customer services and technical support was 43% for the three months ended March 31, 2002, 33% for the three months ended March 31, 2001, 27% for the year ended December 31, 2001, and 22% for the year ended December 31, 2000. We did not receive fees for customer services and technical support prior to 2000. Our total gross margin was 50% for the three months ended March 31, 2002, 48% for the three months ended March 31, 2001, 46% for the year ended December 31, 2001, 52% for 2000, 59% for 1999 and 45% for 1998.


     Operating expenses

     Research and development. Our research and development expenses consist primarily of salaries and related expenses of our research and development staff, as well as subcontracting expenses and intellectual property registration expenses. All research and development costs are expensed as incurred. Since 1997, we have significantly increased our research and development expenditures.


     Research and development expenses, net, are net of payments received from the Government of Israel, through the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. We received grants from the Office of the Chief Scientist for the development of our products totaling $645,000 in 1999, $1.0 million in 2000, $599,000 in 2001 and $206,000 during the three months ended March 31, 2002. See "--Government of Israel Support Programs."


     Marketing and selling. Our marketing and selling expenses consist primarily of salaries and substantially all of the expenses of our sales and marketing subsidiaries and offices in the United States, South Africa, the Far East and Europe, as well as expenses related to advertising, professional expenses, participation in exhibitions and tradeshows.

     General and administrative. Our general and administrative expenses consist primarily of salaries and related expenses of our executive, financial and administrative staff. These expenses also include costs of our professional advisors such as legal and accounting experts, expenses related to doubtful accounts and depreciation expenses.

     Financing income and expenses

     Financing income consists primarily of interest earned on our cash balances and other financial investments and foreign exchange gains. Financing expenses consist primarily of interest payable on bank loans and foreign exchange losses.

     Critical Accounting Policies. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of the periods presented. To fully understand and evaluate our reported financial results, we believe it is important to understand our revenue recognition policy.

     Revenue recognition. We recognize product revenues upon delivery, provided there is persuasive evidence of an agreement, the fee is fixed or determinable and collection is probable. In the case of nonrecurring engineering, delivery is deemed to occur on completion of testing and approval of the customization of the product by the customer.

     Technology license revenues are recognized at the time the technology and license is delivered to the customer, collection is probable, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

     We recognize revenues from customer services and technical support as the services are rendered.

     We recognize transaction fees as they are earned based on usage.

     Our revenue recognition policies are consistently applied for all revenues recognized.

     Amounts billed where the revenue recognition criteria have not been met, and as a result the revenue is not yet earned, are reflected as deferred revenue, which is netted off against the related receivable. If amounts billed and classified as deferred revenues are collected, the amounts are included in liabilities.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain operations data expressed as a percentage of our revenues:

                                                                         AS A PERCENTAGE OF TOTAL REVENUES
                                                   ------------------------------------------------------------------------------
                                                                                                            THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31                          MARCH 31,
                                                   --------------------------------------------------      ----------------------
                                                   1998          1999          2000          2001          2001          2002
                                                   --------      --------      --------      --------      --------      --------
Revenues:
  Products.....................................       82%           72%           86%           87%           91%           81%
  Nonrecurring engineering.....................        8            26             4             3             0             7
  Licensing and transaction fees...............       10             2             7             7             8             9
  Customer services and technical support......        0             0             3             3             1             3
                                                     ---           ---           ---           ---           ---           ---
     Total revenues............................      100           100           100           100           100           100
                                                     ---           ---           ---           ---           ---           ---
Cost of revenues:
  Products.....................................       53            40            45            51            51            48
  Nonrecurring engineering.....................        2             1             1             1             0             1
  Licensing and transaction fees...............        0             0             0             0             0             0
  Customer services and technical support......        0             0             2             2             1             1
                                                     ---           ---           ---           ---
  Total cost of revenues.......................       55            41            48            54            52            50
                                                     ---           ---           ---           ---           ---           ---
     Gross profit..............................       45            59            52            46            48            50
                                                     ---           ---           ---           ---           ---           ---
Operating expenses:
  Research and development.....................       33            39            32            33            48            28
  Less--participation by the Office of the
     Chief Scientist...........................       12            12             7             3             0             4
                                                     ---           ---           ---           ---           ---           ---
  Research and development, net................       21            27            25            30            48            24
  Marketing and selling........................       49            38            48            31            44            22
  General and administrative...................       49            34            24            25            40            27
  Amortization of intangible assets............        0             0             3             5             6             0
  Other expenses, net..........................        0             0             4             2             0             0
                                                     ---           ---           ---           ---           ---           ---
     Total operating expenses..................      119            99           104            93           138            73
                                                     ---           ---           ---           ---           ---           ---
     Operating loss............................      (74)          (40)          (52)          (47)          (90)          (23)
Interest on convertible loan...................        0            (5)            0             0             0             0
Financing income...............................        5             9             5             3             7             9
Financing expenses.............................       (5)           (3)            0            (2)           (4)           (6)
Other income (expenses), net...................        0             0             0            (5)           12            (1)
                                                     ---           ---           ---           ---           ---           ---
     Loss before income taxes..................      (74)          (39)          (47)          (51)          (75)          (21)
Tax benefit (taxes on income)..................        0            (2)            0             0            (1)           (1)
Minority interest..............................        0             2             2             0             0             0
Equity in losses of an affiliated company......        0             0            (5)           (6)          (15)           (6)
                                                     ---           ---           ---           ---           ---           ---
     Net loss..................................      (74)%         (39)%         (50)%         (57)%         (91)%         (28)%
                                                     ===           ===           ===           ===           ===           ===


THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001 Revenues



     Products. Revenues from products decreased 4% to $3.6 million for the three months ended March 31, 2001 from $3.7 million for the same period in 2001.

     Nonrecurring engineering. Revenues from nonrecurring engineering increased to $305,000 for the three months ended March 31, 2002 from zero for the same period in 2001.



     Licensing and transaction fees. Revenues from licensing and transaction fees increased 36% to $410,000 for the three months ended March 31, 2002 from $302,000 for the same period in 2001. The increase in licensing and transaction fees was due to license fees received from OTI Africa and the InterCard group.



     Customer services and technical support. Revenues from customer service and technical support increased 141% to $118,000 for the three months ended March 31, 2002 from $49,000 for the same period in 2001. The increase primarily consisted of revenues from the InterCard group, OTI Africa and Easy Park.



Cost of revenues and gross margin



     Products. Cost of products revenues increased 1% to $2.1 million for the three months ended March 31, 2002 from $2.1 million for the same period in 2001.



     Nonrecurring engineering. Cost of nonrecurring engineering revenues was $50,000 for the three months ended March 31, 2002 from zero for the same period in 2001.



     Licensing and transaction fees. Cost of licensing and transaction revenues was zero for the three months ended March 31, 2002 and for the same period in 2001.



     Customer services and technical support. Cost of customer services and technical support increased 103% to $67,000 for the three months ended March 31, 2002 from $33,000 for the same period in 2001, due to the increase in revenues from customer service and technical support.



     Gross margin increased to 50% for the three months ended March 31, 2002 from 48% for the same period in 2001. The increase in our overall gross margin was primarily due to the change in our revenue mix as compared with the same period in 2001. During the three months ended March 31, 2002, as compared with the same period in 2001 we sold a higher percentage of system products as compared to OEM products. The gross margin of system products is higher than that of OEM products.



Operating expenses



     Research and development. Research and development expenses decreased 36% to $1.2 million for the three months ended March 31, 2002 from $1.9 million for the same period in 2001. Research and development expenses, net of participation from the Office of the Chief Scientist ("OCS"), decreased 46% to $1.0 million for the three months ended March 31, 2002 from $1.9 million for the same period in 2001. This decrease was primarily due to $269,000 related to reduction in salaries, a decrease of $230,000 in materials expenses, which reflects the company's trend of developing solutions for our customers' specific order requirements and an increase of $206,000 in the participation by the OCS. Research and development expenses, stated as a percentage of revenues, decreased to 28% for the three months ended March 31, 2002 from 48% for the same period in 2001.



     Marketing and selling. Marketing and selling expenses decreased 45% to $974,000 for the three months ended March 31, 2002 from $1.8 million for the same period in 2001. Marketing and selling expenses as a percentage of revenues decreased to 22% for the three months ended March 31, 2002 from 44% for the same period in 2001. The decrease in marketing and selling expenses was primarily due to $446,000 related to salary reductions and a reduction in the number of marketing and selling employees.



     General and administrative. General and administrative expenses decreased 26% to $1.2 million for the three months ended March 31, 2002 from $1.6 million for the same period in 2001. The decrease was primarily due to a $503,000 expense in connection with a doubtful account for the period ended March 31, 2001. General and administrative expenses as a percentage of revenues decreased to 27% for the three months ended March 31, 2002 from 40% for the same period in 2001.



     Amortization of intangible assets. Amortization of intangible assets decreased 93% to $20,000 for the three months ended March 31, 2002 from $278,000 due to the adoption of SFAS 142, in which the company ceased to amortize goodwill, the Company continues to amortize its intangibles assets.



Financing income and expenses.



     Financing income. Our financing income increased 36% to $381,000 for the three months ended March 31, 2002 from $281,000 for the same period of 2001 due to foreign currency gains and due to the interest earned on the proceeds from our 1999 initial public offering.



     Financing expenses. Our financing expenses increased 59% to $240,000 for the three months ended March 31, 2002 from $151,000 for the same period of 2001 due to $89,000 attributable to higher loan balances.



     Other income (expenses), net. Other income (expenses), net decreased to $22,000 for the three months ended March 31, 2002 from an income of $500,000 for the same period in 2001. We recorded a capital loss from the sale of unused assets in the three months ended March 31, 2002. In the same period in 2001, we recorded a profit of $500,000 due to e-Smart exercising its option to purchase the City-Smart activity.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000
Revenues

     Products. Revenues from products increased 36% to $18.2 million for the year ended December 31, 2001 from $13.4 million for the same period in 2000. This increase was primarily due to the inclusion of $12.9 million of annual product sales by the InterCard group in 2001, whereas 2000 includes the sales of the InterCard group from May 2000.

     Nonrecurring engineering. Revenues from nonrecurring engineering decreased 15% to $500,000 for the year ended December 31, 2001 from $590,000 for the same period in 2000.

     Licensing and transaction fees. Revenues from licensing and transaction fees increased 39% to $1.5 million for the year ended December 31, 2001 from $1.1 million for the same period in 2000. The increase in licensing and transaction fees was due to license fees received from OTI Africa and the InterCard group.

     Customer services and technical support. Revenues from customer service and technical support increased 58% to $676,000 for the year ended December 31, 2001 from $428,000 for the same period in 2000. The increase primarily consisted of revenues from the InterCard group, OTI Africa and Easy Park.

Cost of revenues and gross margin

     Products. Cost of products revenues increased 53% to $10.7 million for the year ended December 31, 2001 from $7.0 million for the same period in 2000 due to the increase in product sales.

     Nonrecurring engineering. Cost of nonrecurring engineering revenues was decreased 78% to $20,000 for the year ended December 31, 2001 from $89,000 for the same period in 2000.

     Licensing and transaction fees. Cost of licensing and transaction revenues was zero for the year ended December 31, 2001 and for the same period in 2000.

     Customer services and technical support. Cost of customer services and technical support increased 48% to $491,000 for the year ended December 31, 2001 from $332,000 for the same period in 2000.

     Gross margin decreased to 46% for the year ended December 31, 2001 from 52% for the same period in 2000. The decrease in our overall gross margin was primarily due to the change in our revenue mix as compared with the same period in 2000. During the year ended December 31, 2001, as compared with the same period in 2000 we sold a higher percentage of OEM products as compared to system products. The gross margin of OEM products is lower than that of system products.

Operating expenses

     Research and development. Research and development expenses increased 37% to $6.7 million for the year ended December 31, 2001 from $4.9 million for the same period in 2000. This increase was primarily due to an increase of $784,000 relating to the hiring of additional research and development staff, an increase of $529,000 in material expenses and an increase of $340,000 in subcontracting expenses. The hiring of additional staff and increased contracting expenses were incurred partly in connection with the development of the company's future line of products and partly in connection with the adaptation of our products to proposed standards of the International Standards Organization for contactless smart cards. Research and development expenses, stated as a percentage of revenues, was 32% for the year ended December 31, 2001 as well as for the same period in 2000.

     Research and development expenses, net of participation from the Office of the Chief Scientist ("OCS"), increased 58% to $6.1 million for the year ended December 31, 2001 from $3.9 million for the same period in 2000. The participation received from the OCS totaled $599,000 in 2001 and $1.0 million in 2000.

     Research and development expenses, net increased as a result of a change in policy of the OCS, which decreased the OCS's participation in research and development expenses previously estimated by the company based on past experience by $497,000 in the first quarter of 2001 and $504,000 in the second quarter of 2001. This has affected our cash and operational profit by these amounts.

     Marketing and selling. Marketing and selling expenses decreased 11% to $6.6 million for the year ended December 31, 2001 from $7.4 million for the same period in 2000. Marketing and selling expenses as a percentage of revenues decreased to 31% for the year ended December 31, 2001 from 48% for the same period in 2000. The decrease was primarily due to the reduction in salaries and the reduction in the amount of staffing.

     General and administrative. General and administrative expenses increased 37% to $5.2 million for the year ended December 31, 2001 from $3.8 million for the same period in 2000. This increase was primarily due to an increase of $756,000 related to the hiring of additional general and administrative staff and due to an increase of $501,000 in our provision for doubtful accounts in respect of one customer who is experiencing financial difficulties. General and administrative expenses as a percentage of revenues increased to 25% for the year ended December 31, 2001 from 24% for the same period in 2000.

     Amortization of intangible assets. Amortization of intangible assets increased 139% to $1.1 million for the year ended December 31, 2001 from $465,000 due to the amortization of intangible assets in connection with our acquisitions of SoftChip and the InterCard group. Intangible assets are currently being amortized over five years for SoftChip and seven years for the InterCard group.

     Other expenses. Other expenses decreased 43% to $340,000 for the year ended December 31, 2001 from $599,000 for the same period in 2000. In 2001, we recorded a non-cash provision of $340,000 in respect of the dissolution of our subsidiary InterCard Inc, which will enable us to further reduce our operating expenses without effecting our normal course of business. We incurred $599,000 during the year ended December 31, 2000 due to legal and related expenses in connection with an arbitration proceeding with one of our distributors. We received a favorable award in this arbitration proceeding.

Financing income and expenses.

     Financing income. Our financing income decreased 60% to $520,000 for the year ended December 31, 2001 from $1.3 million for the same period of 2000 due to interest earned on the proceeds from our 1999 initial public offering.

     Financing expenses. Our financing expenses decreased 4% to $471,000 for the year ended December 31, 2001 from $491,000 for the same period of 2000 due to $47,000 in foreign currency gains and $27,000 attributable to higher loan balances.

     Other expenses, net. Other expenses, net was $1.1 million for the year ended December 31, 2001 as compared to expenses of zero for the same period in 2000. Due to costs associated with our compliance with accounting regulations, and in connection with this share offering, we incurred expenses of $1.6 million. The share offering was suspended as a result of the world downturn both in business and in the capital markets. In addition we recorded a gain of $500,000 during the year ended December 31, 2001 due to e-Smart exercising the option to purchase City-Smart's activities.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999
Revenues

     Products. Revenues from products increased 244% to $13.4 million in 2000 from $3.9 million in 1999. This increase was primarily due to the inclusion of $7.6 million of product sales by the InterCard group, as well as $2.3 million of product sales to VeriFone.

     Nonrecurring engineering. Revenues from nonrecurring engineering decreased 58% to $590,000 in 2000 from $1.4 million in 1999. This decrease occurred because nonrecurring engineering revenues in the 1999 period included a one-time payment of $1.0 million from VeriFone for customization.

     Licensing and transaction fees. Revenues from licensing and transaction fees increased 1,173% to $1.1 million in 2000 from $86,000 in 1999. The increase in licensing and transaction fees was due to a fee of $3.1 million paid to us for exclusive distribution rights that we granted to e-Smart during this period. We recognized $1.0 million of this fee as revenues in 2000 and have recorded deferred revenues of $2.1 million that we will recognize in 2001 and 2002.

     Customer services and technical support. Revenues from customer service and technical support, which we began providing in 2000, were $428,000 in 2000, primarily consisting of $309,000 of revenues from the InterCard group, as well as revenues from OTI Africa.

Cost of revenues and gross margin

     Products. Cost of products revenues increased 231% to $7.0 million in 2000 from $2.1 million in 1999 due to the increase in product sales.

     Nonrecurring engineering. Cost of nonrecurring engineering revenues increased 22% to $89,000 in 2000 from $73,000 in 1999. This increase occurred despite the decrease in nonrecurring engineering revenues because the costs associated with customizing our EYECON platform are not directly related to the amount of nonrecurring engineering revenues derived.

     Licensing and transaction fees. Cost of licensing and transaction revenues was zero in 2000 and in 1999.

     Customer services and technical support. Cost of customer service and technical support revenues were $332,000 in 2000 as we began providing these services and support during this period.

     Gross margin decreased to 52% in 2000 from 59% in 1999. Our gross margin decreased in 2000 primarily as a result of decreased revenues from nonrecurring engineering, which have a high gross margin because there are no costs associated with them, as well as because lower margin product sales accounted for a greater percentage of our total revenues in 2000 compared to 1999.

Operating expenses

     Research and development. Research and development expenses increased 134% to $4.9 million in 2000 from $2.1 million in 1999. This increase was primarily due to an increase of $762,000 related to the hiring of additional research and development staff, the inclusion in our consolidated financial statements after January 1, 2000 of $693,000 of research and development expenses of SoftChip and an increase of $1.2 million in subcontracting expenses. The hiring of additional staff and increased contracting expenses were incurred in part in connection with the adaptation of our products to proposed standards of the International Standards Organization for contactless smart cards. Research and development expenses, stated as a percentage of revenues, decreased to 32% in 2000 from 39% in 1999.

     Research and development expenses, net of payments received from the Office of the Chief Scientist, increased 167% to $3.9 million in 2000 from $1.5 million in 1999. The payments totaled $1,031,000 in 2000 period and $645,000 in 1999.

     Marketing and selling. Marketing and selling expenses increased 260% to $7.4 million in 2000 from $2.07 million in 1999. Marketing and selling expenses increased primarily due to an increase of $2.1 million related to the hiring of additional sales and marketing staff. The increase in marketing and selling expenses was also due to an increase of $787,000 in expenditures on publicity and advertising and public relations expenses and an increase of $927,000 in the marketing and selling expenditures of City Smart Ltd. These increases, other than those of City Smart, were due to the transfer of our marketing headquarters from Israel to Cupertino, California, and the global expansion of our marketing activities. Marketing and selling expenses as a percentage of revenues increased to 48% in 2000 from 38% in 1999.

     General and administrative. General and administrative expenses increased 104% to $3.8 million in 2000 from $1.8 million in 1999. This increase was primarily due to the inclusion of $1.3 million of the InterCard group's general and administrative expenses after May 1, 2000 in our consolidated financial statements. General and administrative expenses as a percentage of revenues decreased to 24% in 2000 from 34% in 1999.

     Amortization of intangible assets. We incurred expenses of $465,000 in 2000 due to the amortization of intangible assets in connection with our acquisitions of SoftChip and the InterCard group. Intangible assets are being amortized over five years for SoftChip and seven years for the InterCard group.

     Other expenses. We incurred $599,000 of legal and related net expenses in 2000 in connection with an arbitration proceeding with one of our distributors. We recently received a favorable award in this arbitration proceeding and, as a result, we may be reimbursed a portion of these expenses.

Financing income and expenses.

     Financing income. Our financing income increased 183% to $1.3 million in 2000 from $459,000 in 1999 due to interest earned on the proceeds from our 1999 initial public offering.

     Financing expenses. Our financing expenses increased 248% to $491,000 in 2000 from $141,000 in 1999 due to $183,000 in foreign currency losses and $167,000 attributable to higher loan balances.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998
Revenues

     Products. Revenues from products increased 23% to $3.9 million for 1999 from $3.2 million in 1998, primarily due to increased sales to VeriFone of our customized EYECON platform for the retail petroleum market.

     Nonrecurring engineering. Revenues from nonrecurring engineering increased 376% to $1.4 million for 1999 from $295,000 in 1998, primarily due to a one-time payment of $1.0 million from VeriFone.

     Licensing and transaction fees. Revenues from licensing and transaction fees decreased 79% to $86,000 in 1999 from $400,000 in 1998 because of a one-time technology licensing fee of $400,000 received in 1998.

Cost of revenues and gross margin

     Products. Cost of products revenues increased 4% to $2.1 million in 1999 from $2.0 million in 1998 due to the increase in product sales.

     Nonrecurring engineering. Cost of nonrecurring engineering revenues decreased 17% to $73,000 in 1999 from $88,000 in 1998. This decrease occurred despite the increase in nonrecurring engineering revenues because the costs associated with customizing our EYECON platform are not directly related to the amount of nonrecurring engineering revenues derived.

     Gross margin increased to 59% for 1999 from 45% in 1998. Our gross margin increased in 1999 because higher margin nonrecurring engineering accounted for a greater percentage of our total revenues.

Operating expenses

     Research and development. Research and development expenses increased 64% in 1999 to $2.1 million from $1.3 million in 1998. This increase primarily resulted from an increase of $463,000 in salary expenses due to hiring additional research and development staff, as well as increases of $148,000 in expenditures on materials and $58,000 on travel to meet with international standards organizations. These increased expenditures were incurred in part in connection with the adaptation of our products to new standards of the International Standards Organization for contactless smart cards. Research and development expenses as a percentage of revenues increased to 39% in 1999 from 33% in 1998.

     Research and development expenses, net of payments received from the Office of the Chief Scientist, increased 80% to $1.5 million in 1999 from $808,000 in 1998. These payments totalled $645,000 in 1999 and $474,000 in 1998.

     Marketing and selling. Marketing and selling expenses increased 8% to $2.1 million in 1999 from $1.9 million in 1998. The increase was due to the inclusion in marketing and selling expenses of the first full year of operations of our U.S. sales and marketing subsidiary, OTI America. Marketing and selling expenses as a percentage of revenues decreased to 38% in 1999 from 49% in 1998.

     General and administrative. General and administrative expenses decreased 4% to $1.8 million in 1999 from $1.9 million in 1998. The decrease was a result of cost savings measures that management implemented in 1999 which resulted in no increase in administrative personnel and closing a representative office in Europe. These savings were partially offset by an increase of $219,000 in professional and related expenditures as a result of our becoming a public company in August 1999. General and administrative expenses as a percentage of revenues decreased to 34% in 1999 from 49% in 1998.

Interest on convertible loan

     We incurred in 1999 an imputed interest expense of $250,000 representing the beneficial conversion feature of a convertible loan received and converted into our ordinary shares in July 1999.

Financing income and expenses

     Financing income. Our financing income increased 121% to $459,000 in 1999 from $208,000 in 1998 due to interest earned on the proceeds of our 1999 initial public offering.

     Financing expenses. Our financing expenses decreased 23% to $141,000 in 1999 from $184,000 in 1998 due to decreases in foreign currency losses and increases in loan balances.

QUARTERLY RESULTS OF OPERATIONS


     The tables below set forth consolidated statement of operations data for each of the eight consecutive quarters ended March 31, 2002, both in dollar amounts and as a percentage of revenues. This information has been derived from our unaudited consolidated financial statements. In management's opinion, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial information. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of our results for a full year or any future period and we cannot assure you that any trend reflected in such results will continue in the future.

                                                                              QUARTER ENDED
                                        -----------------------------------------------------------------------------------------
                                        JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                          2000       2000        2000       2001        2001       2001        2001       2002
                                        --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                             (IN THOUSANDS)
Revenues:
  Products............................  $ 3,588     $ 4,798    $ 4,287     $ 3,719    $ 4,160     $ 4,941    $ 5,397     $ 3,588
  Nonrecurring engineering............       89         501          0           0        500           0          0         305
  License and transaction fees........      267         270        291         302        388         454        383         410
  Customer services and technical
    support...........................       48          74        264          49        209         280        138         118
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Total revenues....................    3,992       5,643      4,842       4,070      5,257       5,675      5,918       4,421
                                        -------     -------    -------     -------    -------     -------    -------     -------
Cost of Revenues:
  Products............................    1,885       2,585      1,985       2,097      2,146       3,364      3,120       2,109
  Nonrecurring engineering............       10          62          0           0         20           0          0          50
  License and transaction fees........        0           0          0           0          0           0          0           0
  Customer services and technical
    support...........................        9         140        176          33         64         111        283          67
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Total cost of revenues............    1,904       2,787      2,161       2,130      2,230       3,475      3,403       2,226
                                        -------     -------    -------     -------    -------     -------    -------     -------
      Gross profit....................    2,088       2,856      2,681       1,940      3,027       2,200      2,515       2,195
                                        -------     -------    -------     -------    -------     -------    -------     -------
Operating expenses:
  Research and development............      898       1,098      1,941       1,935      1,886       1,629      1,287       1,242
  Less -- participation by the Office
    of the Chief Scientist............      454          53        339           0        142         231        226         206
                                        -------     -------    -------     -------    -------     -------    -------     -------
  Research and development, net.......      444       1,045      1,602       1,935      1,744       1,398      1,061       1,036
  Marketing and selling...............    1,831       1,827      2,387       1,778      1,740       1,433      1,641         974
  General and administrative..........      956         820      1,339       1,617        993       1,086      1,463       1,193
  Amortization of intangible assets...      120         150        155         278        278         278        278          20
  Other expenses (income).............      200           0        (31)          0          0         320         20           0
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Total operating expenses..........    3,551       3,842      5,452       5,608      4,755       4,515      4,463       3,223
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Operating loss....................   (1,463)       (986)    (2,771)     (3,668)    (1,728)     (2,315)    (1,948)     (1,028)
Interest on convertible loan..........        0           0          0           0          0           0          0           0
Financing income (expenses)...........      281         294        271         130         55          59       (195)        141
Other income (expenses)...............        0           0          0         500          6           0     (1,587)        (22)
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Loss before taxes on income.......   (1,182)       (692)    (2,500)     (3,038)    (1,667)     (2,256)    (3,730)       (909
Tax benefit (taxes on income).........      (75)        (36)       115         (25)        13          (7)        66         (22)
Minority interest.....................       91         (17)       132         (11)         3         (14)        59         (19)
Equity in earnings (losses) of an
  affiliated company..................      (90)       (329)      (149)       (642)      (316)       (544)       212        (287)
                                        -------     -------    -------     -------    -------     -------    -------     -------
    Net loss..........................  $(1,256)    $(1,074)   $(2,402)    $(3,716)   $(1,967)    $(2,821)   $(3,393)    $(1,237)
                                        =======     =======    =======     =======    =======     =======    =======     =======

                       AS A PERCENTAGE OF TOTAL REVENUES

                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                  JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                    2000       2000        2000       2001        2001       2001        2001       2002
                                  --------   ---------   --------   ---------   --------   ---------   --------   ---------
Revenues
  Products......................     90%         85%        89%         91%        79%         87%        91%         81%
  Nonrecurring engineering......      2           9          0           0         10           0          0           7
  License and transaction
    fees........................      7           5          6           8          7           8          7           9
  Customer services and
    technical support...........      1           1          5           1          4           5          2           3
                                    ---         ---        ---         ---        ---         ---        ---         ---
  Total revenues................    100         100        100         100        100         100        100         100
Cost of revenues
  Products......................     47          46         41          51         41          59         53          48
  Nonrecurring engineering......      1           1          0           0          0           0          0           1
  License and transaction
    fees........................      0           0          0           0          0           0          0           0
  Customer services and
    technical support...........      0           2          4           1          1           2          5           1
                                    ---         ---        ---         ---        ---         ---        ---         ---
  Total cost of revenues........     48          49         45          52         42          61         58          50
                                    ---         ---        ---         ---        ---         ---        ---         ---
  Gross profit..................     52          51         55          48         58          39         42          50
                                    ---         ---        ---         ---        ---         ---        ---
Operating expenses..............
  Research and development......     22          19         40          48         36          29         22          28
  Less -- participation by the
    Office of the Chief
    Scientist...................     11           1          7           0          3           4          4           4
                                    ---         ---        ---         ---        ---         ---        ---         ---
  Research and development,
    net.........................     11          18         33          48         33          25         18          24
  Marketing and selling.........     46          32         49          44         33          25         28          22
  General and administrative....     24          15         28          40         19          19         24          27
  Amortization of intangible
    assets......................      3           3          3           6          5           5          5           0
  Other expenses (income).......      5           0         (1)          0          0           6          1           0
                                    ---         ---        ---         ---        ---         ---        ---         ---
    Total operating expenses....     89          68        112         138         90          80         76          73
                                    ---         ---        ---         ---        ---         ---        ---         ---
    Operating loss..............    (37)        (17)       (57)        (90)       (32)        (41)       (34)        (23)
Interest on convertible loan....      0           0          0           0          0           0          0           0
Financing income (expenses).....      7           5          5           3          1           1         (3)          3
Other income (expenses).........      0           0          0          12          0           0        (26)         (1)
                                    ---         ---        ---         ---        ---         ---        ---         ---
    Loss before taxes on
      income....................    (30)        (12)       (52)        (75)       (31)        (40)       (63)        (21)
Tax benefit (taxes on income)...     (2)         (1)         2          (1)         0           0          1          (1)
Minority interest...............      2           0          3           0          0           0          1           0
Equity in earnings (losses) of
  an affiliated company.........     (2)         (6)        (3)        (15)        (6)        (10)         4          (6)
                                    ---         ---        ---         ---        ---         ---        ---         ---
    Net loss....................    (32)%       (19)%      (50)%       (91)%      (37)%       (50)%      (57)%       (28)%
                                    ===         ===        ===         ===        ===         ===        ===         ===

LIQUIDITY AND CAPITAL RESOURCES


     Our principal sources of liquidity since our inception have been cash from operations, private and public sales of equity securities, borrowings from banks, convertible loans, cash from the exercise of options and grants from the Office of the Chief Scientist. We had cash and cash equivalents of $3.9 million as of March 31, 2002 and $13.6 million as of March 31, 2001.



     Operating activities. For the three months ended March 31, 2002 we used $1.3 million of cash in operating activities primarily due to our net loss of $1.2 million and from a $361,000 decrease in other current liabilities which mainly reflects the reduction in employee salaries, partially offset by a $287,000 of equity losses by an affiliated company. In the same period in 2001, we used $2.2 million of cash in operating activities primarily due to our net loss of $3.7 million and from a $569,000 increase in inventories as a result of increased revenues and anticipated growth in revenues which was partially offset by a $1.9 decrease in trade receivables due to improvement in the collection of receivables and increase in provision for doubtful accounts. For the year ended December 31, 2001, we used $6.7 million of cash in operating activities primarily due to our net loss of $11.9 million and from a $270,000 decrease in other current liabilities, partially offset by a $1.3 million of equity losses by an affiliated company, a $1.2 million decrease in trade receivables due to improved collections and the increase in our provision for doubtful accounts and a $1.2 million decrease in other receivables and prepaid expenses as a result of a write off of expenses in connection with this share offering. In the same period in 2000, net cash provided by operating activities totaled $678,000 primarily due to a $10.4 million decrease in short-term investments, partially offset by our net loss of $7.7 million and a $1.5 million increase in inventories as a result of increased revenues and anticipated growth in revenues. In 1999, we used $13.0 million in operating activities primarily due to a $11.6 million increase in short-term investments, from our net loss of $2.1 million and a $1.1 million increase in trade receivables as a result of increased revenues from two major customers, partially offset by a $759,000 increase in other current liabilities relating to liabilities in respect of our initial public offering.


Investing and financing activities.


     We invested the following amounts during the periods ended December 31, 1999, 2000, 2001 and three months ended March 31, 2002:


                                               YEAR ENDED DECEMBER 31,              THREE MONTHS
                                         ------------------------------------          ENDED
                                           1999          2000          2001        MARCH 31, 2002
                                         --------      --------      --------      --------------
                                                              (IN THOUSANDS)
Fixed assets, net......................     513         2,627         2,625             265

     Fixed assets consist primarily of investments in building, computers, software, manufacturing equipment and office equipment. In addition, we have acquired City Smart, SoftChip and the InterCard group by means of exchange of our shares, and our joint venture, e-Smart, for cash. Please see "Certain Transactions" for further details of these acquisitions.


     For the three months ended March 31, 2002, net cash used in investing activities was $572,000 primarily due to $307,000 investment in subsidiaries and affiliates and $275,000 investment in equipment purchases. For the same period in 2001, net cash used in investing activities was $875,000 primarily due to $541,000 investment in equipment purchases and $334,000 investment in subsidiaries and affiliates. For the year ended December 31, 2001, net cash used in investing activities was $4.0 million primarily due to a $2.6 million investment in plant and equipment purchases and a $1.3 million in investments in subsidiaries and affiliates. For the same period in 2000, net cash used in investing activities was $4.0 million primarily due to a $2.6 million investment in plant and equipment purchases and a $1.3 million in investments in subsidiaries and affiliates. In 1999, net cash used in investment activities was $513,000 in plant and equipment purchases.

     For the three months ended March 31, 2002, net cash used in financing activities was $284,000 due to $429,000 repayment of long-term loans and a decrease of $227,000 in short-term credit partially offset by $372,000 long-term loans received. For the same period in 2001, net cash provided by financing activities was $1.1 million due to $2.2 million long-term loans received, partially offset by a decrease of $797,000 in short-term credit and $316,000 repayment of long-term loans. For the year ended December 31, 2001, net cash provided by financing activities was $1.1 million due to a $4.0 million long-term loans received, partially offset by a $2.3 million repayment of long-term loans and decrease of $582,000 in short-term credit. For the same period in 2000, net cash provided by financing activities totaled $2.6 million primarily due to a $2.5 million long-term loans received and an increase of $1.6 million in short-term credit partially offset by a $1.7 million repayment of long-term loans. In 1999, net cash provided by financing activities totaled $27.7 million primarily due to our August 1999 initial public offering.



     The Company has recently completed the building of a new manufacturing facility in Rosh Pina, Israel. The opening was announced on December 11, 2001. The new facility supports the research and development, testing and manufacturing of the Company's contactless microprocessor-based smart card products. The completion of the new facility cost $3.7 million, approximately $2.8 million of which was financed by a loan from Bank Hapoalim, and the remainder from the Company's cash balances. The facility is pledged as security for the loan. The new facility is built on a 4,000 square meters area located next to the Company's old facility, which now houses the Company's global management offices. The land for the new facility was leased from the Israeli Lands Authority for a period of 49 years, expiring on September 14, 2047 with an option to extend the lease for additional 49 years.


     In connection with our joint venture, e-Smart, we have agreed to guarantee up to $2.0 million of borrowings under a line of credit that Cheung Kong Infrastructure has undertaken to provide, or cause to be provided, to the joint venture. See "Certain Transactions--Establishment of Joint Venture with Cheung Kong Infrastructure."

RECENT DEVELOPMENTS AND OUTLOOK

     We expect the following trends to influence our results of operation:


     Products. Our acquisition of the InterCard group has increased the percentage of our revenues derived from customers in Europe. In addition, for the three months period ended March 31, 2002, revenues from sales by the InterCard group accounted for 66% of our total revenues. We expect that revenues from product sales by the InterCard group will continue to constitute a significant portion of our revenues in the near term, but will constitute a smaller portion as other product sales increase.


     Nonrecurring engineering. We expect that revenues from non-recurring engineering will continue to fluctuate in the future as not all projects will require customization of our products and those that do require varying degrees of customization.


     Licensing and transaction fees. We expect to generate additional revenues from transaction fees based on usage of systems that contain our products. During the first three months of 2002, we received limited transaction fees from BP South Africa, Easy Park Israel, InterCard and Samsung. In the near term we may offer customers a reduction in up-front product and system prices as an inducement to accept transaction fee-based pricing.


     Research and development. We expect that our research and development expenses will increase substantially in the future as we continue to develop new products and new applications for our existing products. We also expect research and development expenses to increase, partly as a result of designing our own microprocessors and smart card operating system.

     Marketing and selling. We expect that our marketing and selling expenses will increase in the future as we continue to expand our local sales and marketing subsidiaries, open new offices and hire additional personnel. Although we lost expected earnings relating to the termination by P-Card of its contract with us, we believe that our sales volumes should recover in 2002.

     General and administrative. We expect that general corporate and administrative expenses will increase for the foreseeable future as we continue to expand our operations. We also anticipate an increase in administrative costs associated with our becoming a publicly traded company in the United States.

     The Company and Eicon Networks Corporation reached an agreement on January 2, 2002 regarding the future use of the EYECON trademark described in the Company's US Trademark Application Serial No. 75/313,746 and Israeli Trademark Application No. 110844. According to the agreement, the Company will: (i) withdraw its US trademark application and all other applications associated with the EYECON trademark worldwide and notify all trademark offices of its intention to withdraw such applications within 30 days of the effective date of the agreement; (ii) cancel any existing registrations of the EYECON trademark by providing notice of such cancellation to the relevant trademark offices worldwide, no later than December 18, 2003 for the US and Canada and no later than December 18, 2004 for all other countries worldwide, except several countries including Israel, where the applicable date will be December 18, 2005; and (iii) immediately begin phasing out its use of the EYECON trademark worldwide. The agreement further provides that for as long as the Company and its successors are in compliance with the forgoing, Eicon will not bring any claim or action against the Company with respect to the EYECON trademark. The Company believes that complying with the agreement will not have a material adverse effect on its business.

     Liquidity and capital resources. We expect to experience significant growth in our operating expenses in the future due to the needs to finance the operations of our newly acquired subsidiaries.

     As a result, we anticipate that operating expenses, as well as planned capital expenditures will constitute a material use of our cash resources.

     Furthermore, in order to implement our strategy of receiving transaction fees from customers each time our systems are utilized, we anticipate reducing customers' up-front payments for our products in return for receiving ongoing participation in the revenues they generate. Our current principal source of short-term liquidity is available cash and cash equivalents. We believe that our cash on hand and the net proceeds from the sale of our ordinary shares in this offering will sufficiently meet our liquidity requirements for the foreseeable future. We have no current plans for further equity offerings in the near term.

     Notwithstanding the worldwide economic slowdown during 2001, the Company has continued to reduce operating costs and salary obligations. The Company is expecting that its increase in revenues in 2001 over 2000 will continue into the year 2002 and that the Company will become profitable in its operations in the second half of 2002, but there can be no assurance that we will do so.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

     Our functional currency is the U.S. dollar. We and the majority of our subsidiaries generate substantially all of our revenues in dollars. Our costs relating to marketing, services, purchases of materials and components and rentals are also in dollars or are dollar-linked. However, we incur some of our expenses, principally salaries and related personnel expenses, in Shekels. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the Shekel in relation to the dollar or that the timing of this devaluation will lag behind inflation in Israel. In addition, we are exposed to the risk that the dollar will be devalued against the Shekel. To date, we have not been materially affected by changes in the Israeli rate of inflation or the exchange rates of the Shekel compared to the dollar, but we cannot assure you that we will not be adversely affected in the future.

     The annual rate of inflation in Israel was 1.4% in 2001, 0% in 2000, 1.3% in 1999, 8.6% in 1998 and 7.0% in 1997. The Shekel devalued against the dollar by approximately 9.4% in 2001, 17.6% in 1998 and 8.8% in 1997 and the Shekel appreciated against the dollar by approximately 2.7% in 2000 and 0.2% in 1999.

     The functional currency of the InterCard group is the Euro. Approximately 96% of InterCard group's revenues are earned and approximately 96% of its expenses are incurred in Euros. To the extent that there are fluctuations between the Euro and the U.S. dollar, the translation adjustment will be included in our consolidated changes in shareholders' equity and will not impact the consolidated statement of operations. We do not expect our exposure to these fluctuations to be material.

MARKET RISK

     We do not currently use financial instruments for trading purposes and do not currently hold any derivative financial instruments that could expose us to significant market risk.

     Currently, a majority of our loan facilities bear interest fixed rates. As a result, changes in the general level of interest rates or the Israeli consumer price index will not materially affect the amount of money payable by us under these facilities.

CORPORATE TAX RATE

     Israeli companies are generally subject to income tax at the corporate tax rate of 36%. As of December 31, 2001, our net operating loss carry-forwards for Israeli tax purposes amounted to approximately $18.3 million. Under Israeli law, net operating losses can be carried forward indefinitely and offset against certain future taxable income. Since we have incurred tax losses through December 31, 2001, we have not yet utilized the tax benefits for which we are eligible. In addition, $3.5 million of our investment programs in buildings, equipment and production facilities have been granted approved enterprise status and we are, therefore, eligible for a tax exemption under the Law for the Encouragement of Capital Investments, 1959. A total of $260,000 of the investment programs of our subsidiary, Easy Park, has also been granted approved enterprise status. We have derived approximately 29% of our consolidated income from our approved enterprise programs. All of our operating income and the operating income of Easy Park generated in Israel is derived from approved enterprise programs. Subject to compliance with applicable requirements, the portion of our income derived from the approved enterprise programs is tax-exempt for a period of the earliest of (1) ten years commencing in the first year in which it generates taxable income, (2) 14 years from the date of approval or (3) 12 years from the date of beginning of production. If we do not comply with these conditions, the tax benefits may be cancelled. We believe that we comply with these conditions.

GOVERNMENT OF ISRAEL SUPPORT PROGRAMS


     We participate in programs offered by the Office of the Chief Scientist of the Ministry of Industry and Trade that support research and development activities. In 1998, 1999, 2000, 2001 and in the three months ended March 31, 2002, we received grants of $474,000, $645,000, $1.0 million, $599,000 and
$206,000 from the Office of the Chief Scientist with respect to our e-purse application. Under the terms of these grants, a royalty of 3% to 5% of the net sales of this product must be paid to the Office of the Chief Scientist, beginning with the commencement of sales of products developed with grant funds and ending when 100% of the dollar value of the grant is repaid.

     Royalties payable with respect to grants received under programs approved after January 1, 1999, however, will be subject to interest on the dollar-linked value of the total grants received at an annual rate of LIBOR applicable to dollar deposits. As of March 31, 2002, we have received a total of $2.6 million from the Office of the Chief Scientist net of royalties paid to it. The terms of Israeli government participation also require that the manufacturing of products developed with government grants be performed in Israel, unless the Office of the Chief Scientist has granted special approval. If the Office of the Chief Scientist consents to the manufacture of the products outside Israel, we may be required to pay increased royalties, ranging from 120% to 300% of the amount of the Office of the Chief Scientist grant, depending on the percentage of foreign manufacture. These restrictions continue to apply even after we have paid the full amount of royalties payable in respect of the grants. Based upon the aggregate grants received to date, we expect that we will continue to pay royalties to the Office of the Chief Scientist on sales of our products and related services for the foreseeable future. Separate Office of the Chief Scientist consent is required to transfer to third parties technologies developed through projects in which the government participates. These restrictions do not apply to exports from Israel of products developed with these technologies.

                                    BUSINESS
OVERVIEW

     Since our incorporation in 1990, we have designed, developed and sold contactless microprocessor-based smart card products. Because our cards contain a microprocessor, they can store and process information and run multiple applications. Our cards are referred to as "contactless" because they do not require physical contact with a card reader, as power and data are transferred to a card through a magnetic field generated by a card reader. Our products combine the benefits of both microprocessors and contactless cards. We believe that we are one of the first companies to deploy contactless microprocessor-based smart card products for commercial use. In addition to contactless microprocessor-based smart cards, we also sell, through the InterCard group, products that are based on other card technologies.

     Substantially all of our contactless microprocessor-based products are based on a common platform which we currently refer to as EYECON*. EYECON is based on our patents and technologies and consists of our smart cards, readers, software that enables the development of applications for smart cards and a communication technology that ensures that the transmission of data to and from the card is secure and reliable. EYECON can be customized to support a large number of applications in a multitude of markets. Some of the markets for which we have customized EYECON include petroleum, parking, mass transit, border crossing and medical services.

     Our products offer the following benefits:

     * The information stored on our card and transferred between the card and the reader is secure;

     * Our products provide for a reliable transfer of information to and from a card;

     * Our cards are durable, easy to use and take a variety of forms such as key chains, tags, stickers and wristwatches;

     * Our products are easy to install and maintain;

     * Our products enable the transition from other card technologies to our contactless microprocessor-based technology; and

     * Our products support multiple, independent applications on the same card.

     We intend to enhance our position in the design and development of contactless microprocessor-based smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through strategic relationships. Additionally, we aim to generate additional revenues from transaction fees and ongoing payments for customer support.

     We market our technologically advanced products through our global network of subsidiaries and strategic relationships. Our sales and marketing efforts are directed from Cupertino, California, and carried out through our subsidiaries in North America, Africa and Europe and our joint venture in Asia.

INDUSTRY BACKGROUND
What is a smart card?

     Plastic cards that contain a semiconductor chip are generally referred to as "smart cards." Smart card technologies were first developed in response to the limitations of the magnetic strip commonly used in most credit and debit cards, telephone cards and hotel room access cards. Smart cards store larger amounts of information than magnetic strip cards. They can also update this information and
------------------
* We have commenced to phase out, and intend to continue to phase out over the next 18 months, our use of the EYECON trademark to identify our platform in accordance with our Agreement with Eicon Networks Corporation--See Recent Developments and Outlook.

store it more securely than a magnetic strip card can. Depending on the complexity of the chip that a smart card contains, some smart cards can process the stored information and support more than one application. For example, smart cards can act as a substitute for cash by storing a cash balance on the card that may later be reduced or increased. The same card can also store information identifying its holder.

What is a smart card system?

                                [PICTURE]

                      [Computer, reader and cards/tags]

     A smart card system is comprised of a smart card, a reader that transmits and receives data from the smart card, and a computer that processes data received from the reader. A reader housed in a protective casing is known as a terminal. Most terminals today are designed for "contact" smart cards. These terminals rely on physical contact between the card and the reader and contain a slot into which the smart cards are inserted or through which they are swiped. Most smart cards today are credit card-sized plastic cards. However, with the introduction of "contactless" smart cards that do not need any physical contact with a reader, the form which smart cards and readers take can vary widely.

     Types of smart card chips

     The type of semiconductor chip on a smart card determines the amount of information and the number and complexity of applications that can be provided by the card, or how "smart" the card is. In today's market, there are three primary types of chips. From the least technologically advanced to the most technologically advanced, they are as follows:

     Memory chip. The most basic type of chip used in smart cards is the memory chip. Smart cards containing memory chips are more advanced than magnetic strip cards because they can store larger amounts of data. Like magnetic strip cards, however, memory chips are not capable of processing the stored information. An external reader extracts the data stored on a memory chip card which is then transferred to an external computer system where it is processed. Updated information is then transferred back to the reader and then to the card. The most common memory card application is a disposable prepaid telephone card.

     Application Specific Integrated Circuit, or ASIC, chip. The ASIC chip can store data and perform limited pre-determined data processing tasks. It cannot be reprogrammed once created. ASIC-based chips are primarily used for applications that require limited processing capabilities and lower levels of security, such as premises access control and mass transit.

     Microprocessor chip. Unlike ASIC chips, microprocessor chips can be reprogrammed after being manufactured. New software applications can be added, replaced or updated at any time. Microprocessor chips can also run more applications and perform more complex calculations than ASIC chips. The difference between an ASIC-based smart card and a microprocessor-based smart card can be analogized to the difference between a calculator and a personal computer. A calculator is typically programmed at the time of manufacture to perform only a limited number of functions, and like an ASIC-based smart card, these functions cannot subsequently be changed. A personal computer has an operating system that can run many different applications, and like a microprocessor-based smart card, these applications can be modified and added to a personal computer.

     Microprocessors can process information using a formula, or algorithm, with a great number of variables, whereas ASIC chips can only repeat a fixed algorithm with a limited number of variables. Therefore, data stored on a microprocessor chip can be encrypted using a random code that is difficult to break. As a result, data stored on a microprocessor chip benefits from a higher level of security than data stored on an ASIC chip. At the same time, microprocessors require more power than ASIC chips for their operations and are typically more expensive.

     Contact vs. Contactless

     Another primary distinction between types of smart cards is whether they are "contact" or "contactless," that is, whether physical contact between the card and the reader is required in order to transfer data and power between them. When using a contact card, the cardholder swipes or inserts the card into a slot in the card reader. When inserted properly, a metallic pad, or contact plate, on the smart card aligns with the electronic contacts inside the reader, and data and power are transferred across this connection. In contrast, in contactless smart card systems, power and data are transmitted through antennas located on the smart card and the reader without making physical contact.

     The developers of contactless microprocessor-based smart cards face the following significant challenges:

     * Support of ISO standards. The International Standard Organization, or ISO, is in the process of approving standards regulating the transfer of data between a contactless smart card and its reader, under the name ISO 14443. Currently, two separate types of standards--Type A and Type B--are undergoing approval by ISO. Because both standards are currently being used, only readers that can support both standards offer users the flexibility to use smart cards based on either standard.

     * Transfer of power to the card. Most providers of contactless smart card systems use a technology called resonant circuitry to create a magnetic field between the card and reader through which power is transferred to the card. Current limitations of resonant circuitry technology make this technology impractical for providing sufficient power to a microprocessor-based smart card in a contactless system.

     * Support of existing card-based infrastructure. Because of the large existing base of contact-based systems, there is demand for technologies that can support both contact and contactless applications with the same equipment. However, combined contact and contactless cards have traditionally contained two chips, one for use by the contact-based system and one for the contactless-based systems. The use of two chips increases the cost of the card, as well as the likelihood of discrepancies between the information stored on each chip by different applications and limits the level of security to the level offered by the ASIC chip. We believe that the shortcomings of these dual contact/contactless cards create a need for a single chip that can work with both contact and contactless systems. There have been attempts, principally by some of the larger chip manufacturers, to develop a technology that uses a single chip based on a device that would switch between contact and the contactless operations. We are unaware of any successful commercial implementation of this technology other than by us.

     Despite the challenges discussed above, contactless smart cards offer considerable advantages over traditional contact-based smart cards including:

     * Speed. Transaction time in contactless systems is shorter than in contact systems because it is not necessary to insert the card in, or swipe it through, a reader or otherwise position it in any specific direction. As a result, for systems that need to handle a large number of users over a short period of time, such as mass transit systems, contactless systems provide considerable time savings when aggregated over a large number of users while users save time on each of their transactions.

     * Convenience. Contactless systems simplify the way transactions are executed. For example, a shopper can pay for goods in a retail outlet simply by positioning a wallet containing a contactless smart card in close proximity to a reader positioned at the check-out, without the need to withdraw the card from the wallet.

     * Variety of forms. Because contactless smart cards do not need to fit into a slot in a reader, they can take a wider array of forms desired by smart card users and providers, such as key chains, tags, wristwatches and other forms.

     Maintenance costs of contactless smart card systems are lower than maintenance costs for contact systems since the components can be shielded in a protective casing, and the readers and the cards are not subject to friction caused by inserting the card into, or swiping it through, a reader. Moreover, contactless smart card readers do not contain moving parts such as the contact plates in contact-based systems that are subject to wear and tear. As a result, contactless systems can operate under harsher conditions and have longer lives than contact systems. However, because contactless smart card systems require additional components, such as antennas in the reader and on the card and other transmission components at the level of the reader, the up-front costs associated with a contactless system are higher than the costs associated with a contact-based system.

Conclusion

     Given the benefits of contactless smart cards and microprocessor-based smart cards, we believe that there is strong demand within the smart card industry for cards that combine the benefits of both technologies. A number of companies such as Infineon and ST Microelectronics have already indicated their intention to offer contactless microprocessor-based smart cards. However, we believe that we are one of the first companies to deploy contactless microprocessor-based smart card products for commercial use.

THE OTI SOLUTION

     Our technology enables microprocessor-based smart card systems to operate in a contactless environment. This technology is not only available for new systems, but can be integrated with and upgrade existing contact systems and other contactless systems. Our products have the benefits discussed below.

     * Combining the advantages of contactless systems and microprocessor-based systems. Our technology successfully combines the features of microprocessor-based cards and contactless cards and provides the following benefits to card users and card issuers:

           FEATURES                 ADVANTAGES TO CARD USERS       ADVANTAGES TO CARD ISSUERS
           --------                 ------------------------       --------------------------
Benefits of contactless cards
compared to contact cards
Faster transaction time           Shorter time to complete a      More transactions per minute
                                  transaction
Cards do not need to be           Easier to use and come in a     Lower maintenance costs
inserted or put into readers      variety of forms
Durability                        The card lasts longer           Reduce card replacement cost
Benefits of microprocessors
compared to ASIC or memory
chips
Multiple applications             The card has multiple uses      Generates revenues from
                                                                  additional applications
Enhanced security                 Information on the card is      System is less vulnerable to
                                  more secure                     fraud

     * Ease of transition from other card systems to contactless microprocessor-based systems. We provide our customers with an easy upgrade of their existing systems by allowing card issuers who currently utilize magnetic strip card systems or other contact-based systems to switch to a contactless system without forcing them to replace their existing infrastructure. For example, as part of a project for SmartStop, we upgraded standard point-of-sales and gaming machines that supported only magnetic strip and coins to support contactless microprocessor-based smart cards.

     * Ease of transition from contact-based microprocessors to contactless microprocessors. Chip manufacturers and operating system providers can use our technology to upgrade their off-the-shelf products to support both contact and contactless operations. This can be done by combining our technology with our customer's microprocessor, enabling the microprocessor to support contact and contactless operations. By applying our patented hardware, save months of development time and reduce the time to market for its products.

     * Support of multiple standards. Our readers are capable of supporting ISO 14443 Type A and Type B standards. Because both of these standards are currently being used, we offer users the flexibility to adopt either standard.

STRATEGY

     Our goal is to be the leading provider of contactless microprocessor-based smart card products. Key elements of our strategy include:

     Enhance technological position. We intend to continue to invest in research and development in order to enhance our technological position, develop new technologies, extend the functionality of our products and services, and offer innovative products to our customers. For example, currently the microprocessors in our products are designed and supplied by STM, Atmel and Samsung, and the smart card operating systems by Personal Cipher Card Corporation and ZhongChao TongFang Smart Card Ltd. In the future, through our subsidiary, SoftChip, we intend to achieve an in-house capability to design microprocessors and operating systems for smart cards.

     Expand global market presence. Our sales and marketing effort is directed from Cupertino, California. We market our product through a global network of marketing subsidiaries in North America, Europe and Africa, and in Asia through our joint venture, e-Smart. We intend to use these entities to strengthen our presence in existing markets, penetrate new markets, provide local customer service and technical support, and adapt our products to our local customers' specific needs.

     Generate recurring revenues. We currently derive most of our revenues from one-time payments for our products and technologies. We intend to generate additional revenues by receiving services fees for ongoing customer services and technical support and transaction fees from our customers based on the volume of transactions effected in systems that contain our products. For example, we have entered into such fee arrangements with respect to our parking systems in Israel, our gasoline management systems in South Africa and our project with SmartStop in the United States.

     Leverage existing and seek new relationships. We have entered into relationships with Xerox, to cover the U.S. public library and higher education markets, and Beyond Petroleum (f/k/a British Petroleum), to cover the South African petroleum market, and with two manufacturers and systems integrators:
Cubic Transportation Systems, Inc., a leading mass transit ticketing provider, and VeriFone, a leading provider of automatic payment products. We have entered into these relationships in order to facilitate or accelerate our penetration into new markets, as well as assist us in defining and pursuing new applications for our products. We are continuously seeking additional relationships to complement our marketing strategy and promote our brand worldwide.

     Leverage presence in existing industries to enter into new industries. We offer our customers the ability to add new applications to their smart cards, thereby expanding the number of industries in which our products are used. For example, users of the gasoline management system we have sold to British Petroleum in South Africa will have in the future the option to add a payment application to their card. The application will allow them to pay with the card at convenience stores that install the system and to earn loyalty points every time they do so. We plan to generate additional revenues through the sale of products required to add and operate these applications.

     Pursue strategic acquisitions. We plan to pursue acquisitions of companies that enhance our manufacturing, sales, marketing and research and development capabilities. In this way, we plan to expand our product offerings and provide more comprehensive service to our customers. Since our initial public offering in 1999, we have acquired CitySmart, a systems integrator in Hong Kong, SoftChip, an Israeli based developer and designer of microprocessors and operating systems for smart cards, and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices.

CORE TECHNOLOGIES

     Since our inception in 1990, we have developed technologies that facilitate the transmission of data and power between a contactless microprocessor-based smart card and a reader. Our products are based on a number of core technologies, which are discussed below.

     Power and data transmission technology

     We refer to our power and data transmission technology as "matched antenna" technology. The power, as well as the data, is transmitted to the microprocessor installed on the smart card through an electro-magnetic field generated by the reader. Our technology offers a number of key advantages:

     * Contactless smart cards can be based on microprocessors. In contrast to resonant circuitry technology, which is the predominant technology used for ASIC-based contactless smart cards, our matched antenna technology enables a reader to power a standard microprocessor embedded in the contactless card.

     * Replacing one of the components of the smart card system does not require re-tuning the system. In smart card systems based on resonant circuitry, once a component of the system is replaced the whole system needs to be re-tuned in order to function properly. This increases maintenance time and costs. Our technology allows components of the system to be replaced without any need for re-tuning, providing for easy, cost effective installation and maintenance of our products.

     * The reader does not need to be installed in close proximity to its antenna. The reader can be installed at a distance of up to 33 meters, or 100 feet, from the antenna, providing the ability to install smart card systems in harsh conditions, including potentially explosive environments such as gasoline stations. In addition, the customer can install the reader where there is easy access, facilitating installation and maintenance of the reader.

Antenna interface

                                [PICTURE]

                        [Diagram of Antenna interface]

     Our antenna interface technology enables a single microprocessor to connect, or interface, with both contact and contactless readers. We refer to this as a "dual interface" feature. This enables customers with existing contact systems to gradually transition to contactless cards, rather than incurring up-front all the costs of replacing the contact system with a contactless system. We have developed the following two methods of implementing our dual interface feature:

     * Adding our antenna interface chip. The chip can be added to standard microprocessor-based contact cards, allowing the card to operate as a contactless smart card, in addition to being a contact card. This can be implemented within a relatively short period of up to three months, which reduces our customers' time to market.

     * Integrating an antenna interface into the microprocessor. The antenna interface can be integrated into a microprocessor, which reduces the cost of manufacturing dual interface cards once manufacturing levels reach significant volumes of chips. At that point, the additional up-front cost of engineering work required in order to successfully integrate the two components--the microprocessor and the antenna interface--into one chip, is offset by the fact that only a single component is required. This is referred to as a monochip.

     In 1998, our antenna interface, which enables any contact-based microprocessor with any operating system to work in a contactless environment, was awarded the annual prize of the European Smart Card Applications and Technology organization for the most innovative achievement for smart cards in 1997.

Antenna module

     Contactless smart cards require an antenna as a conduit for ingoing and outgoing transmissions of power and data. Traditional contactless smart cards contain an antenna coil that is embedded around the edge of the card. The technology for embedding the antenna coil into the card is complex, creating a barrier for contact smart card manufacturers to transition to manufacturing contactless smart cards. Our technology eliminates the need to embed the antenna coil around the edge of the smart card by mounting the antenna on a standard size platform, or module, into which the microprocessor is embedded. Our technology allows contactless cards to be produced using existing contact card production processes without the need for new machinery. This significantly reduces manufacturing costs. In addition, when a manufacturing infrastructure exists in the local market, shipping costs to the local market and possibly duties can be reduced.

     In 2000, our antenna module was awarded the annual prize of the European Smart Card Applications and Technology organization for the most innovative achievement for smart cards in 1999.

Communications technology

     We have developed a unique communications technology that includes:

     * a set of rules, or a protocol, that is designed to ensure that information is properly transmitted from the reader to the card, and vice versa;

     * an additional layer of coding that makes the transmission of information more difficult to intercept and read; and

     * a technique that reduces the effect of background interference on the quality of the transmission.

Microprocessor chip and operating system design know-how

     Through the acquisition of SoftChip we have acquired significant know-how in the design of microprocessors and development of operating systems for smart cards. SoftChip acquired its know-how through its involvement in the design of microprocessors for smart cards on behalf of leading microprocessor manufacturers. In addition, SoftChip has developed DVK, a smart card operating system for contact-based microprocessors. We intend to upgrade the DVK operating system to contactless operation and incorporate DVK into some of our products over the next 12 months.

PRODUCTS
The EYECON platform

     Substantially all of our products are based on a common platform, which we refer to as the EYECON platform. The EYECON platform combines our patented technologies and consists of:

     * smart cards, which can take a variety of forms including tags, stickers, wristwatches, key chains and plastic credit card-sized cards;

     * smart card readers;

     * software that enables the development of applications on contactless microprocessor-based smart cards; and

     * a method of communications that regulates the transmission of data between a contactless smart card and a reader.

     The following is a graphical representation of a contactless microprocessor-based smart card based on our EYECON platform:

                                [PICTURE]

              [EYECON-Based Contactless Multi Application Card]

     All of these elements work together to provide a foundation, upon which we or our customers build applications. The transmission of information between the card and the reader in an EYECON-based product is secure and reliable. For example, if communications are interrupted in the course of a transmission, the information transferred is incomplete, and the EYECON platform will reject the impaired transmission and require that the information be re-transmitted. In addition, our EYECON platform ensures that information is transmitted from the card in an encrypted form only to readers that are authorized to receive and able to decipher the transmission.

     EYECON supports several types of payment methods including debit and credit applications, loyalty points and an electronic cash substitute that increases or reduces the balance on the user's card. We refer to these as e-purse applications.

Our products

     Our products consist of:

     * Customized products. We sell customized equipment based on our EYECON platform, including smart cards, readers and related equipment, to support applications in particular markets. Examples of these applications are described below. We typically receive payments for nonrecurring engineering for this customization and then sell the customized product to the customer.

     * Complete systems. We sell complete systems based on our EYECON platform. In addition to the equipment included in our customized products, complete systems include application software and specifically designed hardware. Our complete systems currently consist of our gasoline management system, our campus system and our parking payment system.

     * OEM: We sell components including smart cards and readers, with development tools for integration into other products.

Customized products

     Retail petroleum. We have designed a payment and loyalty product for the retail petroleum industry, which we refer to as our OTI FAST product. OTI FAST enables drivers to pay for gasoline at the pump, to pay for other services and products at the gas station and to receive loyalty points for these purchases.

     We began selling OTI FAST in 1999. Sales of OTI FAST, including associated nonrecurring engineering, accounted for 0.5% of our revenues in 2001, 15% in 2000 and 29% in 1999. To date, OTI FAST is the primary product that we have sold to VeriFone.

     Trucking. We have designed a product for use in truck stops. The product enables truck drivers to use contactless smart cards for local and long distance telephone services, electronic identification, fuel management, truck scale services, gaming machine payment, web access and e-purse, including loyalty programs. In 2001, we installed in two additional truck stop chains.

     Sales of our trucking product, including associated nonrecurring engineering, accounted for 1% of our revenues in 2000, 13% in 1999 and insignificant amounts in 1998 and 1997. In the first half of 2000, our product was installed as part of a pilot program at one truck stop in a truck stop chain. We have begun to install it in additional truck stops in the same chain.

     Mass transit. We have designed a product that enables efficient fare collection from a large volume of passengers in various types of mass transportation systems, such as buses and trains. The smart card serves as the passenger's ticket. The chip in the smart card stores the passenger's fare balance and is debited with the fare when the passenger boards or disembarks. The balance on the smart card can be increased repeatedly.

     We have not derived significant revenues from sales of our mass transit product. e-Smart received the first commercial order for this product for installation in a mass transit system in China. Installation of the system commenced in the first quarter of 2001. We started the installation of the system from which we derived revenues which accounted for 9% of our revenues in 2001.

     Medical services. We currently are testing a product that will be designed to secure, process and manage medical information. The product will provide doctors and hospital administrators with information regarding the patient's identity, medical history, insurance coverage and payment history. This information could be automatically updated after each treatment. Treatment information could be automatically transferred to the insurance provider's computer system. This product would reduce costs to medical providers, provide increased security for a patient's medical history and improve the quality and speed of service to patients.

     We have not derived revenues from sales of our medical services product. We began a pilot program for the product in South Africa during the second quarter of 2001.

     National documentation. We have developed a product that supports various types of user authentification through advanced authentication methods developed by other companies such as biometrics, which are required by governments for identification documentation. Biometric identification involves inputting data regarding the physical characteristics of the smart card holder, such as his fingerprints or facial impression, into the smart card. This data is stored in the smart card and compared with the actual characteristics of the smart card holder when the card is presented for identity validation. This enables governments to transition from paper-based national documentation systems to a more cost-effective paperless identification system, encompassing multiple forms of government identification such as passports, national identification cards, driver's licenses and national health cards. In addition, we have incorporated our antenna module into a sticker. The sticker can be attached to existing paper documentation and thus converting it into a contactless smart card.

     The Israeli government selected our technology and products for use in a system controlling passage between Israel and areas governed by the Palestinian Authority which will be supplied by Electronic Data Systems. The system is currently being developed.

Complete systems

     Gasoline management system. Our gasoline management system, or GMS, records and monitors the identity of the driver and the vehicle, the driver's or fleet's credit status, the vehicle's fuel consumption and other information determined by the customer, such as periodic vehicle maintenance. By processing and managing this information, GMS allows oil companies and fleet managers to receive billing information automatically, simplify payment processes, track the use of each vehicle and reduce the risk of theft or fraud. GMS also enhances the loyalty of fleet drivers and managers to oil companies operating participating gas stations.

     The information is communicated via an antenna in the vehicle's gas tank to an antenna mounted on the fuel nozzle when the fuel nozzle is inserted into the vehicle's gas tank, and is then transferred to the gas station computer. Disengaging the nozzle from the gas tank will immediately turn off the pump. The following diagram illustrates a typical GMS system:

                                  [PICTURE]

                           [Diagram of GMS system]


     We commenced sales of GMS in 1995. Sales of GMS accounted for 10% of our revenues in the three months ended March 31, 2002, 6% of our revenues in 2001, 11% in 2000, 27% in 1999, 40% in 1998 and 50% in 1997. GMS is being used by a number of petroleum companies, such as BP South Africa in Africa, Turcas in Turkey and Mobil in Ecuador. As of December 31, 2001, a total of approximately 700 gas stations have been equipped with GMS, including in South Africa, Turkey and Ecuador, and we have delivered GMS equipment for approximately 70,000 vehicles.


     Campus systems. We designed our campus system for use in self-contained or campus environments, such as closed communities, kibbutzim, which are self-contained communities found only in Israel, senior citizen homes, universities, schools and corporate facilities. Each campus user is provided with a contactless smart card which provides secured access to different areas of the campus, and can include various types of e-purse applications, monitoring of time and attendance at work, vending machine functions, gasoline management and cafeteria operations.


     Our campus system has been in full commercial operation in over 40 kibbutzim in Israel since 1993, more than 20 residential complexes in Hong Kong since 1997, two senior citizen homes in Israel since 1998 and a country club in Israel since 2000. We also have installed a campus system operation at a University in Germany and in January, 2001, we established a relationship with Xerox to exploit our campus system operation in the United States. Sales of our campus system accounted for 3% of our revenues in the three months ended March 31, 2002, 5% of our revenues in 2001, 7% in 2000, 28% in 1999, 40% in 1998 and
37% in 1997.


     Parking payment system. Our electronic parking payment system, which we refer to as EasyPark, enables drivers to be charged for the exact period of time they are parked and simplifies the monitoring and collection of parking fees. Drivers are issued contactless microprocessor-based smart cards, or EasyPark cards, to replace existing parking payment methods, including parking meters. The EasyPark card stores the amount of money, or the balance that is available for payment of parking fees. A driver can increase the balance at special self-service kiosks placed at convenient locations. Compliance with parking regulations is monitored by inspectors using specially designed hand-held terminals.

     In May 1999, the EasyPark system was selected as the national parking system for Israel. During 2000, the system was widely implemented throughout Israel. We are currently marketing the EasyPark system through our global network of subsidiaries.

Other products

     Through InterCard GmbH Kartensysteme, we offer products that are based on other card technologies. These products include the following:

     InterCard campus system. The InterCard group currently sells and manages campus systems that are operated by cards based on a wide array of technologies, including magnetic strips, ASIC-based systems and contact microprocessor-based systems, provided by a number of companies, such as GemPlus and Giesecke & Devrient GmbH. The InterCard group's campus system is used in 30 universities in Germany under the name UniCard. The primary difference between the InterCard group's campus system and the campus system that we offer is that the InterCard group's campus system includes management and clearing software for closed campus environments and is based solely on contact cards. Within the next 12 months we intend to offer campus systems integrating our contactless smart card technology with the InterCard group's management and clearing software. Additionally, we intend to offer the InterCard group's customers the option to gradually replace or upgrade their readers and cards to our contactless microprocessor-based systems. Revenues from the InterCard group's campus systems have accounted for $700,000 of the InterCard group's revenues in the three months ended March 31, 2002.



     CopyTex. CopyTex is a line of products that operate copying machines. CopyTex products use a variety of technologies including paper or plastic magnetic strips and microprocessor-based smart cards. There are approximately 10,000 customers for CopyTex which is installed in universities, schools, corporations and libraries. Revenues from CopyTex have accounted for $900,000 of the InterCard group's revenues in the three months ended March 31, 2002.



     Transportation. In addition, InterCard GmbH Systemelectronic manufactures and sells electronic devices for InterCard GmbH Kartensysteme and for non-smart card applications in the transportation industry. Revenues from sales by InterCard GmbH Systemelectronic, excluding sales to InterCard GmbH Kartensysteme, accounted for $3.8 million or 41% of the InterCard group's revenues in 1999, $3.9 million or 52% in 2000, $4.7 million or 35% in 2001 and $1.4 million or 48% in the three months ended March 31, 2002.


Technology licensing

     In 1998, we licensed our contactless technology on a non-exclusive basis to Samsung for the purpose of developing a microprocessor that integrates our antenna interface into Samsung's microprocessor, which we refer to as a monochip. The duration of the license is ten years and is extended automatically for one-year periods for so long as Samsung continues to commercially manufacture monochips. We received a one-time technology licensing fee from Samsung and will receive royalties from sales of monochips by Samsung. We may purchase monochips from Samsung at a preferential price and we have agreed to sell components for card readers to Samsung at preferential prices. Both we and Samsung are permitted to sell monochips worldwide other than to customers who are known to be a client of the other party. We may license our technology to other microprocessor manufacturers in the future.

CUSTOMER SERVICE AND TECHNICAL SUPPORT


     We provide our customers with training and installation support and ongoing customer service and technical support through our global network of subsidiaries. We have a support team of 14 employees consisting of three employees located in our corporate headquarters in Rosh Pina, Israel, three in the United States, three in Africa and five in Europe. Our customer service team in Rosh Pina, Israel provides central services to our network of local subsidiaries which provide 24-hour customer support to our customers, through telephone and email for an ongoing fee. On-site technical support is provided to customers for a fee. For 1998, 1999, 2000, 2001 and for the three months ended March 31, 2002 revenues derived from customer service and technical support constituted less than 4% of our total revenue for each year.

SUBSIDIARIES AND AFFILIATES

     The chart below describes the corporate structure of our principal subsidiaries and major affiliate.

                      [OTI Organization Chart]

------------------
(1) The remaining shares of Easy Park are held by two investors.

(2) Y. Yogev Projects Management and Buildings Systems Ltd. holds 10% of the shares of Easy Park Israel Ltd.

(3) We acquired a 51% interest in InterCard GmbH Systemelectronic and InterCard GmbH Kartensysteme in June 2000. We acquired the remaining 49% in January 2001.

(4) Cheung Kong Infrastructure holds its interest in e-Smart System Inc. through its subsidiary Ocean Wonder Ltd.


(5) The remaining shares of OTI Africa are held by OTI Africa's employees.



     The following table shows information relating to those of our subsidiaries and affiliate that had a book value representing at least 10% of our equity as of December 31, 2001 or contributed at least 10% towards either our consolidated net revenue or consolidated net loss in 2001:


                                                                                               REVENUES
                                                      BOOK                                       FROM       RECEIVABLES
                                                    VALUE OF                                    SHARES      OF OTI DUE
                         SUBSCRIBED     % EQUITY     SHARES    ACCUMULATED        LOSS        HELD IN FY       FROM
        NAME             CAPITAL(1)     OWNERSHIP     HELD       DEFICIT       IN FY 2001        2001      SUBSIDIARIES
---------------------  --------------   ---------   --------   -----------   --------------   ----------   -------------
                       (IN THOUSANDS)      (%)                               (IN THOUSANDS)
e-Smart System
  Inc................      $7,200           50%     $ 2,466      $2,267          $1,834        $     0        $   91
Easy Park Ltd........         878          100       (3,853)      4,731             942            518         3,639
The InterCard
  group(2)...........       1,808          100          161       1,647             215         13,573           668

------------------------------

(1) Represents par value, where applicable, and additional paid-in capital.

(2) Consists of InterCard GmbH Systemelectronic and InterCard GmbH
    Kartensysteme.

     Easy Park Ltd.

     Our subsidiary, Easy Park Ltd., developed our EasyPark system. Easy Park is incorporated under the laws of the State of Israel and uses office space in our headquarters in Rosh Pina, Israel. Each holder or holders, individually or in the aggregate, of 10.5% of Easy Park's issued share capital may appoint one member to Easy Park's board of directors. Currently, we appoint all of the members of the board of directors.

     Our Easy Park system was selected for a national parking system for Israel. The deployment and operation of the Israeli project is managed by a subsidiary of Easy Park called Easy Park Israel Ltd. Easy Park holds 90% of the issued share capital of Easy Park Israel.

     OTI America, Inc.

     OTI America, Inc. is headquartered in Cupertino, California and provides marketing and customer support services for our products in North and South America. In addition, our global marketing and strategy development is headed from OTI America.

     e-Smart System Inc.

     e-Smart System Inc. is a 50% owned joint venture with Cheung Kong Infrastructure Holdings Ltd., a Hong Kong-based infrastructure company, and subsidiary of Cheung Kong (Holdings) Ltd. through its subsidiary Ocean Wonder Limited. Cheung Kong (Holdings) has significant stakes in Hutchison Wampoa, a Hong Kong based telecommunications company, and Hong Kong Electric. As part of the joint venture, we appointed e-Smart as exclusive distributor for our products in the Asia Pacific region (mainly China and Hong Kong). The venture is using the established distribution network of Cheung Kong (Holdings) and will also undertake marketing activities in the Asia Pacific region. The venture is building a research and development center in Hong Kong that will conduct ongoing product and technological research to customize our products to different local needs within the Asia-Pacific region.

     In January 2001, e-Smart exercised an option that we had granted to it to acquire the assets of City Smart, our wholly-owned systems integrator located in Hong Kong.

     OTI Africa Ltd.

     OTI Africa Ltd. is headquartered in South Africa and provides marketing, distribution and customer support services for our products in Africa.

     SoftChip

     SoftChip is a designer of microprocessors and operating systems for smart cards. SoftChip has developed DVK, an operating system for microprocessors, and has been involved in the design of microprocessors. Through SoftChip we intend to achieve in-house capability to design microprocessors and operating systems for smart cards.

     The InterCard group

     We acquired 51% of the InterCard group in June 2000 and the remaining 49% in January 2001. The InterCard group consists of two main companies:


     InterCard GmbH Kartensysteme is a systems integrator primarily supplying smart card systems for 30 university campuses in Germany. InterCard GmbH Kartensysteme also sells copy machine payment systems to universities, libraries and corporations. We plan to offer to the InterCard group's customers the option to upgrade their existing payment systems to contactless smart card systems using our technologies. In addition, we intend to market, distribute and support our products through the InterCard group's marketing, distribution and support network in Europe to their existing customer base in order to accelerate our penetration into the European market.



     InterCard GmbH Systemelectronic has a manufacturing facility which currently manufactures electronic devices for InterCard GmbH Kartensysteme and the transportation industry. We manufactured some of our readers in this facility commencing in 2001, and we expect to continue manufacturing products for the transportation industry.


     For more details on these acquisitions see "Certain Transactions."

CUSTOMERS

     We sell our products to systems integrators and service providers. Our customers can be divided into the following groups:


     * Systems integrators. Systems integrators incorporate our products into their systems, which they then sell to service providers and install for use in a specific project. Some of these systems integrators also market and distribute our products. We derived 63% of our revenues in 1999, 35% in 2000, 21% in 2001 and 24% in the three months ended March 31, 2002 from sales to systems integrators.



     * Service providers. Service providers include companies and government agencies that offer smart card services to end-users who are their customers. We derived 37% of our revenues in 1999, 65% in 2000, 79% in 2001 and 76% in the three months ended March 31, 2002 from sales to service providers.


     The following is a list of certain customers from whom we have derived revenues of more than US$100,000 from January 1, 2000 through December 31, 2001:

                          CUSTOMER                               PRODUCT
                          --------                               -------
        Xerox                                            Campus system
        ARS (for Turcas)                                 GMS
        Autotrack (for Mobil Ecuador)                    GMS
        BP South Africa                                  GMS
        e-Smart                                          Distribution rights*
        Perkin Elmer                                     Parking meters
        Smart Stop                                       Trucking
        VeriFone                                         OTI FAST

------------------
*  One-time payment

SALES AND MARKETING


     We have built a global network of subsidiaries through which we sell and market our products. As of March 31, 2002, we had a total sales and marketing staff of 20 employees in four locations. We market our products in the Americas through OTI America, which employs five employees, in Africa we sell and market through OTI Africa, which also employs five employees, in Europe we sell and market through the InterCard group and our Frankfurt office, which together employ six employees, and to Israel through our headquarters in Rosh Pina, which employs four employees. Our sales and marketing staff implements marketing programs to promote our products and services and enhance our global brand recognition. Our current marketing efforts include participation in trade shows and conferences, press releases, updating our web site, conducting speaking engagements and advertising in industry publications. We also conduct technical seminars to inform customers, distributors and other industry participants of the benefits of our products and technologies.


     We also sell our products through independent systems integrators, some of which also act as distributors for our products. We have granted some of our systems integrators exclusive distribution rights within a particular country or region. In such cases, we generally guarantee exclusivity only if certain sales targets are met. In addition, we have appointed our joint venture, e-Smart, as exclusive distributor of our products in the Asia Pacific region, not subject to any minimum sales targets. e-Smart will remain our exclusive distributor in the Asia Pacific region for so long as we and our joint venture partner, Cheung Kong Infrastructure Holdings, hold any shares of e-Smart, unless we and Cheung Kong Infrastructure Holdings agree to terminate the appointment. We have also undertaken not to compete with the activities of e-Smart in the Asia Pacific region for so long as we are a shareholder of e-Smart and for a period of one year after the termination of our distribution agreement if the termination occurs due to our default. e-Smart has undertaken not to compete with our activities in the Asia Pacific region for one year following the termination of our distribution agreement for any reason. Cheung Kong Infrastructure Holdings has agreed to use reasonable efforts to cause its affiliated companies not to compete with e-Smart. For further details, see "Certain Transactions--Establishment of Joint Venture with Cheung Kong Infrastructure."

     We have entered into relationships which we believe will enable us to penetrate new markets, develop new products and enhance the visibility of our brand name. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and we then cooperate in marketing the resulting product. We have established relationships with Xerox, Beyond Petroleum (f/ k/a British Petroleum), VeriFone, Inc. and Cubic Transportation Systems, Inc. Our relationship with Xerox is intended to exploit U.S. public library and higher education markets and our relationship with Beyond Petroleum is focussed on the South African petroleum market. Pursuant to our agreement with VeriFone, VeriFone is entitled to buy smart card products from us and we have agreed to assist VeriFone in customizing these products for its purposes in return for a fee. We have also developed a joint marketing plan with VeriFone for sales in the United States of both our products and one of VeriFone's products which we have customized. Pursuant to our agreement with Cubic, we have agreed to assist Cubic in upgrading its card readers to support contactless microprocessor-based smart cards based on our platform. We will receive royalties from each upgraded reader that Cubic sells.

MANUFACTURING

External manufacturers and suppliers

     We currently purchase substantially all of the hardware components and software for our products from third-party suppliers and outsource substantially all of the manufacturing and assembling of our products to manufacturing subcontractors. We have not entered into long-term supply contracts and purchase these hardware components on a purchase order basis. This allows us to focus our resources on the design, development and marketing of our products. Our policy is to use more than one supplier and manufacturing subcontractor for each part of our production process in order to limit over-dependence on any one supplier or manufacturer.

     Smart cards.

     * Microprocessors. The current suppliers of microprocessors for our smart cards are STM, Atmel, and Samsung. In addition, we have jointly developed together with Samsung a "monochip" that integrates our antenna interface with Samsung's microprocessor. Samsung began production of the monochip. In addition, through SoftChip, we are currently developing a microprocessor design for smart cards.

     * Modules. A module is a silicon plate into which the components of a microprocessor are embedded. The microprocessor module and the antenna module on which the microprocessor and antenna interface are mounted are manufactured in Europe and South East Asia.

     * Packaging. We package the components for our smart cards in a variety of forms, such as key chains, tags, stickers and cards. The key chains, tags and stickers containing our microprocessor and antenna modules are manufactured in China and in Europe. Our credit card-sized smart cards are manufactured in Korea, China, Thailand and the United States.

     Readers. We purchase off-the-shelf components for our readers from various suppliers including Infineon, Motorola, AMD and National Semiconductor. The readers are assembled for us in Israel mainly by USR Electronics Ltd.

     Operating systems. We currently use two different operating systems in our EYECON platform:

     * PC3 smart card operating system. We have licensed the PC3 smart card operating system from Personal Cipher Card Corporation under a royalty-bearing non-exclusive license since July 1995 which terminates in July 2005. Sales of products containing the PC3 smart card operating system accounted for 73% of our revenues from smart cards in 1999 and substantially all of our revenues from smart cards in 2000.

     * ZT smart card operating system. Through our relationship with Tsinguha TongFang, a significant systems integrator in China, we have upgraded the Public Bank of China (PBOC) smart card operating system to a contactless smart card environment, utilizing chips manufactured by Samsung. In addition, this same system is being implemented as a smart card system for the city of Shengyang, China.

     In addition, SoftChip has developed DVK, a smart card operating system for contact-based microprocessors, that we intend to upgrade to contactless operation and incorporate into some of our products over the next 12 months. Through SoftChip we are currently developing our own operating system for smart cards. There can be no assurance that we will develop such an operating system.

     Quality control. We maintain strict internal and external quality control processes. We require that the facilities of our suppliers and manufacturing subcontractors are ISO 9002 certified. ISO 9002 refers to a quality assurance model established by ISO for companies that design, produce, install, inspect and test products.

Internal manufacturing capabilities

     We currently package, test and encode our readers at our production facility in Rosh Pina, Israel. Our packaging and testing facilities are ISO 9002 certified. We consummated recently the building of a manufacturing facility in Rosh Pina, which will permit us to incorporate modules into credit card-sized contactless smart cards. This expansion will enable us to respond more rapidly to customer demand for smart cards in the initial phase of a project.

     InterCard Systemelectronic, our subsidiary, owns a manufacturing facility in Germany for electronic devices primarily for the transportation industry and card terminals for the systems provided by InterCard Kartensysteme, its sister company. Our acquisition enhances our in-house manufacturing capabilities to manufacture our terminals and card readers. We started manufacturing small quantities of our readers at the facilities of InterCard Systemelectronic in 2001. We expect that InterCard Systemelectronic will also continue to manufacture products for the transportation industry.

     We have granted our joint venture, e-Smart, an option exercisable after January 1, 2001, to manufacture smart cards using our technology for sale in the Asia Pacific region. In such event, we will retain exclusive rights to our technology and any smart cards manufactured by e-Smart must contain modules manufactured by us. We are entitled to receive royalties at rates to be agreed upon for smart cards manufactured by e-Smart.

Government regulations

     Some of our products are subject to mandatory government regulation in the countries in which they are used. For example, card readers that are used in the United States require certification of compliance with regulations of the Federal Communications Commission and those used in Europe require certification of compliance with regulations of European Telecommunications Standards Institute regarding emission limits of radio frequency devices. In the United States, our GMS and retail petroleum products are subject to compliance with regulations of Underwriters Laboratories Inc., a public safety and testing certification organization, and in Europe to regulations of the European Union. Our products are compliant with these regulations.

RESEARCH AND DEVELOPMENT


     We believe that our future success depends on our ability to maintain our technological leadership, enhance our existing products and develop new products and technologies. Accordingly, we intend to continue devoting substantial resources to research and development. In 1999, in 2000, in 2001 and for the three months ended March 31, 2002, we invested approximately $1.5 million, $3.9 million, $6.1 million and $1.0 million respectively, in research and development, net of grants from the Office of the Chief Scientist, representing 27%, 25%, 30% and 24% of our revenues for each of those periods. In 1999, 2000, in 2001 and in the three months ended March 31, 2002, we received grants from the Office of the Chief Scientist in the amount of $645,000, $1.0 million, $599,000 and $206,000, respectively, to be used for research and development. We are paying royalties to the Government of Israel at a rate of 3% of sales of the products in which the Government of Israel has participated in financing through grants, up to the amounts granted.


     Our research and development activities focus on three areas:

     * implementing our core technologies in microprocessors and readers;

     * enhancing the functionality of our components and expanding the range of our products to serve new markets; and

     * developing new innovative technologies related to the operation of contactless microprocessor-based smart cards.


     As of March 31, 2002, we employed 71 persons in our research and development department. Our research and development facilities are located at our headquarters in Rosh Pina, Israel. We also have a research and development facility in Jerusalem, Israel, as a result of our acquisition of SoftChip. We believe that our success is based on our experienced team of senior engineers and technicians who have on average 12 years of experience in their respective fields. Our research and development facilities are ISO 9001 certified. ISO 9001 refers to a quality assurance model established by ISO for research and development facilities.


PROPRIETARY TECHNOLOGIES

     Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark, copyright and trade secret law, as well as know-how, confidentiality agreements and other contractual relationships with our employees, affiliates, distributors and others. We have a number of issued patents in various jurisdictions with respect to our technologies, as well as a number of pending patent applications. The more significant of these are as follows:

                TECHNOLOGY                                           STATUS
                ----------                                           ------
Contactless transmission of power and data   Patents granted in the United States, Israel, Canada,
between a smart card and a reader.           Singapore, Australia, South Africa and Hong Kong. The
                                             U.S. patent expires in 2010 and the other patents
                                             expire in 2011.
Dual interface technology for contact/       Patent granted in the United States, Israel and
contactless operation using a single         Australia. These patents expire in 2017. European,
microprocessor on the same card.             Canadian and Hong Kong patent applications pending. PCT
                                             application in the national phase.
System that uses contactless smart card      Patents granted to Easy Park in Israel, the United
for parking systems.                         States, Europe, Hong Kong and South Africa. These
                                             patents expire in 2012.
Dual interface technology for contact/       Patent granted in the United States, Europe and Hong
contactless operating in a single card       Kong. PCT in national phase. Application pending in
conforming to ISO 14443 Type A and B         Israel, Canada and Australia.
standards.
Long range transmission of data.             Patent granted in the United States, Europe, Hong Kong
                                             and in Israel. PCT in national phase. Applications
                                             pending in Canada and Australia.
Vehicle tag incorporated into a capless      Patent granted in Europe, United States and Australia.
fuel inlet cap.                              Accepted in Israel and Hong Kong. Application pending
                                             in Canada. PCT in the national phase.

     We cannot be certain that patents will be issued with respect to any of our pending or future patent applications. In addition, we do not know whether any issued patents will be enforceable against alleged infringers or will be upheld if their validity is challenged. We are currently appealing the decision of the European Patent Office revoking our patent relating to contactless transmission of power and data. Our reader products, but not those of the InterCard group, are based on the technology covered by this patent. We cannot assure you that this proceeding will be successful. If our appeal is not successful, we could lose the right to prevent others in Europe from using the technology covered by the patent. Our right to manufacture and sell our products in Europe is not dependent on the outcome of this opposition proceeding. This proceeding does not have a direct effect on our patents granted in the United States and elsewhere although a successful opposition to this patent could provide a basis for our competitors to claim that our patents in other jurisdictions covering this technology are invalid.


     We have registered trademarks in the United States, the European Community and Israel for OTI and OTI INSIGHT. EYECON is a registered European Community Trade Mark and is also registered in Israel. As the result of an opposition action by Eicon Networks Corporation, the Company and Eicon reached an agreement on January 2, 2002 regarding the future use of the EYECON trademark described in the Company's US Trademark Application Serial No. 75/313,746 and Israeli Trademark Application No. 110844. According to the agreement, the Company will:
(i) withdraw its US trademark application and all other applications associated with the EYECON trademark worldwide and notify all trademark offices of its intention to withdraw such applications within 30 days of the effective date of the agreement; (ii) cancel any existing registrations of the EYECON trademark by providing notice of such cancellation to the relevant trademark offices worldwide, no later than December 18, 2003 for the US and Canada and no later than December 18, 2004 for all other countries worldwide, except several countries including Israel, where the applicable date will be December 18, 2005; and (iii) immediately begin phasing out its use of the EYECON trademark worldwide. SCIENCE-NON FICTION is a registered European Community Trade Mark and registered in Israel and is a pending trademark application in the United States. EASY PARK is a registered trademark in the United States, Canada, Singapore and Israel. We are also using other less important registered trademarks and unregistered trademarks and trade names.


COMPETITION

     Contactless microprocessor-based products and technologies. We anticipate competition in sales of our products, systems and technologies from other providers of contactless microprocessor-based smart card technologies. We expect competition to intensify as our competitors commit greater resources to the development of contactless microprocessor-based smart cards. Some of the larger chip manufacturers that operate in the smart card market, including Atmel, STM, Infineon and Philips Semiconductors, have announced that they are developing contactless microprocessor-based smart cards. However, we are not aware of any other company that has deployed contactless microprocessor-based smart card products for commercial use.

     Contactless ASIC-based products and technologies. We compete with contactless ASIC-based technologies developed primarily by Philips Semiconductors, which comply with ISO 14443 and which are used by some of the largest manufacturers of smart cards, including Gemplus, Schlumburger and Giesecke & Devrient, and Sony's contactless ASIC-based technology, that is not ISO compliant. Other companies offer contactless ASIC-based systems for specific applications. For example, TIRIS, a subsidiary of Texas Instruments, provides ASIC-based keyring tags for gasoline management systems, which compete with the VeriPass system which we have developed with and for VeriFone. In addition, Orpak Industries, Ltd. and Roisman Engineering Ltd., both based in Israel, also offer gasoline management systems, which use simple ASIC-based devices powered by batteries and that do not comply with the standards set by ISO.

     Other contact-based technologies. We compete with contact-based products such as microprocessor-based contact cards, ASIC-based contact cards, memory chip cards and magnetic strip cards. We believe that these cards offer inferior functionality compared to contactless microprocessor-based smart cards. Nevertheless, some of our potential customers have in the past, and may in the future, consider these alternatives sufficient for their needs.

REAL PROPERTY

     We lease an aggregate of 10,639 square meters of land in Rosh Pina, Israel from the Israel Lands Authority. Out of the 10,639 square meters, 2,377 meters are leased under a 49 year lease which expires on November 16, 2041, with an option to extend for a further period of 49 years. Our principal management, administration and marketing activities occupy a 1,188 square meter facility on the site. The remaining 8,262 square meters of land are leased under a 49 year lease with the Israel Lands Authority which expires on September 14, 2047, with an option to extend for a further period of 49 years. Our principal engineering, research and development and part of our manufacturing activities occupy a 4,000 square meter facility on this site. The rent for the initial 49-year term of each of these leases was prepaid in its entirety at the beginning of the lease terms as is customary in Israel for leases of property for industrial purposes from the Israel Lands Authority. Our majority owned subsidiary, Easy Park Ltd., leases office space in this complex from us.

     OTI America, Inc. leases an aggregate of 1,964 square meters of office space in Cupertino, California pursuant to a lease that expires on January 31, 2005. e-Smart leases an aggregate of 427 square meters of office space in Hong Kong pursuant to a lease that expires on July 9, 2003. OTI Africa Ltd. leases an aggregate of 2,500 square meters of office space in Cape Town, South Africa, pursuant to a lease that expires on December 31, 2002, with an option to extend the lease for an additional three years.

     Softchip utilizes an aggregate of 204 square meters in Jerusalem pursuant to a lease which expired on December 31, 1998. The lease agreement was not extended, but the parties continue to act according to the provisions of it.


     InterCard GmbH Kartensysteme owns an aggregate of 5,201 square meters of land in Bad Durrheim, Germany. Of this land 3,000 square meters can be used commercially and the remainder is currently designated as farmland. The commercially usable land is leased by InterCard GmbH Kartensysteme to InterCard GmbH Systemelectronic. This land is used by InterCard GmbH Systemelectronic for its manufacturing facility. InterCard GmbH Kartensysteme leases an additional 1,626 square meters of space which is used for administration, storage and development purposes. The lease agreement terminates on December 31, 2002, but will be automatically extended until December 31, 2003, unless nine months' prior notice is given.


EMPLOYEES


     As of December 31, 1998, we had 54 employees. As of December 31, 1999, we had 75 employees. As of December 31, 2000, we had 255 employees. As of December 31, 2001, we had 247 employees. As of March 31, 2002, we had 245 employees. Our average number of employees during 1998, 1999, 2000, 2001 and for the three months ended March 31, 2002 was 46, 60, 183, 250 and 246. These numbers include employees of our subsidiaries and 50% joint venture, e-Smart. The breakdown of our employees by department is as follows:


                                                                   OTI                                        E-SMART
                                          -----------------------------------------------------   -------------------------------
                                          DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   MARCH 31,   DEC. 31,   DEC. 31,   MARCH 31,
               DEPARTMENT                   1998       1999       2000       2001       2002        2000       2001       2002
               ----------                 --------   --------   --------   --------   ---------   --------   --------   ---------
Sales and marketing.....................      8         19         30         20          20          7          7           7
Research and development and
  engineering...........................     19         23         58         68          68          2          3           3
Manufacturing and operations............     14         17         98         78          78          0          6           6
Customer support........................      5          8         26         14          14          6          0           0
Management and administration...........      8          8         22         46          44          6          5           5
                                             --         --        ---        ---         ---         --         --         ---
Total...................................     54         75        234        226         224         21         21          21

     Of these employees, on March 31, 2002, 82 were based in Israel, 11 in the United States, 113 in Europe and 18 in South Africa. In addition, e-Smart, our joint venture, had 21 employees in the Asia Pacific region as of March 31, 2002.


     Under applicable law and by order of the Israeli Ministry of Labor and Welfare, we and our Israeli employees are subject to certain provisions of the collective bargaining agreements between the Histadrut, the General Federation of Labor in Israel and the Coordination Bureau of Economic Organizations, including the Industrialists Association. These provisions principally concern cost of living increases, length of the working day, minimum daily wages for professional employees, contributions to pension funds, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, annual and other vacation, sick pay and other conditions of employment. We provide our employees with benefits and working conditions above the required minimum and which we believe are competitive with benefits and working conditions provided by similar companies in Israel. Our employees are not represented by a labor union. We have written employment agreements with substantially all of our employees. Competition for qualified personnel in our industry is intense and it may be difficult to attract qualified personnel to our offices. We dedicate significant resources to employee retention and have never experienced work stoppages and believe that our relations with our employees are good.

LEGAL PROCEEDINGS


     We are currently not a party to any material legal proceedings and are not aware of any pending or threatened litigation against us that we believe would have a material adverse effect on our business and the business of our subsidiaries taken as a whole. During the last two fiscal years, we have not been a party to any legal proceedings that have had a material adverse effect on our business and the business of our subsidiaries taken as a whole. In November, 2001, we were notified by a contracting party, P-Card, of the termination of our purchase agreement with them. We continue to review our options to pursue available claims against P-Card, and we believe that all claims that P-Card has suggested may be available to them are baseless and otherwise without merit and we will aggressively defend against any such claims if they are ever asserted.

                                   MANAGEMENT

     The following table sets forth certain information concerning our current directors and executive officers, including officers of certain of our subsidiaries:

                 NAME                      AGE                             POSITION
                 ----                      ---                             --------
Oded Bashan (1)........................     55      President, Chief Executive Officer and Chairman
Ronnie Gilboa..........................     46      Vice President--Projects and director
Guy Shafran............................     30      Chief Financial Officer
Moshe Aduk.............................     45      Vice President--Gasoline Management System
Nehemya Itay...........................     53      Vice President--Hardware Engineering
Ohad Bashan............................     31      Head of Global Marketing and Strategy Development;
                                                      President and Chief Executive Officer, OTI America,
                                                      Inc.
Shulamith Shiffer (1)(2)(3)............     55      Director
Felix Goedhart (2).....................     36      Director
Raanan Ellran (1)(2)(3)................     52      Director

------------------
(1) Compensation committee member

(2) Audit committee member

(3) External director

     Oded Bashan co-founded us in 1990 and has continued to serve as our President, Chief Executive Officer and Chairman since that time. Prior to founding us, he served as the president of Electo-Galil, an Israeli manufacturer of radio frequency identification cards, from 1984 to 1990. Mr. Bashan is a director of OTI America, Inc., OTI Africa Ltd., e-Smart System Inc., SoftChip Technologies (3000) Ltd., Easy Park Ltd. and Easy Park Israel Ltd. and Z.H.R. Industrial Park Company Ltd. In 1997, Mr. Bashan was awarded the Leading Businessman Award in Management, Business and Economics by the Israeli Institute of Public Opinion. He is currently a member of the trustee committee of the Tel-Chai College and a member of the consulting committee for the Executive MBA program at Bar Ilan University. Mr. Bashan holds both a B.A. and an M.A. in economics and business management from the Hebrew University of Jerusalem.

     Ronnie Gilboa co-founded us in 1990 and serves as our Vice President--Projects and as a director. He serves on the board of directors of OTI America, Inc., e-Smart System Inc., OTI Africa Ltd., Easy Park Ltd., Easy Park Israel Ltd. and Softchip Technologies (3000) Ltd. Prior to founding us, Mr. Gilboa was the manager of research and development at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1984 to 1990. Mr. Gilboa holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology).


     Guy Shafran serves as our Chief Financial Officer and has served as a director of Easy Park Ltd. since June 2000 and as a director of Easy Park (Israel) Ltd. since March, 2002. Prior to joining us, Mr. Shafran was chief financial officer at the Israel Cold Storage and Supply Company Ltd., an Israeli public company engaged in the distribution of soft drinks and cold storage, from June 1996 to March 2000. From July 1995 to February 1996, Mr. Shafran was assistant to the chairman of the Baran Group Ltd., an Israeli engineering company. Mr. Shafran holds a B.A. in economics with a specialization in business administration from Ben Gurion University, Beer Sheba.


     Moshe Aduk serves as our Vice President--Gasoline Management System having served in that position since July 1995. From 1990 to July 1995, he was employed by us as a research and development engineer. He served as a director from 1995 to July 1999. Prior to joining us, Mr. Aduk was a hardware and software development engineer at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1985 to 1990. From 1984 to 1985, he was employed as a technical support engineer at Motorola Israel. Mr. Aduk holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology).

     Nehemya Itay serves as our Vice President--Hardware Engineering, having served in that position since July 1995. From 1990 to July 1995, he was employed by us as a research and development engineer. He served as a director from 1991 to July 1999. Mr. Itay is a member of the Joint Task Committee of the International Standards Organisation on standards for contactless smart cards. Prior to joining us, Mr. Itay was a hardware development engineer at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1986 to 1990. From 1982 to 1985, he was an hardware electronic engineer at Elscint, an Israeli technology company. Mr. Itay holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology) and an M.A. in electronics from Drexel University, Philadelphia.

     Ohad Bashan serves as our Head of Global Marketing and Strategy Development, having served in that position since June 2000 and as President, Chief Executive Officer and a director of OTI America, Inc., since August 1998. From 1996 to August 1998, he was our business development manager. Mr. Bashan holds a B.A. in business from the College of Business Management, Tel Aviv, with specializations in marketing and finance, and an M.B.A. from Pepperdine University, California.


     Shulamith Shiffer serves as a director, having served in that position since May 2000. Ms. Shiffer is a Judge -- Vice President of the disciplinary court of the Israeli Bar Association in the district of Jerusalem and serves as Vice Chairman of the Israeli Bar Association tax committee. Ms. Shiffer has been a practicing lawyer and member of the Israel Bar Association since 1968 and has headed a private law office with offices in Jerusalem, Tel Aviv and Zichron Ya'akov, since that time. From 1970 to 1985, Ms. Shiffer was legal adviser to the district of Jerusalem and the Department of Customs and V.A.T. Ms. Shiffer holds an LL.B. and an LL.M., both from the Hebrew University of Jerusalem.



     Felix Goedhart serves as a director, having served in that position since August 1999. He has served as chief executive officer of Equitrust AG, formerly Pre IPO AG of Hamburg, Germany since June 1999. Prior to this position he served as a member of the Management Board of Premiere Medien GmbH & Co. KG, the German Pay-TV station. From 1995 to 1996, he was head of digital projects at Kirch Group, Munich. From 1991 to 1995, he was a senior associate at Booz-Allen & Hamilton, management consultants. Mr. Goedhart holds a Lic.Dec.HSG from Hochschule St. Gallen, Switzerland, and an M.B.A. from the University of Chicago.



     Raanan Ellran serves as a director, having served in that position since July 1999. He serves as a director and as the Chairman of the Finance Committee of Rafael Ltd, as a director and the Chairman of the Investments Committee of Dikla Mutual Funds Management Company (sister company to the First International
Bank), F.I.B.I Holding Company Ltd., and as a director of AAI Ltd., an Israeli internet software designer. From 1993 to 1998, he was a director of First International Bank of Israel, Provident and Pension Funds. He has served as the General Manager of Assuta Medical Centers since March 1997. From 1995 to February 1997, he served as the General Manager of Ration Import Ltd. From 1994 to 1995, he was the General Manager of Ace Hardware (Israel) Ltd., Mr. Elran holds a B.A in economic and business administration and a M.A in finance from Bar llan University.


ELECTION OF DIRECTORS; APPOINTMENT OF OFFICERS


     Our current board of directors consists of five directors. Under our articles of association, our board of directors may not consist at any time of more than seven members. A majority of these directors must be non-executive directors, who are directors that are neither office holders nor our employees. Directors are appointed, removed or replaced, by a majority vote of our shareholders present in person or by proxy at a general meeting of shareholders. Each group of shareholders holding in aggregate 20% or more of our outstanding share capital is entitled to submit a written list of candidates for appointment as directors at a general meeting. Shareholders may only vote for a list in its entirety unless shareholders present at the meeting holding at least 20% of our outstanding share capital require that the vote be for individual directors.

     On July 19, 1999, some of our shareholders, including Oded Bashan, Ronnie Gilboa, Moshe Aduk and Ohad Bashan, who hold in the aggregate approximately 15% of our outstanding share capital, entered into a voting agreement together with a number of our former directors and officers. Under this agreement, any party or parties to the agreement that hold individually or in the aggregate at least 7% of our outstanding share capital may call a meeting of the other parties. At that meeting, each party that holds at least 7% of our outstanding share capital may:

     * designate one person to be placed on the list of proposed directors to be submitted to the shareholders; and

     * propose candidates to act as external directors subject to the approval of a majority of the other parties. If this approval is not received, then the two candidates with the highest number of votes are placed on the list of proposed directors.


     In lieu of a meeting, all of the parties to the agreement holding 7% or more of our outstanding share capital may determine the matters described above by written resolution. Once the list to be submitted to the shareholders has been determined, the parties to the voting agreement have undertaken to vote for the list, either in person or by proxy, at the shareholders meetings at which it is discussed. Currently Oded Bashan beneficially owns and is able to vote 6.05% of our outstanding share capital and Ronnie Gilboa beneficially owns 6.54%.



     Once elected at a shareholders' meeting, our directors, except our external directors, hold office until the first general meeting of shareholders held at least twenty-four months after their election. Incumbent directors may be reelected at that meeting. Prior to December 31, 2004, however, our founders, Oded Bashan and Ronnie Gilboa, may not be replaced or removed without the affirmative vote of 75% of our shareholders entitled to vote and voting, in person or by proxy, at a general shareholders' meeting. Unless contrary to the law, a director may be elected for consecutive terms. Under the new Israeli Companies Law, which took effect on February 1, 2000, the chief executive officer of a public company may not serve as a chairman of the board of directors unless authorized by a general meeting of the shareholders and then only for a period of time that does not exceed three years. As a result, Oded Bashan, who has served as our President and Chief Executive Officer since 1990, will be required to relinquish one of these positions no later than February 1, 2003.



     Our board of directors appoints our chief executive officer. Each of our executive officers serves at the discretion of the board of directors, subject to the terms of any employment agreement, and holds office until his or her successor is elected or until his or her earlier resignation or removal. Except for Ohad Bashan, our Head of Global Marketing and Strategy Development, and President and Chief Executive Officer of OTI America, Inc., who is the son of Oded Bashan, our co-founder and chairman of our board of directors, none of our directors or executive officers has any family relationship with any other director or executive officer.


EXTERNAL DIRECTORS

     The new Israeli Companies Law, which took effect on February 1, 2000, requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint two external directors. No person may be appointed as an external director of a company if the person, or the person's relative, partner, employer or any entity under the person's control, has, or had within the two years preceding the person's appointment as an external director, any affiliation with the company or with any entity controlling, controlled by or under common control with the company. The term "affiliation" includes control, an employment relationship, a business or professional relationship maintained on a regular basis, or service as an office holder, excluding service as a director for a period of not more than three-months during which the company first offered its shares to the public. The term "office holder" is defined as a director, general manager, chief business manager, deputy general manager, vice general manager, chief business manager, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person's title. Each person listed in the table above is an office holder.


     In addition, no person may serve as an external director if that person's other positions or business activities create, or may create, a conflict of interest with the person's service as an external director or may otherwise interfere with the person's ability to serve as an external director. If, at the time an external director is appointed, all current members of the board of directors are of the same gender, then that external director must be of the other gender. Regulations promulgated under the Companies Law provide that the requirement of Israeli residency does not apply to the external directors of companies whose shares are listed for trading outside of Israel.


     External directors are elected by a majority vote at a shareholders' meeting at which either

     * the majority of shares voted at the meeting, including at least one-third of the shares held by non-controlling shareholders voted at the meeting, vote in favor of the election of the external director; or

     * the total number of shares held by non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.


     The initial term of an external director is three years and may be extended for one additional three year period. External directors may only be removed by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. If an external directorship becomes vacant, our board of directors is required under the Companies Law to call a shareholders' meeting immediately to appoint a new external director.


     A company may not appoint an external director as an office holder and may not employ or receive services from an external director, directly or indirectly, including through a corporation controlled by that person, for two years following the termination of his or her service as an external director of that company.

     Each committee of our board of directors must include at least one external director and the audit committee must include all of the external directors. An external director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an external director.

     In addition, our board of directors must include at least three independent directors within the meaning of the Nasdaq National Market listing requirements. Our directors, Shulamith Shiffer and Raanan Ellran, qualify both as external directors under the Companies Law and independent directors under the Nasdaq National Market listing requirements. Our director, Felix Goedhart, qualifies as an independent director under the Nasdaq National Market listing requirements.

ALTERNATE DIRECTORS

     Under our articles of association, each of our directors, other than our external directors, may appoint, by written notice to us, any person to serve as an alternate director. Under the Companies Law, a current director cannot be appointed as an alternate director nor can a currently-serving alternate director be appointed as an alternate director. An alternate director has all the rights and duties of the director appointing him, unless the appointment of the alternate provides otherwise, and the right to remuneration. The alternate director may not act at any meeting at which the appointing director is present. Unless the time period or scope of the appointment is limited by the appointing director, the appointment is effective for all purposes, but expires upon the expiration of the appointing director's term. Currently, none of our directors has appointed any alternate directors.

EXCULPATION, INDEMNIFICATION AND INSURANCE OF OFFICE HOLDERS

     Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

     A company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     * a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

     * reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the officer holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

     A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     * a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     * a breach of duty of care to the company or to a third party; and

     * a financial liability imposed on the office holder in favor of a third party.

     An Israeli company may not indemnify or insure an office holder against any of the following:

     * a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     * a breach of duty of care committed intentionally or recklessly;

     * an act or omission committed with intent to derive illegal personal benefit; or

     * a fine levied against the office holder.

     Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

     Our articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy with an aggregate claim limit of $20 million. Prior to the closing of this offering, we intend to raise the aggregate claims limit to $25 million. As of the date of this offering, no claims for directors and officers' liability insurance have been filed under this policy.

     Our board of directors has resolved to indemnify and insure our office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

COMPENSATION COMMITTEE

     Our board of directors established our compensation committee in July 1999. The duties of the compensation committee are to review the terms of employment of our senior management, to review and recommend to our board of directors the issuance the allocation of options under our share option plans and to perform any other task delegated by our board of directors.

     The current members of our compensation committee are Oded Bashan, Shulamith Shiffer and Raanan Ellran.

AUDIT COMMITTEE

     Our board of directors established our audit committee in July 1999. The Companies Law requires public companies to appoint an audit committee consisting of at least three directors, including all the external directors. The responsibilities of the audit committee include identifying irregularities in the management of the company's business in consultation with the company's independent accountants and the internal auditor and suggesting appropriate responses. The audit committee's responsibilities also include approving related party transactions as required by law. Neither the chairman of the board of directors, a director employed by or otherwise providing services on a regular basis to the company, a controlling shareholder, nor any relative of a controlling shareholder may be a member of the audit committee. The audit committee may not approve an action or a transaction with a controlling shareholder, or with an office holder, unless at least two external directors are serving on the audit committee at the time of the approval, one of whom is present at the meeting at which the approval is granted. In addition, pursuant to the listing requirements of the Nasdaq National Market, we are required to maintain an audit committee including at least three independent directors.

     The current members of our audit committee are Shulamith Shiffer, Raanan Ellran and Felix Goedhart.

INTERNAL AUDITOR


     Under the Companies Law, the board of directors must appoint an internal auditor that is recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company's actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may not be an office holder or an interested party, as defined below, or a relative of an office holder or an interested party, and he or she may not be the company's independent accountant or the independent accountant's representative. The Companies Law defines an "interested party" as a holder of 5% or more of the issued shares or voting rights of a company, a person or entity who has the right to designate at least one director or the general manager of the company, and a person who serves as a director or general manager. In August 2000, our audit committee recommended and our board of directors appointed Brightman Almagor & Co., the Israeli practice of Deloitte & Touche LLP, as our internal auditors.


FIDUCIARY DUTIES; APPROVAL OF CERTAIN TRANSACTIONS

     The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the degree of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes using reasonable means to obtain information as to the advisability of a given action submitted for his or her approval or performed by virtue of his or her position, as well as all other information pertaining to such actions. The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes avoiding any conflict of interest between the office holder's other positions or personal affairs and the performance of his or her position in the company, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive a personal benefit for himself or herself or others, and revealing to the company any information or documents

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relating to the company's affairs which come into the office holder's possession as a result of his or her position as an office holder.

     The Companies Law further requires that an office holder disclose to the company any personal interest that he or she may have and all related material information known to him or her in connection with any existing or proposed transaction by the company. The disclosure must be made promptly and in no event later than the board of directors meeting at which the transaction is first discussed. In addition, if the transaction is an extraordinary transaction, as defined below, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing and by any corporation in which the office holder is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint the general manager or at least one director. The Companies Law defines an "extraordinary transaction" as a transaction that is not in the ordinary course of business, that is not on market terms, or that is likely to have a material impact on a company's profitability, assets or liabilities. In the case of a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, but that is not an extraordinary transaction and is not adverse to the company's interest, once the office holder complies with the above disclosure requirements only board approval is required unless the articles of association of the company provide otherwise. In the case of an extraordinary transaction between the company and an office holder, or a third party in which an office holder has a personal interest, in addition to any approval required by the articles of association, the transaction must be approved first by the audit committee, then by the board of directors and, in certain cases, by the shareholders. A director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may in general not be present at this meeting or vote on this matter. If a majority of the directors have a personal interest in an extraordinary transaction, these directors are permitted to be present and vote on the transaction, but shareholder approval is also required.

     Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval by the board of directors, and undertakings to indemnify or insure an office holder who is not a director require both board and audit committee approval. In general, arrangements regarding the compensation, indemnification and insurance of directors require audit committee and shareholder approval in addition to board approval.

     The Companies Law applies the same disclosure requirements to a controlling party of a public company that it applies, as described above, to an office holder. For these purposes a "controlling party" is any person possessing the ability to direct the activities of the company, including a shareholder which holds 25% or more of the voting rights of the company if no other shareholder owns more than 50% of the voting rights in the company, but excluding a person whose power is derived solely from his or her position on the board of directors or from another position with the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be joint shareholders. Extraordinary transactions with a controlling party or in which a controlling party has a personal interest, and the engagement and terms of compensation of a controlling party as an office holder, require the approval of the audit committee, the board of directors and the shareholders. Shareholder approval must be by a majority of shares voted at the meeting, including at least one-third of the shares of the disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than 1% of the aggregate voting rights in the company.

     Under the Companies Law, a shareholder has a duty to refrain from abusing his or her power in the company and to act in good faith in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at a general meeting of shareholders on the following matters:

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     * an amendment to the articles of association;

     * an increase in the company's authorized share capital;

     * a merger; and

     * approval of a related-party transaction requiring shareholder approval.

     In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under a company's articles of association, can appoint or prevent the appointment of an office holder, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty.

     For information concerning the direct and indirect personal interests of some of our office holders and principal shareholders in transactions with us, see "Related Party Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than Oded Bashan, who serves as a member of our compensation committee, none of the members of our compensation committee or audit committee is currently, or has ever been at any time since our formation, an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

EXECUTIVE COMPENSATION

     The aggregate compensation paid by us and our subsidiaries to our executive directors and executive officers listed in "Management" in the year ended December 31, 2001 was $635,000. This amount includes approximately $83,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to officers, and other benefits commonly reimbursed or paid by companies in Israel.

     Non-executive directors are reimbursed for their expenses for each board meeting attended and in addition receive compensation for their service on the board. Our executive directors do not receive compensation for their service on the board of directors or any committee of the board of directors. The aggregate amount paid by us and our subsidiaries to our non-executive directors in the year ended December 31, 2001 was $27,800.

     See "Principal Shareholders" for information on beneficial ownership of our shares by our directors and executive officers. We have no outstanding loans to any of our directors or executive officers.

EMPLOYMENT AGREEMENTS

     We maintain written employment and related agreements with all of our office holders. These agreements provide for monthly salaries and contributions by us to executive insurance and vocational studies funds. The employment agreements of certain of our office holders further provide that we may give the employee an annual bonus in accordance with targets to be determined by the compensation committee by December 31 of each calendar year in respect of the following year. In determining the amount of the bonus, the compensation committee must relate it to our revenues or profits, as applicable to the employee. If justifiable in light of our quarterly financial results, we may make advances on bonus payments pursuant to a resolution of our board of directors. All of our office holders' employment and related agreements contain provisions regarding noncompetition, confidentiality of information and assignment of inventions. The enforceability of covenants not to compete in Israel is unclear.

     Agreement with Oded Bashan. The employment agreement of Oded Bashan, dated July 1, 1999, provides for a five-year term ending on June 30, 2004, which is to be extended automatically unless terminated as described below. Mr. Bashan may terminate his employment, and we may terminate his employment for reasonable and justifiable cause, in either case on six months' notice.

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In the event of termination, Mr. Bashan is entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment. In the event we terminate his employment prior to June 30, 2004, unless the termination occurred as a result of circumstances depriving him of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of confidentiality or noncompetition undertakings, we are required to continue paying Mr. Bashan a monthly salary, including benefits but excluding bonuses, until June 30, 2004, and in any event, for a period that shall not be less than six months following the notice period described above. In addition to the salary, contributions and bonus described above, Mr. Bashan was entitled under his contract of employment to an additional bonus of $15,000 for every one percent increase in our average share price quoted for the last two months of any year over the average share price quoted for the last two months of the preceding year. This arrangement was terminated in consideration for a one-time award to Mr. Bashan of an option to purchase 250,000 of our shares at an exercise price of euro 6.00 per share.

     Agreement with Ronnie Gilboa. The employment agreement of Ronnie Gilboa, dated July 1, 1999, provides for a five-year term ending on June 30, 2004, which is to be extended automatically unless terminated as described below. Mr. Gilboa may terminate his employment, and we may terminate his employment for reasonable and justifiable cause, in either case on six months' notice. In the event of termination, Mr. Gilboa is entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment. In the event we terminate his employment prior to June 30, 2002, unless the termination occurred as a result of circumstances depriving him of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of confidentiality or noncompetition undertakings, we are required to continue paying Mr. Gilboa a monthly salary until June 30, 2002, and in any event, for a period that shall not be less than six months following the notice period described above.

     Agreement with Guy Shafran. The employment agreement of Guy Shafran, dated June 4, 2000, provides for a five-year term ending on June 3, 2005, which is to be extended automatically unless terminated as described below. Mr. Shafran may terminate his employment on three months notice, and we may terminate his employment for reasonable or justifiable cause on three months notice.

     Agreements with Moshe Aduk and Nehemya Itay. The employment agreements of Moshe Aduk and Nehemya Itay, each dated July 1, 1999, provide for a five-year term ending on June 30, 2004, which is to be extended automatically unless terminated as described below. These individuals may terminate their employment, and we may terminate their employment for reasonable and justifiable cause, in either case on six months' notice. In the event of termination, these individuals are entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment. In the event we terminate the employment of either Mr. Aduk or Mr. Itay, unless the termination occurred as a result of circumstances depriving them of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of his confidentiality or noncompetition undertakings, we are required to continue paying each of them a monthly salary for three months following the notice period described above.

     Agreement with Ohad Bashan. The employment agreement of Ohad Bashan with OTI America, Inc., dated August 23, 1998, provides for a two-year term which has been extended until August 22, 2002. Mr. Bashan may terminate his employment on three months notice and we may terminate his employment only for cause. In addition to his monthly salary, Mr. Bashan is entitled to receive a graduated sales bonus of between 1% and 3% of net revenues exceeding $4.9 million in 2000 and $8.4 million in 2001. In consideration for his appointment as head of our global marketing and strategy development, Mr. Bashan is further entitled to receive for each 12-month period of his employment an option to purchase 10,000 of our ordinary shares at a price of $4.50 per share, which will vest at the termination of that 12-month period. He is entitled to an additional option to purchase a maximum of 50,000 of our ordinary shares, at a price of $4.50 per share, in an amount equal to 0.5% of any funds invested in OTI America, Inc. by third parties as a result of his efforts.

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SHARE OPTION PLANS

     The following is a description of the share option plans that we and our subsidiaries maintain. In addition to the discussion below, please see Note 13B to our consolidated financial statements included elsewhere in this prospectus.

2001 Share Option Plan


     We established our 2001 Share Option Plan in February 2001. The plan provides for the grant of options to our employees, directors and consultants, and those of our subsidiaries and affiliates. Upon establishment of the plan, we reserved 750,000 ordinary shares for issuance. On February 26, 2002, the Company's Board of Directors adopted certain resolutions with regard to the 2001 Share Option Plan that increased the number of available options under the plan by 1,500,000 so that the aggregate number of options available under the plan is now 2,250,000. Under this plan as of the date of this prospectus, we have granted 6,353,640 options, no shares had been exercised and 6,298,229 are outstanding of which 3,718,621 were vested and exercisable. Of the options that are outstanding 3,359,000 are held by our directors and officers listed under "Management." The weighted average price of these share options is $1.14. Prior to the effectiveness of this Registration Statement, we intend to increase the number of available shares under the Plan by a sufficient number to cover all options we granted. Subject to the listing of the ordinary shares on Nasdaq, the Company's Board of Directors has approved the grant of options to management for an aggregate of 240,000 ordinary shares after giving effect to the reverse stock split and allocated sufficient shares to cover such grants and the Company has obtained the approval of the shareholders for such grants.



     On February 26, 2002, our Board resolved to approve a plan by which, inter alia, the Company may pay, during a 12 month period, the salaries of certain of its employees who agree to participate in the plan, by way of grant of options. All such options are to be held by a trustee, for the benefit of each such employee. The trustee shall exercise such options and sell them, in accordance with instructions given to it by the relevant employee. The proceeds mentioned above will be released on a monthly basis by the trustee to the relevant employee (net of deductions required by law) to the maximum extent necessary for payment of such monthly salary to such employee. The Company undertook to pay from its own sources any and all differences between the relevant monthly salary and such proceeds. The arrangement is subject to the Company, the employees and the trustee's signature on a detailed agreement and necessary ancillary documents.



     Our 2001 Share Option Plan is administered by our compensation committee which makes recommendations to our board of directors regarding the grantees of options and the terms of the grant, including exercise prices, grant dates, vesting schedules, acceleration of vesting and forfeiture. Under the Companies Law the allocation of options is solely within the authority of our board of directors. Under the plan, the terms and conditions of options are set forth in individual option agreements with the grantee.



     Under the plan, if the employment of a grantee is terminated for cause, all of his or her options expire immediately. A grantee whose employment is terminated without cause may exercise his or her vested options within three months of termination. If the termination is due to the death or disability of the grantee, the options may be exercised within 18 months of the date of termination in the case of death and 12 months in the case of disability.


     Our 2001 Share Option Plan is subject to two different provisions of the Israeli Income Tax Ordinance. Generally, we allow our employees to choose under which tax provisions they receive their options: the provisions of Section 102 or the provisions of Section 3(i). Under Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, the options or the ordinary shares issued upon exercise of an option must be deposited with a trustee for at least two years. The tax on the benefit accruing to the employee from the grant and exercise of options, as well as from the issuance of ordinary shares pursuant to exercise of these options, is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon sale of those options or

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ordinary shares. Under Section 3(i) of the Israeli Income Tax Ordinance and the
rules promulgated thereunder, the tax on the benefit arising to the grantee upon the exercise of options and the issuance of ordinary shares pursuant to exercise of these options is generally due upon the time of exercise of the options.

1995 Share Option Plan


     We established our 1995 Share Option Plan in December 1995. The plan provides for the grant of options to our employees. Our 1995 Share Option Plan has been superseded by our 2001 Share Option Plan and we have ceased issuing options under our 1995 Share Option Plan. As of the date of this prospectus, we have reserved 1,000,000 ordinary shares to cover issuance of options under the 1995 Plan. Under this plan, as of March 31, 2002, options to purchase 474,069 shares had been exercised and 761,234 were outstanding of which 484,730 were vested and exercisable. Of the options that are outstanding, 320,000 are held by our directors and officers listed under "Management." The weighted average exercise price of these share options is $6.49. Prior to the effectiveness of this Registration Statement, we intend to increase the number of available shares under the plan by a sufficient number to cover all options we have granted.



     Generally, options issued under the plan vest over a period of three to five years in equal annual installments commencing immediately following the grant date. Under the plan, if the employment of a grantee is terminated for cause, all of his or her options expire immediately. Generally, a grantee whose employment is terminated without cause may exercise his or her vested options. If the termination is due to the death of the grantee, the options may be exercised within twelve months of the date of termination.


     Our 1995 Share Option Plan is subject to the same provisions of the Israeli Income Tax Ordinance as our 2001 Share Option Plan.

2001 Employee Share Purchase Plan

     We approved the establishment of an employee share purchase plan. No shares have been issued under the plan. Under the plan, we have reserved 675,000 ordinary shares for purchase by our employees and those of our subsidiaries who have been employed for at least six months. The purchase price of our ordinary shares will be 85% of their trading price on the date of purchase.

OTI America Stock Option Plan

     The OTI America Stock Option Plan was established in April 2000. The plan is administered by OTI America's board of directors, which may designate grantees of options and determine the terms of the award, including stock appreciation rights, restricted stock terms, exercise prices, grant dates, vesting schedules, acceleration of vesting schedules and forfeiture of options. The board of directors may also determine whether options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or stock options that are not intended to qualify as incentive stock options, or non-qualified stock options. Under the plan a total of 1,500 of OTI America's shares of common stock, equivalent to 15% of OTI America's outstanding share capital, may be issued to officers and key employees of OTI America. Of these shares, there are currently outstanding options to purchase 309 shares of OTI America's common stock of which none have vested. Of these options, 230 are incentive stock options and 79 are non-qualified stock options. None of the options that are outstanding are held by our directors and officers listed under "Management." The weighted average exercise price of these stock options is $20.00.

     Generally, options issued under the plan vest over a four-year period in equal annual installments commencing one year after the grant date. However, all incentive stock options and non-qualified stock options become immediately exercisable upon the occurrence of a change of control of OTI America. A grantee whose employment has been terminated may exercise his or her vested options within 90 days of termination. If such termination is due to death or disability of the

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grantee, the options may be exercised within twelve months of termination.
Incentive stock options may not be exercised if more than ten years have elapsed since the grant date.


     Under the plan, upon completion of this offering, the incentive stock options granted under the plan automatically convert to incentive stock options to purchase our ordinary shares. Non-qualified stock option holders may elect, within 90 days of the closing of this offering, to modify their options to provide that the holder may acquire our ordinary shares upon exercise of the option. The conversion ratio for both incentive options and non-qualified is one OTI America share of common stock to 200 of our ordinary shares. In the event of conversion, the exercise price is $15.50 for each of our ordinary shares.


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                           RELATED PARTY TRANSACTIONS

     Our policy is to enter into transactions with related parties on terms that are on the whole no less favorable than those that would be available from unaffiliated parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

CHANGES TO CAPITAL STRUCTURE

     Prior to the initial public offering of our ordinary shares on the Neuer Markt of the Frankfurt Stock Exchange, there were outstanding seven management shares, each of which entitled the holder to appoint one director to our board of directors. Two of these management shares were owned by Oded Bashan, a director and chairman of our board of directors, two by Ronnie Gilboa, our co-founder and a director, one by Astra Technological Investments Ltd. and two by two other shareholders. In June 1999, in consideration for the surrender of these shares, Oded Bashan and Ronnie Gilboa each received 80,000 ordinary shares valued at approximately $240,000 and Astra Technological Investments Ltd. and the two other shareholders each received 20,000 ordinary shares valued at approximately $120,000.

AGREEMENT WITH HOLYTECH LTD.


     In January 1996, we entered into an agreement with HolyTech Ltd., a company owned by Varda Bashan, Ora Gilboa and certain other of our shareholders, which formalized an arrangement that had existed since 1992. Varda Bashan is the spouse of Oded Bashan, our co-founder and chairman of our board of directors, and Ora Gilboa is the spouse of Ronnie Gilboa, our co-founder and a director. Under the agreement, HolyTech provides us with management and engineering services as needed. Mrs. Bashan provides administration services, Mrs. Gilboa provides sales operation services and a number of other shareholders of Holytech, who are also our employees, provide engineering and warehouse services. HolyTech has no activities other than the provision of these services to us. The cost of these services is intended to equal the cost of these services if performed by unrelated parties. The aggregate consideration for the services that HolyTech provided to us was $95,026 in 1997, $141,385 in 1998, $141,723 in 1999, $191,714 in 2000, $157,401 in 2001 and $32,021 for the three months ended March 31, 2002. On August 25, 2000, our audit committee reviewed and reapproved the terms of this agreement.


AGREEMENTS WITH DIRECTORS AND OFFICERS


     We have entered into employment agreements with all of our officers. In addition, we have granted options to purchase our ordinary shares to our officers and directors.


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                              CERTAIN TRANSACTIONS
ACQUISITION OF CITY SMART

     On December 29, 1999, we entered into an agreement to acquire all of the shares of City Smart Ltd. in exchange for 66,860 of our ordinary shares. The closing price of our ordinary shares on this date was euro 6.85 per share (equivalent to $6.88 per share). Wong Ching Shan and City Smart (Australia) PTY Ltd. owned all of the shares of City Smart. The acquisition was completed on December 30, 1999. Under the acquisition agreement, Wong Ching Shan and City Smart (Australia) PTY Ltd. agreed not to develop, promote or sell, competing or similar products to our products or City Smart's products for a period of ten years from the date of the agreement without our and City Smart's prior approval. Wong Ching Shan and City Smart (Australia) PTY Ltd. have undertaken to indemnify us in respect of losses that we incur as a result of undisclosed liabilities associated with City Smart.

ACQUISITION OF SOFTCHIP


     On January 28, 2000, we acquired from Michael and Yael Cohen all of the shares of SoftChip Israel Ltd. and SoftChip Technologies (3000) Ltd., referred to here as the Softchip companies, in exchange for 121,184 of our ordinary shares. The closing price of our ordinary shares on this date was euro 10.33 per share (equivalent to $10.09 per share). It was agreed that Michael Cohen would continue as chief executive officer of SoftChip Technologies (3000) Ltd. pursuant to an employment agreement with a six year term. Michael Cohen's employment agreement is terminable for cause upon three months prior notice. We also granted Michael Cohen options to purchase 100,000 of our ordinary shares at an exercise price of $3.00 per share. These options vest in five equal instalments commencing on February 1, 2001.


     Under the share purchase agreement, Michael and Yael Cohen agreed not to develop, promote or sell competing or similar products to our products or the SoftChip companies' products for so long as Michael Cohen is a member of the board of directors of, or employed by, the SoftChip companies, and for a period of two years thereafter, without our or the SoftChip companies' prior approval.

ESTABLISHMENT OF JOINT VENTURE WITH CHEUNG KONG INFRASTRUCTURE

     On February 2, 2000, we entered into a shareholders agreement with Ocean Wonder Limited, an indirect wholly-owned subsidiary of Cheung Kong Infrastructure Ltd., or CKI, to establish e-Smart System Inc., a joint venture in Hong Kong owned 50% by us and 50% by CKI. In exchange for its interest in the venture, CKI contributed $3.6 million in cash. We contributed $3.1 million in cash and undertook to contribute an additional $500,000 on February 2, 2001. In January 2001, e-Smart exercised an option that we had granted to it to acquire the assets of our subsidiary, City Smart Ltd., in lieu of the additional $500,000 we had undertaken to contribute to e-Smart. We have agreed to indemnify e-Smart and CKI against any losses they incur in connection with City Smart as a result of any event occurring prior to February 2, 2000 or arising out of any City Smart customer contract entered into prior to the exercise of the option, provided we are notified of the claim prior to February 2, 2002.

     Under the shareholders agreement, the board of directors of e-Smart has six members, three of whom are appointed by us and three by CKI. Each party will appoint one less director for each 20% of the company's share capital that it transfers to an unaffiliated third party. The chairman of the board of directors is nominated by CKI and the deputy chairman by us.

     * For so long as CKI retains at least a 50% interest in e-Smart, the chairman of the board has a tie-breaking vote with respect to approval or alteration of the annual business plan, any borrowings, giving of guarantees or indemnities or creation of encumbrances over e-Smart assets or property, and taking any actions that deviate from the annual business plan or that is or may be detrimental to the interests of CKI.

     * For so long as we retain at least a 50% interest in e-Smart, the deputy chairman has a right of veto with respect to use by e-Smart of any smart card technology other than our technology or

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       technology similar to ours, provided that we can timely (1) provide such other smart card technology to e-Smart, or (2) obtain such other smart card technology for e-Smart at direct cost price plus a mark-up of between 7.5% plus a $0.10 per product handling cost, and 9.5%.

     Subject to e-Smart's cash flow or unless otherwise decided by its board of directors, a minimum of 50% of e-Smart's net profits after taxes are to be distributed to its shareholders each year. The following payments are to be paid prior to any distribution of profits:

     * In the event that e-Smart's annual gross profits exceed $750,000, CKI is entitled to receive a yearly management fee equal to 20% of e-Smart's gross annual profit until it has received an aggregate amount equal to $5,050,000.

     * In consideration for granting distribution and other rights with respect to our products, we received $1,550,000 at the end of the first and second quarters of 2000 and are entitled to receive $170,000 at the end of 2001 and 2002, and $160,000 at the end of 2003.

     In order to fund the operations of e-Smart, CKI has undertaken to provide, or procure from a third party, a $4.0 million line of credit. We have agreed to guarantee up to $2.0 million of any borrowings under this line of credit if requested to do so.

ACQUISITION OF THE INTERCARD GROUP

     On June 15, 2000, we acquired 51% of the issued share capital of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, referred to here as the InterCard group, with an option to acquire the remaining 49%. We paid DM 5 million in consideration for these shares in five equal monthly installments of our ordinary shares valued at DM 1 million each at the time of transfer followed by a sixth installment such that the total number of shares transferred in each installment multiplied by the average closing price of our shares on the Neuer Markt of the Frankfurt Stock Exchange for the twenty days immediately following each installment, equals DM 5 million. Pursuant to this transaction, in June 2000, we issued an aggregate of 393,171 ordinary shares which were held in escrow for the purpose of these transfers. In consideration for the transfer of 51% of the issued share capital of the InterCard group, as of December 15, 2000, we had transferred an aggregate of 297,422 ordinary shares to the sellers.


     In January 2001, we completed our acquisition of the InterCard group following the exercise of an option by the shareholders of the InterCard group requiring us to purchase all of their remaining shares in consideration for DM 7 million payable in seven monthly installments of our ordinary shares valued at DM 1 million each at the time of transfer. The number of shares transferred in these installments will be determined by the average closing price of our shares on the Neuer Markt of the Frankfurt Stock Exchange on the three trading days prior to the date of the particular installment. The number of shares transferred in the seventh installment were determined by subtracting from DM 7 million the aggregate value of the previous six installments based on the average closing price on the twenty days immediately following the date of the particular installment. The total number of shares transferred was subject to adjustment by a eighth installment such that the total number of shares transferred in each installment multiplied by the average closing price for the twenty days immediately following each installment, equals DM 7 million. Pursuant to this transaction, in January 2001, we issued 785,000 ordinary shares which were held in escrow for the purpose of these transfers. To date, all such shares have been released from escrow to the sellers. Instead of issuing additional shares, we restructured our payment obligations to the sellers. A payment of Euro 216,105 (approximately $198,000) was paid on October 4, 2001. The balance of Euro 648,360 (approximately $595,000) was granted to us as a loan from the sellers and is payable in 36 monthly installments of Euro 19,724 which includes interest on the outstanding principal at the rate of 6% per annum. As security for payment of the loan we have pledged 18% of our shares in the InterCard group to the sellers. These shares will be gradually released as the loan is paid. The pledge will terminate upon complete payment of the loan.

                             BACKGROUND INFORMATION
ESTABLISHMENT

     We were incorporated under the laws of the State of Israel on February 15, 1990, under the name of De-Bug Innovations Ltd., with unlimited duration. We are registered with the Israeli registrar of companies in Jerusalem. Our founders were Oded Bashan and Ronnie Gilboa and our registration number is 52-004286-2. Our name was changed to On Track Innovations on July 8, 1991. Our objectives under our memorandum of association are to engage in any activity related to innovation and inventions in the fields of science and technology.

HISTORY OF SHARE CAPITAL
Authorized share capital

     The following table sets out changes in our issued share capital occurring during the last three years:

     DATE                        NATURE OF ACTION                  STATE OF AUTHORIZED SHARE CAPITAL
     ----                        ----------------                  ---------------------------------
June 29, 1999          Conversion of management                 NIS 250,000 divided into 25,000,000
                       shares; Increase in share capital        ordinary shares of nominal value NIS
                                                                0.01.
March 11, 2001         Increase in share capital                NIS 500,000 divided into 50,000,000
                                                                ordinary shares of nominal value NIS
                                                                0.01.
June 27, 2002*         Consolidation of share capital           NIS 500,000 divided into 5,000,000
                                                                ordinary shares of nominal value NIS
                                                                0.1.


*Resolutions adopted to set June 27, 2002 as prospective date of consolidation.


Issued Share Capital

     The following table sets out changes in our issued share capital occurring during the last three years:

                                                                                             TOTAL
                                                                                            ORDINARY
                                                               TOTAL      ALLOTMENT OF       SHARES
                                                             INVESTMENT     ORDINARY         AFTER
       DATE               DESCRIPTION OF TRANSACTION           AMOUNT        SHARES      TRANSACTION(1)
       ----               --------------------------         ----------   ------------   --------------
June 24, 1999       Exercise of option by Hapoalim            1,322,250      205,000       10,847,267
                    Nechasim (Menayot) Ltd.
June 29, 1999       Conversion of management shares and         Nominal      220,000       11,067,267
                    additional allotment to previous              value
                    holders of management shares.
June 29, 1999       Issuance to pre-IPO AG.                   1,075,000      128,435       11,195,702
August 12, 1999     Initial public offering on the Neuer     27,200,000    3,200,000       14,395,702
                    Markt of the Frankfurt Stock Exchange.
September 1, 1999   Issuance to net.IPO AG upon a               250,000       63,558       14,459,260
                    conversion of a convertible loan.
September 5, 1999   Issuance to pre-IPO AG upon exercise        Nominal       43,565       14,502,825
                    of option.                                    value
September 8, 1999   Issuance to our former representative       Nominal       24,000       14,526,825
                    in Europe pursuant to the exercise of         value
                    options granted to him by us.

                                                                                             TOTAL
                                                                                            ORDINARY
                                                               TOTAL      ALLOTMENT OF       SHARES
                                                             INVESTMENT     ORDINARY         AFTER
       DATE               DESCRIPTION OF TRANSACTION           AMOUNT        SHARES      TRANSACTION(1)
       ----               --------------------------         ----------   ------------   --------------
December 29, 1999   Issuance to Wong Ching Shan and City           --(2)      66,860       14,593,685
                    Smart (Australia) PTY Ltd. in
                    consideration for the transfer to us
                    of the entire issued and outstanding
                    capital of City Smart Ltd.
January 27, 2000    Allocation to Michel Cohen and Yael            --(3)     121,184       14,714,869
                    Cohen in consideration for the
                    transfer to us of the entire issued
                    and outstanding capital of Softchip
                    Israel Ltd. and Softchip
                    (Technologies) 3000 Ltd.
March 7, 2000       Issuance of shares for options.             Nominal      176,000       14,890,869
                                                                  value
June 1, 2000        Allocation to a trustee in connection    51% of the      393,171       15,284,040
                    with our acquisition of 51% of the           issued
                    issued share capital of the InterCard         share
                    group and with the put and call          capital of
                    options with respect to the group               the
                    remaining 49% of the issued share         InterCard
                    capital of the InterCard group.               group
January 3, 2001     Allocation to a trustee in connection    49% of the      785,000       16,069,040
                    with our exercise of put option with         issued
                    respect to the remaining 49% of the           share
                    issued share capital of the InterCard    capital of
                    group.                                          the
                                                              InterCard
                                                                  group
April 3, 2002       Issuance of shares for options              Nominal    2,250,000       18,319,040
                                                                  value
June   , 2002       Issuance of bonus shares                          0                            (4)

------------------

(1) The number of ordinary shares outstanding after transactions includes all ordinary shares issued by us, including shares issued to trustees pending exercise of employee share options or pending transfer to third parties pursuant to acquisitions that we have made. In the financial statements included elsewhere in this prospectus, shares issued to such a trustee are not included in the statements of shareholder's equity until the shares are transferred to their ultimate beneficiary.

(2) On the date of transfer, the total value of our ordinary shares transferred to the shareholders of City Smart Ltd. was $459,997.

(3) On the date of transfer, the total value of our ordinary shares transferred to the shareholders of SoftChip Technologies (3000) Ltd. and SoftChip Israel Ltd. was $1,222,747.

(4) After consolidation of share capital.


ISSUANCE OF SHARES



     We authorized the issuance to our existing shareholders one ordinary share for every two ordinary shares they hold, as bonus shares, see "Issuance of Bonus Shares." We currently have 2,747,856 ordinary shares issued and outstanding on a fully diluted basis (after giving effect to the approved reverse stock split and the issuance of bonus shares), and following the issuance of the shares by us as contemplated by this prospectus, we will have 3,147,856 ordinary shares issued and outstanding. The shares to be issued in this offering will be approved for issuance pursuant to a resolution of our board of directors.

                             PRINCIPAL SHAREHOLDERS


     The following table provides summary information regarding the beneficial ownership by the following persons of our outstanding ordinary shares as of June
  , 2002 and as adjusted to reflect the sale of the ordinary shares in this offering, the issuance of bonus shares and reverse stock split:


     * each person or entity known to beneficially own more than 5% of our ordinary shares;

     * each of our directors individually;

     * each of our executive officers individually; and

     * all of our executive officers and directors as a group.

     Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge and except as indicated by footnote, each person identified in the table below possesses sole voting and investment power with respect to all ordinary shares held by them. The table provides post-offering summary information assuming both full and no exercise of the underwriters' over-allotment option.


     The table also includes the number of shares underlying options that are exercisable within 60 days of the date of this offering. Ordinary shares subject to these options are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table reflects 2,747,856 ordinary shares outstanding as of
June   , 2002, after giving effect to the reverse stock split and the issuance of the bonus shares. Unless otherwise indicated below, the address of each director, executive officer or listed shareholder is care of On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel.


                                                            SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                   OWNED                    OWNED
                                                           BEFORE THIS OFFERING*    AFTER THIS OFFERING**
                                                           ----------------------   ---------------------
                NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT     NUMBER      PERCENT
                ------------------------                   ----------   ---------   ---------   ---------
Oded Bashan (1)..........................................  2,743,680      13.64      411,552     13.64
Ronnie Gilboa (2)........................................  1,320,600       7.10      198,090      7.10
Guy Shafran (3)..........................................    447,200       2.38       67,080      2.38
Moshe Aduk (4)...........................................    518,480       2.79       77,772      2.79
Nehemya Itay (5).........................................    814,955       4.38      122,243      4.38
Ohad Bashan (6)..........................................    612,208       3.27       91,831      3.27
Shulamith Shiffer (7)....................................     16,000        ***        2,400       ***
Felix Goedhart (8).......................................    116,000        ***       17,400       ***
Raanan Ellran (9)........................................     16,000        ***        2,400       ***
All executive officers and directors as a group..........  6,605,123       31.2      990,768      31.2


------------------
  * The numbers set forth in this chart and in the accompanying footnotes are without giving effect to the reverse stock split and the issuance of bonus shares.



 ** After giving effect to the reverse stock split and the issuance of the bonus shares.



*** Less than 1%



(1) Includes 230,000 ordinary shares held by Oded Bashan Shares Ltd., 230,000 ordinary shares held by Oded Bashan Securities Ltd. and 240,000 ordinary shares held by Oded Bashan Assets Ltd., all of which are wholly-owned by Mr. Bashan. Also includes 40,000 ordinary shares held by Oded Bashan Holdings Ltd., which is wholly-owned by Mr. Bashan's wife. Mr. Bashan disclaims beneficial ownership of the shares held by Oded Bashan Holdings Ltd. The remaining 213,680 ordinary shares are held directly by Mr. Bashan. Also includes options to purchase 1,750,000 ordinary shares and options held by Mr. Bashan's wife to purchase 40,000 ordinary shares. Mr. Bashan disclaims beneficial ownership of the options held by his wife.

(2) Includes 250,000 ordinary shares held by Ronnie Gilboa Securities Ltd., 200,000 ordinary shares held by Ronnie Gilboa Shares Ltd. and 250,000 ordinary shares held by Ronnie Gilboa Assets Ltd., all of which are wholly-owned by Mr. Gilboa. The remaining 330,600 ordinary shares are held directly by Mr. Gilboa. Also includes options to purchase 250,000 ordinary shares and options held by Mr. Gilboa's wife to purchase 40,000 ordinary shares. Mr. Gilboa disclaims beneficial ownership of the options held by his wife.



(3) Consists of options held by Mr. Shafran to purchase 447,200 ordinary shares.



(4) Includes 100,000 ordinary shares held by Moshe Aduk Assets Ltd., which is wholly-owned by Mr. Aduk, and 142,480 ordinary shares and options to purchase 276,000 ordinary shares held directly by Mr. Aduk.



(5) Consists of 200,000 ordinary shares held by Likuy Meorot Ltd., 150,000 ordinary shares held by Josphid Ltd., 150,000 ordinary shares held by Likuy Chama Ltd., and 2,555 ordinary shares held by Toussia-Cohen Company for Trust Holding Ltd. These companies are owned by Adv. Toussia-Cohen in trust for Mr. Itay. An additional 40,000 ordinary shares are held by j.o.g.o.f Ltd., which is wholly owned by Mr. Itay and options to purchase 272,400 ordinary shares are held directly by Mr. Itay.



(6) Consists of 182,208 ordinary shares and options to purchase 430,000 ordinary shares. Mr. Bashan's address is c/o OTI America, Inc., 1601 South De Anza Blvd., Suite 201, Cupertino, California.



(7) Consists of options held by Ms. Shiffer to purchase 16,000 ordinary shares.



(8) Mr. Goedhart holds options to purchase 116,000 ordinary shares. Mr. Goedhart's address is c/o pre-IPO AG, Am Sandtorkai 75, Hamburg 20457.



(9) Consists of options held by Mr. Ellran to purchase 16,000 ordinary shares.



                              SELLING SHAREHOLDERS



     We understand that the selling shareholders (or the registered holders) named below may elect to sell the ordinary shares issued to them in the issuance of bonus shares or otherwise issued to them in private placements of our securities once the listing on Nasdaq is completed. The table identifies all shareholders who are either directors, officers, consultants or, to our knowledge, holders of 10% or more of our shares. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. The numbers set forth below do not include options held by the selling shareholders. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

                                                                            AMOUNT TO BE
                                                                              OFFERED             AMOUNT
                                                         TOTAL AMOUNT     FOR THE SELLING      BENEFICIALLY
                             RELATIONSHIP WITH           BENEFICIALLY      SHAREHOLDERS'       OWNED AFTER
        NAME          THE COMPANY WITHIN PAST 3 YEARS       OWNED*            ACCOUNT          OFFERING(1)
        ----          -------------------------------    ------------     ---------------      ------------
Oded Bashan.........  President, CEO, Chairman              143,052             47,684
Ronnie Gilboa.......  Vice-President, Director              154,590             51,530
Moshe Aduk..........  Vice-President                         36,372             12,124
Nehemya Itay........  Vice-President                         81,383             27,128
Ohad Bashan.........  Manager of Global Marketing CEO        27,331              9,110
                        OTI America
Yossef
Tussya-Cohen........                                         49,404             16,468
Michael Cohen.......                                            150                 50
Astra Technological
  Investments
  Ltd...............                                        108,982             36,327
Dov Shure...........                                         28,155              9,385
Eddy Wuhl...........                                            593                198
Guri Jackobs........                                         70,674             23,558
Manfred Weise.......                                            750                250
Ofer Tziperman......                                          2,968                989
Broadband Capital
  Management LLC....  Financial Adviser                      50,000(2)        50,000(2)
Rockwood, Inc.......  Financial Adviser                      56,000(3)        56,000(3)
Dionysos Investments
  Ltd...............  Consultant                              8,625              8,625
Z.A.G/S&W LLP.......  Counsel                                 5,278              5,278


------------------
 * After giving effect to the reverse stock split and the issuance of bonus shares.



(1) Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owned by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering.



(2) Shares underlying warrants.



(3) Includes 50,000 shares underlying warrants.

                         DESCRIPTION OF ORDINARY SHARES


     Prior to the effectiveness of this Registration Statement, our authorized share capital shall consist of 5,000,000 ordinary shares, nominal value of NIS
0.1 per share, of which           shall be issued and outstanding. Following the
completion of this offering, we will have            ordinary shares issued and
outstanding.


     The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

DIVIDEND AND LIQUIDATION RIGHTS


     We may declare a dividend to be paid to the holders of ordinary shares. Dividends may only be paid out of our profits and other surplus funds, as defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders. Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company's articles of association require otherwise. Our articles of association provide that our board of directors may declare and pay dividends without the approval of our shareholders.


PREEMPTIVE RIGHTS

     Under Israeli law, shareholders in public companies such as us do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. As a result, our shareholders could experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties.

VOTING, SHAREHOLDERS' MEETINGS AND RESOLUTIONS

     Holders of our ordinary shares have, for each ordinary share held, one vote on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders. The quorum required for a general meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent together at least 25% of our issued and outstanding ordinary shares. Prior to the closing of this offering, we intend to amend our articles of association to increase this number to 33 1/3% of our issued and outstanding shares. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place. If a quorum is not present within half an hour following the time appointed for the reconvened meeting, the shareholders then present, in person or by proxy, shall constitute a quorum.


     Under the Companies Law, unless otherwise provided in the articles of association or by applicable law, shareholders' resolutions require the approval of holders of a simple majority of our ordinary shares voting, in person or by proxy on the matter. A shareholders' resolution to amend our articles requires the approval of a simple majority of our shareholders present in person or by proxy.


     Under the Companies Law, a shareholder has certain duties of good faith and fairness towards the company. See "Management--Fiduciary Duties; Approval of Certain Transactions."

TRANSFER OF SHARES AND NOTICES

     Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by Israeli law or the rules of a stock exchange on which the shares are traded. Under the Companies Law, unless otherwise provided in the articles of association or by applicable law, shareholders of record are entitled to receive at least 21 days' prior notice of meetings of shareholders. Our articles of association provide that each shareholder of record is entitled to receive at least 14 days' prior notice of any annual or extraordinary shareholders' meeting and at least 21 days' prior notice of any shareholders' meeting at which a special resolution is proposed.

SPECIAL NOTIFICATION DUTIES

     Our articles of association provide that any shareholder whose shareholding increases above 1%, 5%, 10%, 15%, 20%, 25%, 30%, and so on, of our then outstanding share capital, is obliged to notify us in writing of such change within ten days. A shareholder who fails to comply with this requirement will be denied his or her voting rights, in respect of shares in excess of the particular threshold the crossing of which was not reported, for a six- to 24-month period to be determined in light of relevant circumstances by the board of directors in its sole discretion. Shareholders complying with the filing requirements of Sections 13(d) and 13(g) of the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder will not be subject to this requirement.

     The German Securities Trading Act (Wertpapierhandelsgesetz--WpHG) provides that any shareholder whose shareholdings in a listed company reaches, exceeds or falls short of 5%, 10%, 25%, 50% or 75% of the voting rights by purchase, sale of by any other means shall immediately, and at the latest within seven calendar days, notify the company and the Federal Agency for Supervision for Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht) in writing of having reached, exceeded or fallen short of the above-mentioned thresholds and of their percentage of the voting rights, by indicating his address and the day on which he has reached, exceeded or fallen short of the respective threshold.

ANTI-TAKEOVER PROVISIONS UNDER ISRAELI LAW

     Tender Offer. A person wishing to acquire shares of a publicly traded Israeli company and who would as a result hold over 90% of the company's issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who refuse to sell their shares hold less than 5% of the issued share capital of the company, all of the shares held by such shareholders that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, the shareholders may petition the court to alter the consideration for the acquisition. If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company's issued and outstanding share capital.

     The Companies Law provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. As of the date of this offering, we are not aware of any single shareholder which holds 25% or more of our shares. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 50% or greater shareholder of the company. Regulations promulgated under the Companies Law provide that the tender offer requirements described in this paragraph do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

     * there is a limitation on the acquisition of any level of control of the company; or

     * the acquisition of any level of control must be by means of a tender offer to the public.

     Merger. The Companies Law permits merger transactions if approved by each party's board of directors and the majority of each party's shares voted on the proposed merger at a shareholders' meeting called on at least 21 days' prior notice. Our articles of association provide that merger transactions may be approved by a simple majority of the shareholders present, in person or by proxy, at a general meeting of our shareholders. Under the Companies Law, in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or holding at least 25% of the means of appointing directors of the other party to the merger, or anyone acting on their behalf, including their relatives or companies controlled by them, are excluded from the vote. If a majority of shareholders of one of the parties do not approve the transaction because the votes of certain shareholders are excluded from the vote, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

     Tax Law. Israeli tax law treats specified acquisitions, including a share-for-share swap between an Israeli company and a foreign company, less favorably than does United States tax law. For example, Israeli tax law may subject a shareholder who exchanges ordinary shares in an Israeli company for shares in a foreign company to immediate taxation. Please see "Taxation and Foreign Exchange Regulation."

OTHER ANTI-TAKEOVER PROVISIONS


     Under the German Act relating to Tenders for the Acquisition of Securities and Companies (Wertpapiererwerbs- und Ubernahmegesetz--WpUG), anybody who obtains the control of a target company is obligated to make an offer for the acquisition of the shares of the outside shareholders for adequate consideration. Control under the WpUG means the direct or indirect holding of 30% of the voting rights of the target company. Following the closing of this offering, we will also be subject to the tender offer provisions of the U.S. Securities Exchange Act of 1934, as amended.


     Prior to December 31, 2004, our co-founders, Oded Bashan and Ronnie Gilboa, may not be removed from our board without the affirmative vote of 75% of our shareholders entitled to vote and voting, in person or by proxy, at a general shareholders' meeting.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT


     The transfer agent and registrar for our ordinary shares in the United States is Continental Stock Transfer & Trust Company. Its address is 2 Broadway, New York, New York 10004, and its telephone number at this location is 212-509-4000. Our paying agent in Germany is Dresdner Bank AG.

LISTING


     Our ordinary shares are listed on the Neuer Markt of the Frankfurt Stock Exchange under the symbol "OT5". Any new share issued by us must be admitted for listing on the Neuer Markt by the Admission Committee of Frankfurt Stock Exchange before such shares can be traded on the Neuer Markt. We expect from time to time to apply for admission of those shares to the Neuer Markt. We have also applied to list our ordinary shares on the Nasdaq Small Cap Market under the symbol "OTIV".


                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our ordinary shares in the public market following this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our ordinary shares or adversely affect our ability to raise additional equity capital in the future and on terms favorable to us or at all.


     Assuming no exercise of outstanding options, we will have an aggregate of ordinary shares outstanding upon completion of this offering. Of
these shares, the            ordinary shares sold in this offering generally
will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.



The remaining            ordinary shares are deemed "restricted securities" as
defined under Rule 144. Restricted securities may be sold in the public market only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act, which are summarized below. Subject to the provisions
of Rules 144, 701 and 904,            shares will be eligible for sale from time
to time after the date of this prospectus.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this offering, a person who has beneficially owned ordinary shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     * 1.0% of the total number of our ordinary shares then outstanding, which
       is expected to equal approximately            shares immediately after
       this offering; or


     * the average weekly trading volume of our ordinary shares on the Nasdaq Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person who has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our ordinary shares for at least two years, including the holding period of any owner other than an affiliate, is entitled to sell those shares without regard to volume limitations, manner of sale provisions or information requirements under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such "144(k) shares" may be sold immediately upon the closing of this offering.

RULE 701

     In general, any of our employees, officers or directors, as well as bona fide consultants or advisors, who before the closing of this offering purchased our ordinary shares pursuant to a written compensatory benefit plan or contract, are entitled to rely on the resale provisions of Rule 701. Those provisions permit non-affiliates to sell such shares without having to comply with the public

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information, holding period, volume limitation or notice provisions of Rule 144 and permit affiliates to sell such shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date that we become subject to the reporting requirements of the Securities Exchange Act of 1934.

RULE 904

     Rule 904 of Regulation S under the Securities Act provides that shares owned by any person, other than persons deemed to be affiliates by virtue of their significant shareholdings in our company, may be sold without registration outside the United States, provided the sale is accomplished in an offshore transaction, and no directed selling efforts are made, as those terms are defined in Regulation S, subject to certain other conditions. In general, this means that the shares, including "restricted" shares and shares held by our directors and officers who do not own a significant percentage of the shares, may be sold without registration in the United States on the Neuer Markt of the Frankfurt Stock Exchange or otherwise outside the United States.

OPTIONS


     Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 7,059,463 ordinary shares issuable under our share option plans. The registration statement on Form S-8 is expected to become effective automatically upon filing. As of March 31, 2002, options to purchase 1,696,518 ordinary shares were issued and outstanding, of which options to purchase 1,053,960 ordinary shares had vested and had not been exercised. Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to the vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the public markets upon the expiration or release from the terms of any applicable lock-up agreements.


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                              CONDITIONS IN ISRAEL

     We are incorporated under the laws of and our principal offices and research and development facilities are located in the State of Israel. Accordingly, we are directly affected by political, military and economic conditions in Israel. Our operations would be materially adversely affected if major hostilities involving Israel occur, Israel's political or economic conditions deteriorate or trade between Israel and its present trading partners is curtailed.

POLITICAL AND MILITARY CONDITIONS

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Additionally, from time to time since December 1987, Israel has experienced civil unrest, primarily in the West Bank and Gaza Strip administered by Israel since 1967. A peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed pursuant to which certain territories in the West Bank and Gaza Strip were handed over to Palestinian administration. The implementation of these agreements with the Palestinian representatives has been subject to difficulties and delays and a resolution of all of the differences between the parties remains uncertain. In addition, since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence in the West Bank and Gaza Strip. During 2002, violence intensified between Palestinians and Israelis and Israel has undertaken military actions in the West Bank and the Gaza Strip. In May 2000, Israeli forces withdrew from southern Lebanon. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. We cannot predict whether any other agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any resolution of this kind, or whether the current civil unrest will continue and to what extent this unrest will have an adverse impact on Israel's economic development, on our operations in the future and on our share price.

     Despite the progress towards peace between Israel and its Arab neighbors, certain countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business in Israel or with Israeli companies. Although we are precluded from marketing our products to these countries, we believe that in the past the boycott has not had a material adverse effect on us. However, restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business.

     Generally, all male adult citizens and permanent residents of Israel under the age of 48 are, unless exempt, obligated to perform up to 35 days of military reserve duty annually. Additionally, all residents of this age are subject to being called to active duty at any time under emergency circumstances. Most of our male officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion of these obligations.

ECONOMIC CONDITIONS

     Israel's economy has been subject to numerous destabilizing factors, including rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli Government has, for these and other reasons, intervened in various sectors of the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and foreign currency exchange rates. In 1998, the Israeli currency control regulations were liberalized significantly, as a

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result of which Israeli residents may deal in foreign currency and non-residents of Israel may purchase and sell Israeli currency and assets. The Israeli Government has periodically changed its policies in all these areas. There are currently no Israeli currency control restrictions on remittances of dividends on ordinary shares or proceeds from the sale of shares. However, there remains in effect legislation pursuant to which currency controls can be imposed by administrative action at any time. In addition, Israeli residents are required to file reports on certain types of actions or transactions.




TRADE RELATIONS


     Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is signatory to the General Agreement on Tariffs and Trade, which provides for the reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

     Israel and the European Economic Community, now known as the European Union, concluded a Free Trade Agreement in July 1975 which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and certain non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the European Free Trade Association, which includes Norway, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and those nations. In November 1995, Israel entered into a new agreement with the European Union that redefines rules of origin and makes other improvements, such as providing for Israel to become a member of the research and technology programs of the European Union. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, India, Turkey and other nations in Eastern Europe and Asia.




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            THE GERMAN EQUITY MARKET AND THE NASDAQ SMALL CAP MARKET
FRANKFURT STOCK EXCHANGE (FRANKFURTER WERTPAPIERBORSE) AND THE NEUER MARKT


     According to the currently available information on the internet pages of Deutsche Borse AG the Frankfurt Stock Exchange is the world's third largest organized exchange-trading market in terms of turnover and dealings in securities. It accounts for more than 85 percent of the total securities turnover in Germany and is therefore the leader of the eight German stock exchanges. The public guarantor of the Frankfurt Stock Exchange is the Deutsche Borse AG whose duty it is to ensure the full viability of trading in securities. In addition to the traditional floor trading, Frankfurt Stock Exchange has developed a full spectrum of computerised security trading called XetraRegistered. Xetra was established in November 1997. Buy and sell orders placed by licensed traders from any location are compared by Xetra using a central computer and--if lot sizes and prices match--automatically executed. By end of 2001, about 431 banks and securities trading houses from all over Europe traded through the Xetra-system. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules and regulations.



     For the year ended December 20011, the total turnover in traded equities in Germany amounted to euro 3.188 trillion and was divided in 61.70% on Xetra turnover, 31.81% on Frankfurt Stock Exchange turnover and the rest was divided between the other German stock exchanges. As of December 31, 2001, the equity securities of 5,777 companies, including 4,865 foreign companies, were traded on the Frankfurt Stock Exchange. The aggregate annual equity turnover of the Frankfurt Stock Exchange in 2001 was almost euro 1.82 trillion and on Xetra about euro 1.97 trillion, based on the Frankfurt Stock Exchange's practice of separately recording the sale and purchase components involved in any trade, for both equity and debt instruments.



     Transactions on the Frankfurt Stock Exchange, including transactions within the Xetra system, are settled on the second business day following trading. Over-the-Counter transactions (which may take place in the case of large trade volumes or if one of the parties is a foreigner) are generally also settled at the second business day following the trade, although a different period may be agreed upon by the parties. According to the German banks' standard terms and conditions for securities transactions (Sonderbedingungen fur Wertpapiergeschafte), customers' orders for listed securities must be executed on a stock exchange unless the customer gives specific instructions to the contrary. A quotation or trading as a whole can be suspended by the Frankfurt Stock Exchange if in the public interest or orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.



     The Neuer Markt segment of the Frankfurt Stock Exchange is a trading segment that was launched in March 1997. As of April 30, 2002, the equity securities of 305 companies, including 51 foreign companies were traded on the Neuer Markt segment. It is designed primarily for small to medium-sized domestic and foreign companies, which meet international standards of transparency and publicity. Issuers are, in particular, innovative enterprises which develop new sales markets, utilize new methods of, for example, procurement, production or distribution, or offer new products and/or services, and whose activities can be expected to generate high turnover and profits in the future (Part 1 of Rules and Regulations Neuer Markt). The Frankfurt Stock Exchange reserves the right not to admit issuers if it considers them inappropriate for the Neuer Markt in terms of such criteria. Issuers are requested to provide to investors on an ongoing basis such information as corporate action timetable and annual and quarterly reports, including cash flow statements. This information is required to be submitted in English and German as well as in electronic form, thus enabling the stock exchange to disseminate corporate information via the Internet.

------------------
1 all figures were taken from Factbook of Deutsche Borse AG as available on the Internet under http://www.ip.exchange.de/INTERNET/IP/ip-stats.nsf/WebStatistik+Kassamarkt+
Jaehrlich+Historical+Statistics/3B850EAD6DEE29A3C1256B8E00683CF5/
$FILE/Factbook_2001.pdf?openElement

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
Trading on the Neuer Markt


     Trading of shares listed on the Neuer Markt takes place on the floor of the stock exchange but is Computer aided. Trading on the floor is generally of the auction type, but listed securities are also traded in inter-bank dealer markets off the Frankfurt Stock Exchange. Price formation is determined by open bid by state-appointed brokers who are themselves exchange members but who do not, as a rule, deal with the public. Prices of currently traded securities are displayed continuously during trading hours. At the half-way point of each trading day, a single standard quotation is determined for all shares. Shares traded on the Neuer Markt are also traded on the above described Computer-system Xetra. Trading takes place every business day between 9:00 a.m. and 8:00 p.m. Frankfurt time. Trading within the Xetra system is done by banks and securities dealers admitted to trading an at least one of Germany's stock exchanges.



     The members' association of the Frankfurt Stock Exchange publishes a daily list of prices which contains the standard prices of all traded securities and their highest and lowest quotations during the past year. This list is available on the Internet at http://www.exchange.de.



     A specific feature of the Neuer Markt segment of the Frankfurt Stock Exchange has been the introduction of obligatory designated sponsors, entities admitted to trading at the Frankfurt Stock Exchange that provide additional liquidity by quoting prices through Xetra for the buying and selling of shares on request. Each issuer an the Neuer Markt has to nominate at least two obligatory designated sponsors which will ensure sufficient liquidity for its shares and serve as consultants an all stock market related inatters for the issuer. Our designated sponsors are M.M. Warburg GmbH & Co KGaA, Baden-Wurttembergische Landesbank AG and Schmidt Bank. Neuer Markt equity listings are admitted to electronic trading through Xetra.


     Trading activities an the German stock exchanges are supervised by the Federal Agency for Supervision of Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht--BAFin).


     The listing requirements for the Neuer Markt that we have satisfied may be summarized as follows. The issuer must hold at least EUR 1.5 million of equity capital. For the first issue of shares on the Neuer Markt, i.e. when the company goes public, only ordinary shares may be floated and at least 100,000 shares have to be issued. Upon going public, the equity capital of the company must be increased by cash deposits; at least 50 percent of this capital increase represents the volume of the issue to be placed; at least 20 percent of the shares have to be spread among the public to provide for a free float of the shares and the requirements recommend that at least 25 percent of the shares not be closely held. The percentage may not be less than ten percent, if the issue volume is over 100 million EUR. The "Minimum Volume" criteria -- namely,
(1) that the aggregate nominal value must amount to at least two hundred and fifty thousand EUR, (2) that the minimum number of the shares must be one hundred thousand and (3) that the estimated aggregate market price of the shares to be placed must amount to at least five million EUR -- were met at the time we originally listed and continued to be met today.



     There are certain additional criteria in order to be admitted to Neuer Markt. Issuers have to nominate Designated Sponsors, agree to a restraint on transfer and acknowledge the take-over code, and we currently comply with these requirements:



          Nomination of Designated Sponsor: Every company requires at least two Designated Sponsors at the Neuer Markt to boost liquidity and to fulfill the requirements set forth in the trading regulations for the Neuer Markt.



          Agreement to restrict transfer: We and our former owners agreed that no transfer of their company shares shall take place for a minimum of 6 months after the company goes public. The restriction has lapsed as to the present management.



          Take-over Code. We have agreed to comply with the take-over code laid down by the German Stock Exchange Expert Committee
     (`Borsensachverstandigenkommission') at the


                                       94
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     Federal Ministry of Finance, although the take-over code has been overruled by the German Act relating to Tenders for the Acquisition of Security and Companies (Westpapeierewerbs-und and Ubernahmegesetz WpUG) effective from January 1, 2002.


THE NASDAQ SMALL CAP MARKET

     The National Association of Securities Dealers Automated Quotations system, or Nasdaq, was established in 1971. Nasdaq is owned and operated by the National Association of Securities Dealers, or NASD. Nasdaq is a computerized system that provides brokers and dealers with price quotations for securities traded on the "over-the-counter" market as well as for many securities listed on the New York Stock Exchange.

     Stocks trading on the Nasdaq Small Cap Market must meet certain criteria for market value, profitability and trading activity. More comprehensive information is available for stocks trading on the Nasdaq Small Cap Market than for other stocks traded on the over-the-counter market.


     The principal qualification requirements for listing our ordinary shares on the Nasdaq Small Cap Market include the following:



          (1) For initial inclusion, we should have three registered and active market makers, and for continued inclusion, we should have two registered and active market makers.



          (2) For initial inclusion, we should have:



           (i)  stockholders' equity of $5 million; or



           (ii)  market capitalization of U.S. $50 million; or



           (iii) net income of U.S. $750,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.



          (3) For continued inclusion, we should maintain:



           (i)  stockholders' equity of $2.5 million; or



           (ii)  market capitalization of $35 million; or



           (iii) net income of U.S. $500,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in the last three most recently completed fiscal years



          (4) We should have at least 300 round lot holders of the security.



          (5) We should have at least 1,000,000 publicly held shares for initial inclusion and 500,000 publicly held shares for continued inclusion. Shares held directly or indirectly by any officer or director of the issuer and by any person who is the beneficial owner of more than 10 percent of the total shares outstanding are not considered to be publicly held.



     We currently comply with all of the above-mentioned criteria.

                    TAXATION AND FOREIGN EXCHANGE REGULATION
                           ISRAELI TAX CONSIDERATIONS


     In the opinion of Zysman Aharoni Gayer & Co. Law Offices, the following is a summary of the material aspects of the current tax structure applicable to companies in Israel and their effect on us. The summary also contains a discussion of Israeli tax consequences to persons purchasing our ordinary shares not by way of issuance of bonus shares and Israel Government programs benefiting us. Portions of this discussion are based on tax legislation that has not yet been subject to judicial or administrative interpretation, and we cannot assure you that the views expressed in this discussion will be accepted by the tax authorities in question. The discussion should not be relied on as legal or professional tax advice and is not exhaustive of all possible tax considerations.


     WE URGE PROSPECTIVE PURCHASERS OF ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

Taxation of companies

     General Corporate Tax Structure. Israeli companies are subject to corporate tax at the rate of 36% of taxable income. However, the effective tax rate payable by a company which derives income from certain approved enterprises may be considerably lower, as discussed further below.

     Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959. The Law for the Encouragement of Capital Investment, 1959, commonly referred to as the Investment Law, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific approved enterprise. If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted combination of the applicable rates. Income derived from activity which is not integral to the activity of the enterprise should not be divided between the different enterprises and should not enjoy tax benefits.

     Taxable income of a company derived from an approved enterprise is subject to a reduced corporate tax rate of 25%. The tax rate is subject to additional reductions depending on the percentage of foreign investment in the relevant company until the earlier of:

     * Seven consecutive years, or ten years in the case of a foreign investors' company as defined below, starting in the year in which the approved enterprise first generates taxable income;

     * Twelve years from the start of production; or

     * Fourteen years from the date of approval of the approved enterprise status.

     A company owning an approved enterprise may elect to forego entitlement to grants otherwise available as a result of an approved enterprise in return for an alternative package of benefits. Under the alternative package of benefits, a company's undistributed income derived from an approved enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the approved enterprise within Israel, and the company will be eligible for a reduced tax rate for the remainder of the benefits period.

     We elected to adopt the "Alternative Benefits Program" status for our investment programs.

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     A company that has elected to receive the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax in respect of the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had it not elected the alternative package of benefits, generally 10%-25%, depending on the percentage of the investment in the company's shares held by foreign shareholders. The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises, which is 15%, if the dividend is distributed during the tax exemption period or within 12 years after this period. The company must withhold this tax at the source. If classified as a foreign investors company there is no limit on the period during which a dividend may be distributed from approved enterprise profits and it should always enjoy the benefits of the law.

     A foreign investors company as described in the law of encouragement of capital investment may enjoy benefits for a period of up to 10 years. A foreign investors company is a company of which more than 25% of its shareholders are foreign residents.

     Subject to the provisions of the law concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted combination of the various applicable tax rates. Under the Investment Law, a company that has elected the alternative package of benefits is not obliged to distribute exempt retained profits, and may generally decide from which year's profits to declare dividends. We currently intend to reinvest any amount derived from our approved enterprise programs and not to distribute the income as a dividend. See "Dividend Policy."

     A company that has an approved enterprise program is eligible for further tax benefits if it qualifies as a foreign investors' company. A foreign investors' company is a company whose investees, comprising non-Israeli residents, directly or indirectly hold more than 25% of the company's share capital and combined share and loan capital. A company that qualifies as a foreign investors' company and has an approved enterprise program is eligible for tax benefits for a ten-year benefit period. The company tax rate applicable to income earned from approved enterprise programs in the benefit period (following the period, if any, of no tax) by a company meeting these qualifications is as follows:

          FOR A COMPANY WITH FOREIGN INVESTMENT OF              TAX RATE
          ----------------------------------------              ---------
Over 25% but less than 49%..................................       25%
49% or more but less than 74%...............................       20%
74% or more but less than 90%...............................       15%
90% or more.................................................       10%

     Pursuant to the proposed legislation described above, foreign investors' companies would no longer be entitled to this preferential tax treatment but would instead be taxed the same as Israeli investors' companies.

     The Investment Center bases its decision as to whether or not to approve an application on the criteria set forth in the Investment Law and regulations, the then prevailing policy of the Investment Center, and the specific objectives and financial criteria of the applicant. Accordingly, there can be no assurance that any such applications will be approved. In addition, the benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and upon the criteria in the specific certificate of approval, as described above. In the event that a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of consumer price index linkage adjustment and interest.

     The Investment Center has granted approved enterprise status to three of our investment programs under the alternative benefits option. Taxable income derived from these programs is tax

                                       97
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exempt for a period of ten years beginning with the year in which we first generate taxable income. We have derived, and expect to continue to derive, a substantial portion of our revenues from our approved enterprise programs at our manufacturing facility. The Investment Law also provides that an approved enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. There is no certainty that the Israeli government will continue to provide the same, or similar tax benefits in the future.

     Grants under the Law for the Encouragement of Industrial Research and Development, 1984. Under the Law for the Encouragement of Industrial Research and Development, 1984, research and development programs which meet certain criteria and are approved by a governmental committee of the Office of the Chief Scientist are eligible for grants of up to 50% of the project's expenditure, as determined by the research committee, in return for the payment of royalties from the sale of the product developed in accordance with the program and subject to other conditions. Regulations promulgated under the Research Law provide for the payment of royalties to the Chief Scientist ranging from 3% to approximately 6%, on revenues from products developed using such grants until 100-300% of the dollar-linked grant is repaid. For programs approved from 1999 and thereafter, the amount of the grant to be repaid will include annual interest at LIBOR from the date of approval. Following the full repayment of the grant, there is no further liability for payment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations promulgated under the Research Law, in the event that any of the manufacturing is performed outside Israel by any entity other than us, if approval is received from the Office of the Chief Scientist for such foreign manufacturing and the identity of the foreign manufacturers, we may be required to pay increased royalties. If the manufacturing volume that is performed outside of Israel is less than 50%, the total amount to be repaid to the Office of the Chief Scientist may be adjusted to 120% of the grant. If the manufacturing volume that is performed outside of Israel is between 50% and 90% of the total amount may be adjusted to 150% of the grant and if it is more than 90%, the total amount may be adjusted to 300% of the grant. Since our manufacturing activities are performed by subcontractors outside of Israel, the consent of the Office of the Chief Scientist is required for these activities and additional consents will be required in connection with the manufacturing of products developed in the future with Office of the Chief Scientist grants. The Office of the Chief Scientist has given its ongoing consent in writing to the manufacturing of chips made for us by Samsung, with no increase in royalties. There can be no assurance that this ongoing consent will not be reversed or modified in any way or that we will obtain consents for such activities at all from the Office of the Chief Scientist in the future. Based on full disclosure made by us to the Office of the Chief Scientist regarding our manufacturing activities, the fact that there is no Israeli manufacturer for our modules and the fact that, except for the manufacturing conducted by Samsung, our other non-Israeli manufacturing activities are not based on the intellectual property for which we received grants from the Office of the Chief Scientist, we believe that other consents of the Office of the Chief Scientist are not required. Failure to comply with the requirements for consents for manufacturing outside of Israel could result in penalties, cancellation of grants and denial of any future applications for grants or for these consents. If the consents obtained from the Office of the Chief Scientist to manufacture our chip sets outside of Israel are terminated or if we are unable to obtain similar consents in the future, our business could be harmed.

     The technology developed pursuant to the terms of these grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law. Such approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted in certain circumstances only if the recipient abides by all the provisions of the Research Law and regulations promulgated thereunder, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that

                                       98
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may be increased. It is difficult to quantify the consequences of a change in the royalties payable to the OCS upon transfer of the technology and there can be no assurance that such consent, if requested, will be granted.

     The funds available for grants from the Office of the Chief Scientist were reduced for 1998, and the Israeli authorities have indicated that the government may further reduce or abolish grants from the Office of the Chief Scientist in the future. Even if these grants are maintained, there is no assurance we will receive Office of the Chief Scientist grants in the future. In addition, each application to the Office of the Chief Scientist is reviewed separately, and grants are based on the program approved by the Research Committee. Generally, expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the Office of the Chief Scientist. There is no assurance that applications to the Office of the Chief Scientist will be approved and, until approved, the amounts of any such grants is not determinable.

     Tax Benefits for Research and Development. Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking the deduction. Expenditures not so approved are deductible over a three-year period. However, expenditures made out of proceeds made available to us through government grants are not deductible according to Israeli law.

     Tax Benefits Under the Law for the Encouragement of Industry (Taxes),
1969. The Law for the Encouragement of Industry (Taxation), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. An "Industrial Company" is defined as a company resident in Israel, at least 90% of whose income in a given tax year exclusive of income from specified sources, is derived from an industrial enterprise owned by it. An "industrial enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

     Under the Industry Encouragement Law, industrial companies are entitled to the following preferred corporate tax benefits:

     * deduction of purchase of know-how and patents utilized in the development of the company over an eight-year period;

     * deduction of expenses incurred in connection with a public stock issuance over a three-year period; and

     * right to elect, under certain conditions, to file a consolidated tax return with additional related Israeli industrial companies operating a common production line.

     Under some tax laws and regulations, an industrial enterprise may be eligible for special depreciation rates for machinery, equipment and buildings. These rates differ based on various factors including the date operations begin and the number of work shifts. An industrial company owning an approved enterprise may choose between the depreciation rates provided for in the Law for the Encouragement of Industry (Taxes), 1969 and the depreciation rates available to approved enterprises under the Income Tax Regulations (Inflationary Adjustments Depreciation Rates) 5746-1986.

     Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure you that we will continue to qualify as an industrial company or that the benefits described above will be available to us in the future.

     Special Provisions Relating to Taxation under Inflationary Conditions. The Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law, represents an

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attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. These are some of its important features:

     * There is a special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed (inflation resistant) assets and non-fixed assets. Where a company's equity, as defined in the law, exceeds the depreciated cost of fixed assets, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on the excess is allowed up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis. If the depreciated cost of fixed assets exceeds a company's equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

     * Subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli consumer price index.

     * Gains on traded securities, which are normally exempt from tax under Israeli law, are taxable in certain circumstances determined under the Inflationary Adjustments Law. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel.

     One of the net effects of the Inflationary Adjustments Law is that our taxable income for Israeli corporate tax purposes will be different from our dollar income reflected in our financial statements, which are based on changes in the Shekel exchange rate with respect to the dollar.

Taxation of our shareholders

     Capital Gains Tax on Sales of Our Ordinary Shares. Israeli law imposes a capital gains tax on the sale of capital assets. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset's purchase price that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax in Israel. The real gain is added to ordinary income, which is taxed at ordinary rates of 30% to 50% for individuals and 36% for corporations.

     Under current law, sales of our ordinary shares offered by this prospectus are exempt from Israeli capital gains for so long as they are quoted on the Nasdaq Small Cap Market or recognized by the Israeli Ministry of Finance and we qualify as an Industrial Company. We cannot assure you that we will maintain this qualification or our status as an industrial company. This exemption does not apply to dealers in securities in Israel or to persons (or companies) subject to the Inflationary Adjustment Law who are taxed at regular tax rates applicable to business income.

     If the proposed legislation becomes law, this exemption will no longer apply and, subject to any lower tax rate that may apply pursuant to the provisions of any applicable double taxation treaty, individuals would be taxed at their marginal rate up to a maximum rate of 25% and companies would be taxed at the company rate of 36%.

     Under the convention between the government of the United States of America and the government of Israel with respect to taxes on income, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel tax treaty and who is entitled to claim the benefits afforded to the person by the U.S.-Israel tax treaty generally will not be subject to the Israeli capital gains tax unless certain exceptions apply, including where the U.S. resident holds, directly or indirectly, shares representing 10% or more of our voting

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power during any part of the 12-month period preceding the sale, exchange or disposition of the shares subject to certain conditions. A sale, exchange or disposition of ordinary shares by a treaty U.S. resident who holds, directly or indirectly, shares representing 10% or more of our voting power at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable and subject to the general exemption described in the previous paragraph. Under the U.S.-Israel tax treaty, however, the U.S. resident would be permitted to claim a credit for the taxes against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel tax treaty does not relate to U.S. state or local taxes.

     Taxation of Non-Resident Holders of Shares. Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income, including dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distribution of dividends other than bonus shares, income tax is withheld at source, at the rate of 25%, (or 12.5% for dividends not generated by an approved enterprise if the non-resident is a U.S. corporation and holds at least 10% of our voting power throughout a certain period, and 15% for dividends generated by an approved enterprise), unless in each case a different rate is provided in a treaty between Israel and shareholder's country of residence. Under the U.S.- Israel tax treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%. However, under the Investment Law, dividends generated by an approved enterprise are taxed at the rate of 15%.

     Foreign Exchange Regulations. We are permitted to pay in Israeli and non-Israeli currency:

     * dividends to holders of our ordinary shares; and

     * any amounts payable with respect to our ordinary shares upon our dissolution, liquidation or winding up.

     If we make any payments in Israeli currency, the payments may be converted into freely repatriable dollars at the rate of exchange prevailing at the time of conversion.

UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of our counsel, Z.A.G/S&W, the following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares by United States holders. Our counsel's legal opinion is based upon the United States Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial authority and current administrative rulings and practices, all of which are subject to change, possibly with retroactive effect or different interpretations. As to all matters of fact essential to their opinion, Z.A.G/S&W has relied upon our representations, certificates from our officers, and facts set forth in this prospectus. We have not sought any ruling from the United States Internal Revenue Service with respect to the matters discussed below, and we cannot provide any assurance that the IRS or a court will agree with our counsel's legal opinion. The discussion below assumes that you will hold the ordinary shares as capital assets.

     This discussion is not a comprehensive description of all of the tax consequences that may be relevant to United States holders of ordinary shares, and you should consult your professional advisor as to the tax consequences of the acquisition, ownership and disposition of our ordinary shares. In particular, this discussion does not address your tax treatment if you are subject to special tax rules under United States federal income tax law, for example, if you are:

     * a bank, insurance company or other financial institution,

     * a regulated investment company, real estate investment trust or grantor trust,

     * a broker or dealer in securities or foreign currency,

     * a person who has a functional currency other than the United States dollar,

     * a person who acquires ordinary shares in connection with employment or other performance of services, or who acquires ordinary shares in the form of bonus shares from us,

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     * a person subject to alternative minimum tax,

     * a person who owns, or is deemed to own, at least 10% or more, by voting power or value, of our shares,

     * a person who owns ordinary shares as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction for United States federal income tax purposes,

     * a tax-exempt entity, or

     * an expatriate of the United States.

Further, this description does not address any United States federal estate and gift tax consequences, nor any state, local or foreign tax consequences relating to the acquisition, ownership and disposition of our ordinary shares.

     For purposes of this discussion, you are a United States holder if you are:

     (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under United States federal income tax laws,

     (ii) a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes, which is created or organized in or under the laws of the United States, any of its states or the District of Columbia, unless otherwise provided by Treasury regulations,

     (iii) an estate the income of which is subject to United States federal income taxation regardless of its source,

     (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations, or

     (v) any person otherwise subject to United States federal income tax on a net income basis in respect of ordinary shares,

and if your status as a United States holder is not overridden pursuant to the provisions of an applicable tax treaty.

     Your initial income tax basis in any ordinary shares that you acquire will be the U.S. dollar amount that you paid for the ordinary shares, or the U.S. dollar equivalent of the fair market value of any property, including foreign currency, you exchanged for the ordinary shares as of the date of exchange.

     Distributions

     We do not at this time anticipate paying any dividends. But, if we do distribute property to you in the future, then subject to the discussion below under "Passive Foreign Investment Company Considerations," the following Internal Revenue Code rules regarding taxable distributions will generally apply.

     Distributions you receive from us with respect to your ordinary shares, including any related tax withheld by Israel, will constitute dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent that a distribution exceeds our available earnings and profits, it will be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the ordinary shares (reducing such adjusted tax basis dollar for dollar), and thereafter as capital gain. Dividends you receive generally will be treated as foreign source dividend income and will not be
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eligible for the dividends-received deduction allowed to
corporate shareholders under the Internal Revenue Code.

     The amount of any distribution we make to you will equal the fair market value in United States dollars of the Israeli Shekels or other property you receive, including the amount of any related withheld tax, on the date of distribution, which, in the case of a distribution paid in Israeli Shekels will be based on the exchange rate on the date of your receipt. For United States federal income tax purposes, you will have a basis in any Israeli Shekels you receive equal to the dollar value of the Israeli Shekels on the date of payment. Any gain or loss that you recognize upon a subsequent disposition of these Israeli Shekels will generally be ordinary income or loss.

     The Israeli withholding tax will generally be treated for United States federal income tax purposes as a foreign tax that you may claim as a foreign tax credit against your United States federal income tax liability, subject to limitations generally applicable to foreign tax credits. For example, dividends distributed by us will generally be categorized as passive income or, in the case of some holders, as financial services income, for purposes of computing allowable foreign tax credits for United States federal income tax purposes. In general, you may not claim a foreign tax credit with respect to a category of income in excess of the United States federal income tax otherwise payable with respect to that category of income. However, you may carry back any excess foreign tax credits to the two preceding tax years and then carry any remaining excess credits forward five subsequent tax years to reduce your United States federal income tax payable on foreign source income in the same category that is not otherwise offset by a foreign tax credit. The consequences of the separate limitation calculation will depend on the nature and sources of your income and the deductions allocable to that income. You should consult with your tax advisor regarding the use of foreign tax credits.

     In lieu of claiming a credit, you may claim all foreign tax that you paid during a particular taxable year as an itemized deduction. Unlike a credit, a deduction does not reduce your United States federal income tax on a dollar for dollar basis. The deduction, however, is not subject to the category limitations described above regarding foreign tax credits. You are urged to consult your own tax advisor concerning whether you are eligible for benefits under the United States-Israel tax treaty, whether, and to what extent, a foreign tax credit will be available with respect to dividends received from us, and the treatment of any foreign currency gain or loss on any Israeli Shekels received with respect to the shares that are not converted into United States dollars on the date the Israeli Shekels are actually or constructively received.

     Sale or Exchange of Our Ordinary Shares

     Subject to the discussion below under "Passive Foreign Investment Company Considerations," the following Internal Revenue Code rules regarding dispositions will generally apply.

     In general, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of an ordinary share equal to your amount realized in the disposition less your adjusted income tax basis in the ordinary share. Your amount realized is the amount of cash and the fair market value of property received, or the United States dollar value on the date of the disposition of the amount realized in Israeli Shekels. Your adjusted income tax basis in an ordinary share is discussed above.

     Gain or loss recognized upon the sale, exchange, redemption or other taxable disposition of an ordinary share will generally be capital gain or loss, and will generally be long-term capital gain or loss if your holding period in the disposed of ordinary shares exceeds one year. Special rates of tax apply to long-term capital gains recognized by noncorporate United States holders. Also, your gain will generally be treated as United States source income for United States foreign tax credit purposes. You should consult your tax advisor regarding the source of loss recognized on the sale, exchange, redemption or other taxable disposition of an ordinary share.

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     Passive Foreign Investment Company Considerations

     Special United States federal income tax rules apply to a United States holder who owns shares of a corporation that was at any time during the United States holder's holding period a passive foreign investment company (a "PFIC"). A non-United States corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying look-through rules for lower tier affiliates, either (1) at least 75% of its gross income is "passive income," or (2) at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

     Based on our estimated gross income, the average value of our gross assets (assuming that we are entitled to value our intangible assets using the methods prescribed for publicly traded corporations) and the nature of our business, we believe there is only a small chance that we will be a PFIC for our current taxable year and in the foreseeable future. Since PFIC status is a factual determination that must be made annually and is therefore subject to change, our status in current and future years depends on our assets and activities in those years. Because the market price of our ordinary shares is likely to fluctuate and because the market price of the shares of technology companies has been especially volatile, we cannot assure you whether or not we will be considered a PFIC for any taxable year. In addition, we cannot provide any assurance that the applicable tax law will not change in a manner which adversely affects our PFIC determination. If we were a PFIC for a taxable year and you are a United States holder of our ordinary shares at any point during that year, you generally could be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, your ordinary shares.

     If we were a PFIC, a United States holder of our ordinary shares could make a variety of elections that may alleviate the tax consequences referred to above. However, it is expected that the conditions necessary for making an election to treat us as a qualified electing fund under the PFIC rules will not be available. You should consult your tax advisor regarding our potential status as a PFIC and the tax consequences to you that would arise if we were treated as a PFIC.

     Backup Withholding and Information Reporting

     If you hold ordinary shares, you may be subject to information reporting and backup withholding of United States federal income tax with respect to cash payments in respect of dividends or the gross proceeds from dispositions. The backup withholding rate is currently 30%, but is scheduled to be reduced to 28% over the next several years. However, you will not be subject to backup withholding if you properly execute, under penalties of perjury, an IRS Form W-9 or a substantially similar form in which you provide your correct taxpayer identification number, certify that it is correct, certify that you are a United States person, and certify as to one of the following conditions: (1) you are not subject to backup withholding because you are a corporation or come within another enumerated exempt category, (2) you have not been notified by the IRS that you are subject to backup withholding, or (3) you have been notified by the IRS that you are no longer subject to backup withholding.

     If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, dividends and other payments paid to you during the taxable year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

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     Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining that exemption.

     THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OR DISPOSITION OF OUR ORDINARY SHARES BY UNITED STATES HOLDERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION.

GERMAN TAXATION CONSIDERATIONS


     In the opinion of FPS Fritze Paul Schmitt, Rechtsanwalte, Frankfurt am Main and Seelig & Preu, Bohlig, Rechtsanwalte, Steuerberater, Wirtschaftsprufer, Munich, the following is a description of tax matters arising under German tax law in consideration of the German-Israeli tax treaty. This description takes into account the material changes of German tax law as a result of the reform of the taxation of enterprises which was enacted in summer 2000 and implemented in the years 2001 and 2002. This description assumes that holders are initial purchasers of the ordinary shares, that will hold the ordinary shares as a capital asset. They have relied on the facts presented to them by us.



     THIS DESCRIPTION DOES NOT PURPORT TO BE A COMPREHENSIVE DESCRIPTION OF ALL OF THE TAX CONSIDERATIONS WHICH MAY BE RELEVANT TO A DECISION TO PURCHASE OUR ORDINARY SHARES IN THE OFFERING. THIS DESCRIPTION IS BASED ON THE TAX LAWS OF GERMANY AS IN EFFECT ON THE DATE OF THIS PROSPECTUS, WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THIS DESCRIPTION IS LIMITED TO INCOME TAXATION OF DIVIDENDS AND CAPITAL GAINS AS WELL AS GIFT AND INHERITANCE TAX UNDER GERMAN LAW BUT DOES NOT ADDRESS ALL ASPECTS OF SUCH GERMAN TAXATION. THIS DESCRIPTION DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR HOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE GERMAN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF OUR ORDINARY SHARES.


Taxation of dividends

     If you are a German resident shareholder, liable to personal income tax, the dividends received from us must be generally treated as taxable income in Germany. Beginning with the tax year 2001 only 50% of these dividends are subject to income tax (so called Halbeinkunfteverfahren). The other 50% are not subject to any income tax.

     In connection with this enactment, a private German shareholder may only deduct 50% of his dividend-related-expenses (Werbungskosten). Such expenses can occur for the acquisition, safeguarding and maintenance of the dividend-income (including fees for the depository bank and finance charges like interest for loans taken for the acquisition of the shares of our company) and 50% of these expenses can be deducted from the dividend income of ordinary shares held in private. Absent itemized expenses, you may deduct income-related expenses in a lump sum amount of euro 51 (or euro 102 for joint tax returns) p.a. For income from capital assets, an additional annual savers' tax allowance of euro 1,550 (or euro 3,100 for joint returns) is granted (Sparerfreibetrag). In accordance with the German-Israeli tax treaty, any remaining Israeli withholding tax on dividends is credited to the German part of the income tax on the dividend income. For example, if the German income tax on these dividend income, as a result of deductions for income-related expenses (e.g. refinancing costs), is lower than the Israeli withholding tax, this Israeli withholding tax can only be offset by the amount of the German tax. Upon your request, the Israeli withholding tax may be deducted at the time income is determined instead of being offset.

     If you are a holder of our ordinary shares and you are liable to unlimited corporation income tax, then dividends will not be taxed. On the other hand, due to this exemption, no expenses can be deducted which relate to this dividend income of the company. In addition to this, an amount of 5%

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of your tax exempt dividends is treated as a non-deductible expense. This will increase your taxable-income. The same exemption occurs, if you are a non-resident corporation with a permanent establishment in Germany that holds our ordinary shares as asset. The Israeli withholding tax with respect to the amount of the tax exempt dividends cannot be offset against the German tax. Dividends in Germany constitute taxable income if they are re-distributed to a domestic natural person, who is a shareholder of the German corporation.

     If you are a German non commercial asset management partnership, that holds our ordinary shares, a pro rata share of dividends is attributed to the investment income of each partner. If You are a German commercial partnership, that holds our ordinary shares as operating assets, a pro rata share of the dividends is attributed to each partner's income from commercial activities. In the latter case the partner may not claim the savers' tax allowance in respect of such commercial income.

     If you are non-German resident that holds our ordinary shares, you will not be subject to German income or withholding tax on dividends received on our ordinary shares, unless such income is effectively connected with the conduct of a trade or business of the non German resident in Germany.

Taxation of capital gains

     If you are an incorporated holder of our ordinary shares and you have unlimited corporation tax liability, you will not be taxed on capital gains at this level. No expenses can be deducted which relate to this capital gain income of the company. In addition to this, an amount of 5% of your tax exempt capital gain income is treated as a non-deductible expense, which increases your income. On the other hand write-down of the value of the ordinary share is not a tax-deductible expense anymore and the capital gain, which is the result of a disposal of ordinary shares, which were written- down in previous periods is subject to unlimited taxation. The same rules are applicable to shares, that form part of the assets of a non-resident corporations permanent establishment in Germany.

     If you are a private investor 50% of the capital gains are subject to personal income tax, if he, or in the case of an acquisition without consideration, one of his predecessors in title, has held 1% or more of the company's nominal capital at any time within the five years preceding the transfer. If you are a private investor and you have held 1% or more of the company's nominal capital within this five year period, the capital gain will not be taxed, if the holding period of the shares was more than 1 year. Otherwise the capital gain will be subject to unlimited tax liability, if the disposal takes place within one year after acquisition and if you, or in the case of an acquisition without consideration, one of your predecessors in title at the time of the disposal or at any time within the five years preceding the sale, directly or indirectly held a participation in our company of at least 1% of the nominal share capital of our company.

     If you are a non-German resident that holds our ordinary shares you will not be subject to German income or withholding tax on a gain realized on the sale or exchange of our ordinary shares unless such gain is effectively connected with the conduct of trade or business of the non-German resident in Germany.

Gift and inheritance tax

     In accordance with German tax law, the transfer of our ordinary shares upon death or as a donation is subject to the German inheritance and gift tax, if:

     * the shares in the case of a testator or donor belong to business assets for which a permanent establishment in Germany is maintained or a permanent representative appointed; or

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     * the testator or donor, the heir or other acquirer at the time of the death or when the gift takes place had his domicile or his habitual abode in Germany, or as a German national with no domicile in Germany had not resided continuously abroad for more than five years.

     Israel abolished inheritance tax in 1985. The German-Israeli tax treaty is not applicable to cases later than March 31, 1982.

Other German taxes

     The sale or transfer of our ordinary shares is not subject to stock exchange turnover tax, stamp duty or similar taxes in Germany. Wealth tax is no longer levied for the tax assessment period from 1997; for collection periods from 1998 and later, the trade capital tax has been repealed.

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                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

     We have been informed by our legal counsel in Israel, Zysman Aharoni Gayer & Co. Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act or the German securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

     * the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

     * the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

     * adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;

     * the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     * the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

     * an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

     * the obligations under the judgment are enforceable according to the laws of the State of Israel.

     We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering.

     Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

                              PLAN OF DISTRIBUTION


     We may sell our shares in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our shares will set forth the terms of the offering of our shares, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.



     Our shares may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed. Any agent involved in the offer or sale of our shares will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.



     In connection with the sale of our shares, underwriters or agents may receive compensations from us or from purchasers of our shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our shares to our through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts of commissions they receive from us and any profit on the resale of our shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shares will be subject to conditions precedent and the underwriters will be obligated to purchase all our shares if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.



     Any ordinary shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on Nasdaq.



     Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled to indemnification by us against and contribution toward certain liabilities, including liabilities under the Securities Act.



     Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.



     We expect that our selling shareholders may sell their shares on NASDAQ Small Cap Market after the listing on NASDAQ Small Cap Market is effective. The selling shareholders and their successors, including their permitted transferees, pledgees or donees or their successors, may sell the shares of common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.



     The shares covered by this prospectus to be sold from time to time by the selling shareholders may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:


     * on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     * in the over-the-counter market;

     * in private transactions;

     * by pledge to secure debts and other obligations; or

     * a combination of any of the above transactions.

     The selling shareholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling shareholders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker-dealer acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as principal. This compensation might also exceed customary commissions.

     If any selling security holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     * a block trade,

     * a special offering,

     * an exchange distribution or secondary distribution, or

     * a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

The supplement will disclose, to the extent required:

     * the names of the selling shareholders and of the participating broker-dealer(s);

     * the number of shares involved;

     * the price at which such shares were sold;

     * the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     * any other fact material to the transaction.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale or distribution of the shares of common stock may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to 5 business days prior to the commencement of such distribution. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling shareholders or any other such persons. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     In order to comply with the securities laws of some jurisdictions, if applicable, the shares of common stock must be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 LEGAL MATTERS


     The validity of the ordinary shares offered in this offering and certain other matters in connection with this offering relating to Israeli law will be passed upon for us by Zysman Aharoni Gayer & Co. Law Offices, Tel Aviv, Israel. Certain legal matters in connection with this offering relating to United States law will be passed upon for us by Z.A.G/S&W, New York, New York. As of the date of this prospectus, Zysman Aharoni Gayer & Co. beneficially owns
ordinary shares of the Company and options to acquire            ordinary shares
of the Company and Z.A.G/S&W beneficially owns 5,278 ordinary shares of the Company (after giving effect to the reverse stock split).


                                    EXPERTS

     Our consolidated financial statements for the years ended December 31, 1999, 2000 and 2001, and as of December 31, 1999, 2000 and 2001, appearing elsewhere in this prospectus have been audited by Luboshitz Kasierer, Arthur Andersen, independent public accountants in Israel, as set forth in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The address of Luboshitz Kasierer is Ahad Ha'am Street 9, Shalom Tower, Tel Aviv 29452, Israel.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form F-1, including the exhibits and schedules thereto, with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

     After this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and will fulfill the obligations with respect to such requirements by filing reports with the SEC. We, as a "foreign private issuer," will be exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we will not be required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we intend to file with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We will also furnish quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 60 days after the end of such quarter.

     You may read and copy any document we file with the SEC at reference facilities at 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.


     In addition, under German law, documents referred to in this Prospectus, in so far as they relate to the Company may be inspected during normal business hours at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel.

                           ON TRACK INNOVATIONS LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----
Report of Independent Public Accountants....................      F-2

Consolidated Balance Sheets as of December 31, 1999, 2000,
  and 2001 (audited) and March 31, 2002 (unaudited).........      F-3

Consolidated Statements of Operations for the years ended
  December 31, 1999, 2000, and 2001 (audited) and for the
  three months period ended March 31, 2001 and 2002
  (unaudited)...............................................      F-4

Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 2000, and 2001 (audited)
  and for the three months period ended March 31, 2002
  (unaudited)...............................................    F-5-F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 2000, and 2001 (audited) and for the
  three months period ended March 31, 2001 and 2002
  (unaudited)...............................................    F-7-F-8

Notes to the Consolidated Financial Statements..............    F-9-F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
On Track Innovations Ltd.

     We have audited the accompanying consolidated balance sheets of On Track Innovations Ltd. and subsidiaries as of December 31, 1999, 2000, and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1999, 2000, and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of On Track Innovations Ltd. and subsidiaries as of December 31, 1999, 2000, and 2001 and the consolidated results of their operations and their cash flows for the three years ended December 31, 1999, 2000, and 2001 in conformity with accounting principles generally accepted in the United States.

    LUBOSHITZ KASIERER
      ARTHUR ANDERSEN

TEL-AVIV, ISRAEL
MARCH 22, 2002

                           ON TRACK INNOVATIONS LTD.
                          CONSOLIDATED BALANCE SHEETS
                In thousands of U.S. Dollars, except share data

                                                                     DECEMBER 31,
                                                       -----------------------------------------    MARCH 31,
                                                         NOTE      1999       2000        2001        2002
                                                       --------  --------   ---------   --------   -----------
ASSETS                                                                      (AUDITED)              (UNAUDITED)
  CURRENT ASSETS
    Cash and cash equivalents........................    (3)     $16,315     $15,598    $ 6,030      $ 3,866
    Short-term investments...........................    (4)      12,252       1,885      1,946        1,671
    Trade receivables (net of allowance for doubtful
      accounts of $151, $240, $565 and $362 as of
      December 31, 1999, 2000, 2001 and March 31,
      2002, respectively)............................              2,146       4,458      2,983        3,091
    Other receivables and prepaid expenses...........    (5)         776       2,305      1,091        1,306
    Inventories......................................    (6)       1,934       5,325      4,998        5,096
                                                                 -------     -------    -------      -------
      Total current assets...........................             33,423      29,571     17,048       15,030
                                                                 -------     -------    -------      -------
  INVESTMENT IN AN AFFILIATED COMPANY................    (7D)         --         329        570          541
                                                                 -------     -------    -------      -------
  PROPERTY, PLANT AND EQUIPMENT, NET.................    (8)       1,946       4,877      6,502        6,569
                                                                 -------     -------    -------      -------
  OTHER ASSETS, NET..................................    (7F)         --       3,396      5,661        5,641
                                                                 -------     -------    -------      -------
  SEVERANCE PAY DEPOSITS.............................    (11)        312         407        682          657
                                                                 -------     -------    -------      -------
      Total assets...................................            $35,681     $38,580    $30,463      $28,438
                                                                 =======     =======    =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Short-term credit and current maturities of
      long-term loans................................   (10D)    $ 1,199     $ 4,093    $ 3,333        3,055
    Trade payables...................................              1,368       3,329      3,178        2,968
    Other current liabilities........................    (9)       2,594       2,765      2,463        2,102
                                                                 -------     -------    -------      -------
      Total current liabilities......................              5,161      10,187      8,974        8,125
                                                                 -------     -------    -------      -------
  LONG-TERM LIABILITIES
    Loans, net of current maturities.................    (10)      1,321       2,463      4,751        4,715
    Severance pay....................................    (11)        886       1,209      1,064        1,028
                                                                 -------     -------    -------      -------
      Total long-term liabilities....................              2,207       3,672      5,815        5,743
                                                                 -------     -------    -------      -------
  COMMITMENTS AND LIENS..............................    (12)
  SHAREHOLDERS' EQUITY...............................    (13)
    Ordinary shares of NIS .01 par value:
      Authorized--3,750,000 shares as of December 31,
      1999 and 2000, 7,500,000 shares as of December
      31, 2001 and March 31, 2002; Issued and
      outstanding--2,168,843, 2,246,670, 2,364,420
      and 2,364,420 shares as of December 31, 1999,
      2000, 2001 and March 31, 2002, respectively....                 44          45         47           47
    Additional paid-in capital.......................             37,645      42,322     44,833       44,917
    Deferred compensation............................               (306)       (860)      (551)        (499)
    Other comprehensive income-currency translation
      adjustments....................................                 --           9         37           34
    Accumulated deficit..............................             (9,070)    (16,795)   (28,692)     (29,929)
                                                                 -------     -------    -------      -------
  Total shareholders' equity.........................             28,313      24,721     15,674       14,570
                                                                 -------     -------    -------      -------
  Total liabilities and shareholders' equity.........            $35,681     $38,580    $30,463      $28,438
                                                                 =======     =======    =======      =======

The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         In thousands of U.S. Dollars, except share and per share data

                                                             YEAR ENDED                  THREE MONTHS ENDED
                                                            DECEMBER 31,                      MARCH 31,
                                                ------------------------------------   -----------------------
                                        NOTE       1999         2000         2001         2001         2002
                                      --------  ----------   ----------   ----------   ----------   ----------
                                                             (AUDITED)                       (UNAUDITED)
REVENUES
  Products..........................    (17)    $    3,892   $   13,389   $   18,217   $    3,719   $    3,588
  Nonrecurring engineering..........                 1,405          590          500           --          305
  Licensing and transaction fees....                    86        1,095        1,527          302          410
  Customer services and technical
    support.........................                    --          428          676           49          118
                                                ----------   ----------   ----------   ----------   ----------
    Total revenues..................                 5,383       15,502       20,920        4,070        4,421
COST OF REVENUES
  Products..........................                 2,122        7,031       10,727        2,097        2,109
  Nonrecurring engineering..........                    73           89           20           --           50
  Licensing and transaction fees....                    --           --           --           --           --
  Customer services and technical
    support.........................                    --          332          491           33           67
                                                ----------   ----------   ----------   ----------   ----------
    Total cost of revenues..........                 2,195        7,452       11,238        2,130        2,226
                                                ----------   ----------   ----------   ----------   ----------
    Gross profit....................                 3,188        8,050        9,682        1,940        2,195
                                                ----------   ----------   ----------   ----------   ----------
OPERATING EXPENSES
  Research and development..........                 2,101        4,913        6,737        1,935        1,242
  Less--participation by the Office
    of the Chief Scientist..........                   645        1,031          599           --          206
                                                ----------   ----------   ----------   ----------   ----------
  Research and development, net.....                 1,456        3,882        6,138        1,935        1,036
  Marketing and selling.............                 2,066        7,437        6,592        1,778          974
  General and administrative........                 1,839        3,755        5,159        1,617        1,193
  Amortization of intangible
    assets..........................                    --          465        1,112          278           20
  Other expenses....................   (14A)            --          599          340           --           --
                                                ----------   ----------   ----------   ----------   ----------
    Total operating expenses........                 5,361       16,138       19,341        5,608        3,223
                                                ----------   ----------   ----------   ----------   ----------
    Operating loss..................                (2,173)      (8,088)      (9,659)      (3,668)      (1,028)
Interest on convertible loan........   (13A)          (250)          --           --           --           --
Financing income....................                   459        1,300          520          281          381
Financing expenses..................                  (141)        (491)        (471)        (151)        (240)
Other income (expenses), net........   (14B)            --           --       (1,081)         500          (22)
                                                ----------   ----------   ----------   ----------   ----------
    Loss before income taxes........                (2,105)      (7,279)     (10,691)      (3,038)        (909)
Tax benefit (taxes on income).......    (15)           (82)          58           47          (25)         (22)
                                                ----------   ----------   ----------   ----------   ----------
                                                    (2,187)      (7,221)     (10,644)      (3,063)        (931)
Minority interest...................                    81          250           37          (11)         (19)
Equity in losses of an affiliated
  company...........................                    (2)        (754)      (1,290)        (642)        (287)
                                                ----------   ----------   ----------   ----------   ----------
    Net loss........................            $   (2,108)  $   (7,725)  $  (11,897)  $   (3,716)  $   (1,237)
                                                ==========   ==========   ==========   ==========   ==========
Basic and diluted net loss per
  share.............................            $    (1.17)  $    (3.48)  $    (5.11)  $    (1.56)  $    (0.52)
                                                ==========   ==========   ==========   ==========   ==========
Weighted average number of shares
  outstanding--basic and diluted....             1,806,977    2,220,741    2,326,599    2,382,020    2,364,420
                                                ==========   ==========   ==========   ==========   ==========




The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
                           CONSOLIDATED STATEMENTS OF
                              SHAREHOLDERS' EQUITY
                In thousands of U.S. Dollars, except share data

                                                                                         OTHER
                                                                                     COMPREHENSIVE
                                                        ADDITIONAL                  INCOME-CURRENCY                     TOTAL
                                NUMBER OF     SHARE      PAID-IN       DEFERRED       TRANSLATION     ACCUMULATED   SHAREHOLDERS'
                                  SHARES     CAPITAL     CAPITAL     COMPENSATION     ADJUSTMENT        DEFICIT        EQUITY
                                ----------   --------   ----------   ------------   ---------------   -----------   -------------
BALANCE AS OF DECEMBER 31,
  1998........................   1,583,759     $34       $ 9,216       $  (286)          $ --          $ (6,962)       $ 2,002
Issuance of shares, net of
  issuance costs of $125......      91,084       2         3,220            --             --                --          3,222
Exercise of options...........      14,000      --            --            --             --                --             --
Shares issued in initial
  public offering, net of
  issuance costs of $4,177....     480,000       8        24,493            --             --                --         24,501
Deferred compensation.........          --      --           414          (414)            --                --             --
Amortization of deferred
  compensation................          --      --            52           394             --                --            446
Beneficial conversion feature
  on convertible loan.........          --      --           250            --             --                --            250
Net loss......................          --      --            --            --             --            (2,108)        (2,108)
                                ----------     ---       -------       -------           ----          --------        -------

BALANCE AS OF DECEMBER 31,
  1999........................   2,168,843      44        37,645          (306)            --            (9,070)        28,313
Issuance of shares in
  consideration for equity
  interest in subsidiaries,
  net of issuance costs of
  $60.........................      59,807       1         3,562            --             --                --          3,563
Exercise of options...........      18,020      --           145            --             --                --            145
Deferred compensation.........          --      --           960          (960)            --                --             --
Amortization of deferred
  compensation................          --      --            10           406             --                --            416
Currency translation
  adjustment..................          --      --            --            --              9                --              9
Net loss......................          --      --            --            --             --            (7,725)        (7,725)
                                ----------     ---       -------       -------           ----          --------        -------

BALANCE AS OF DECEMBER 31,
  2000........................   2,246,670      45        42,322          (860)             9           (16,795)        24,721
Issuance of shares in
  consideration for equity
  interests in subsidiaries,
  net of issuance costs of
  $84.........................     117,750       2         2,511            --             --                --          2,513
Amortization of deferred
  compensation................          --      --            --           309             --                --            309
Currency translation
  adjustment..................          --      --            --            --             28                --             28
Net loss......................          --      --            --            --             --           (11,897)       (11,897)
                                ----------     ---       -------       -------           ----          --------        -------
BALANCE AS OF DECEMBER 31,
  2001........................   2,364,420      47        44,833          (551)            37           (28,692)        15,674
Deferred compensation.........          --      --            84           (84)            --                --             --
Amortization of deferred
  compensation................          --      --            --           136             --                --            136
Currency translation
  adjustment..................          --      --            --            --             (3)               --             (3)
Net loss......................          --      --            --            --             --            (1,237)        (1.237)
BALANCE AS OF MARCH 31, 2002
  (UNAUDITED).................   2,364,420     $47       $44,917       $  (499)          $ 34          $(29,929)       $14,570
                                ==========     ===       =======       =======           ====          ========        =======

The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
                           CONSOLIDATED STATEMENTS OF
                        SHAREHOLDERS' EQUITY (CONTINUED)
                          In thousands of U.S. Dollars

                                                        YEAR ENDED               THREE MONTHS ENDED
                                                       DECEMBER 31,                  MARCH 31,
                                                  ----------------------       ----------------------
                                                    2000          2001           2001          2002
                                                  --------      --------       --------      --------
                                                        (AUDITED)                   (UNAUDITED)
COMPREHENSIVE LOSS:
  Net loss......................................  $ (7,725)     $(11,897)      $ (3,716)     $ (1,237)
  Currency translation adjustment...............         9            28            (16)           (3)
                                                  --------      --------       --------      --------
                                                  $ (7,716)     $(11,869)      $ (3,732)     $ (1,240)
                                                  ========      ========       ========      ========




The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          In thousands of U.S. Dollars

                                                                         YEAR ENDED              THREE MONTHS ENDED
                                                                        DECEMBER 31,                  MARCH 31,
                                                              --------------------------------   -------------------
                                                                1999        2000        2001       2001       2002
                                                              ---------   ---------   --------   --------   --------
                                                                          (AUDITED)                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $ (2,108)   $ (7,725)   $(11,897)  $ (3,716)  $ (1,237)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred compensation.....................       446         416         309         82        136
  Loss (gain) on sale of fixed assets.......................        --          --          (6)        --         22
  Gain on sale of investment in subsidiary..................        --          --        (500)      (500)        --
  Amortization of intangible assets.........................        --         465       1,112        278         20
  Assets write-down.........................................        --          --         340         --         --
  Depreciation..............................................       210         593         988        208        173
  Amortization of debt discount.............................       250          --          --         --         --
  Provision for severance pay...............................       248          61        (416)       (94)       (11)
  Minority interest.........................................       (81)       (218)        (15)        11         19
  Equity in losses of an affiliated company and others......        --         754       1,290        642        287
  Translation adjustment and others.........................        67          12         (62)       (29)        --
Changes in operating assets and liabilities
  Decrease (Increase) in short-term investments, net........   (11,554)     10,376         (61)       (34)       275
  Decrease (Increase) in trade receivables..................    (1,083)       (770)      1,245      1,861       (108)
  Decrease (Increase) in other receivables and prepaid
    expenses................................................      (283)     (1,073)      1,192       (418)      (215)
  Decrease (Increase) in inventories........................       (85)     (1,507)        112       (569)       (98)
  Increase (Decrease) in trade payables.....................       267          81         (83)       138       (210)
  Increase (Decrease) in other current liabilities..........       759        (787)       (270)       (50)      (361)
                                                              --------    --------    --------   --------   --------
    Net cash provided by (used in) operating activities.....   (12,947)        678      (6,722)    (2,190)    (1,308)
                                                              --------    --------    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries and affiliates...................        --      (1,332)     (1,334)      (334)      (307)
Proceed from sale of fixed assets...........................        --          --          14         --         10
Purchase of plant and equipment.............................      (513)     (2,627)     (2,639)      (541)      (275)
                                                              --------    --------    --------   --------   --------
    Net cash used in investing activities...................      (513)     (3,959)     (3,959)      (875)      (572)
                                                              --------    --------    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares and exercise of options..................    26,773         145          --         --         --
Convertible loans received..................................       750          --          --         --         --
Increase (decrease) in short-term credit....................        --       1.551        (582)      (797)      (227)
Long-term loans received....................................       849       2,528       3,952      2,190        372
Repayment of long-term loans................................      (632)     (1,660)     (2,257)      (316)      (429)
                                                              --------    --------    --------   --------   --------
    Net cash provided by (used in) financing activities.....    27,740       2,564       1,113      1,077       (284)
                                                              --------    --------    --------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............  $ 14,280    $   (717)   $ (9,568)  $ (1,988)  $ (2,164)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     2,035      16,315      15,598     15,598      6,030
                                                              --------    --------    --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 16,315    $ 15,598    $  6,030   $ 13,610   $  3,866
                                                              ========    ========    ========   ========   ========
NON-CASH TRANSACTIONS
Issuance of shares in consideration for equity interest in
  subsidiaries..............................................        --    $  3,563    $  2,513   $  3,375         --
Long-term loan received in consideration for equity interest
  in subsidiaries...........................................        --          --    $    562         --         --
Convertible loan converted into shares of the Company.......  $    700          --          --         --         --
Conversion of EasyPark shares into shares of the Company....  $    300          --          --         --         --
Convertible loan converted into shares of the Company.......  $    250          --          --         --         --




The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                          In thousands of U.S. Dollars

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
                                                               (AUDITED)
ACQUISITION OF SUBSIDIARIES
Assets and liabilities of subsidiaries upon acquisition:
Working capital (excluding cash and cash equivalents).......    $  (123)
Fixed assets................................................       (896)
Intangibles.................................................     (3,861)
Long-term liabilities.......................................      1,083
Minority interests in investee companies upon acquisition...        (16)
Fair value of Company shares issued.........................      3,623
                                                                -------
                                                                $  (190)
                                                                =======

The accompanying notes to the consolidated financial statements form an integral part thereof.

                           ON TRACK INNOVATIONS LTD.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          In thousands of U.S. Dollars

NOTE 1--GENERAL

A. On Track Innovations Ltd. (the "Company" or "OTI") was founded in 1990, in Israel. The Company and its subsidiaries are principally engaged in the field of design and development of contactless microprocessor-based smart card systems. On August 31, 1999, the Company completed an initial public offering of its ordinary shares on the Neuer Markt, Frankfurt and raised approximately $24,500.

B. The financial statements of the Company have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. Substantially all of the Company's sales are in U.S. dollars. Most purchases of materials and components and most marketing costs are denominated in U.S. dollars. Therefore, the functional and reporting currency of the Company is the U.S. dollar.

   Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with the principles set forth in Financial Accounting Standards Board of the United States ("FASB") Statement of Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. Accordingly, items have been remeasured as follows:

   * Monetary Items--At the exchange rate in effect on the balance sheet date.

   * Nonmonetary Items--At historical exchange rates.

   * Revenue and Expense Items--At the exchange rates in effect as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).


     All exchange gains and losses from the abovementioned remeasurement (which are immaterial for all periods presented) are reflected in the consolidated statements of operations. The representative rate of exchange as of December 31, 1999, 2000, 2001 and March 31, 2002 was U.S. $1.00 to NIS 4.15, NIS 4.04, NIS 4.42 and NIS 4.67 respectively.


C. Subsidiaries and Affiliated Companies

   The functional currency of the majority of the subsidiaries is the US dollar.

   The functional currency of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic is the Euro and the functional currency of the affiliated company e-Smart Systems Inc. is the Hong Kong dollar. The financial statements of these companies are translated into US dollars in accordance with SFAS No. 52, using the period end exchange rate for assets and liabilities, and average rates for revenues and expenses. Translation adjustments are included as a component of comprehensive loss.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are:

A. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's principal subsidiaries are InterCard GmbH Kartensysteme (Germany), InterCard GmbH Systemelectronic (Germany), OTI Africa Ltd. (South Africa), SoftChip Technologies (3000) Ltd. (Israel), SoftChip Israel Ltd. (Israel), OTI America, Inc. (U.S.A.), Easy Park Ltd. ("EasyPark") (Israel) and Easy Park Israel Ltd. (Israel). Significant intercompany transactions and balances have been eliminated.

B. Cash and Cash Equivalents

   Cash equivalents are highly liquid investments with original maturities of less than ninety days.

C. Short-Term Investments

   These securities are classified as "trading" and stated at market value. Gains and losses are included in financing income in accordance with the principles set forth in Statement SFAS No. 115.

D. Long-Term Investments

   OTI's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, OTI's share of the earnings and losses of these companies is included in consolidated net loss. OTI has a 50% interest in the e-Smart joint venture, which is accounted for under the equity method.

E. Allowance for Doubtful Accounts

   Allowance for doubtful accounts is computed for specific debts, the collectibility of which is doubtful based upon the Company's experience.

F. Inventories

   Inventories are valued at the lower of cost or market. Cost is determined as follows:

   Raw materials--first in, first out ("FIFO") method.

   Finished products and work in progress--on the basis of manufacturing costs, including materials, labor, direct and indirect production expenses using the FIFO method.

G. Property, plant and equipment

   These assets are stated at cost less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

H.  Intangible Assets

    The excess of the purchase price over the fair value of the identifiable net assets acquired has been recorded as intangibles, which is presently being amortized over periods of between five to seven years on a straight-line basis. The amortization periods are evaluated by management on a continuing basis, and will be adjusted if events and circumstances warrant revised estimates of useful lives.

I.  Revenue Recognition

    Revenues from products are recognized upon delivery provided there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivable is probable. In the case of nonrecurring engineering, delivery is deemed to occur on completion of testing and approval of the customization of the product by the customer.

    Technology license revenues are recognized at the time the technology and license is delivered to the customer, collection is probable, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

    Transaction fees are recognized as earned based on usage.

    Revenues relating to customer services and technical support are recognized as the services are rendered.

    Amounts billed where the revenue recognition criteria have not been fully met, and thus the revenue is not yet earned, are reflected as deferred revenue, which is netted off against the related receivable. If amounts billed and classified as deferred revenues are collected, the amounts are included in liabilities. Deferred revenues in respect of sales to equity subsidiaries are netted off against the related investment in the balance sheet.

    The United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. In terms of this new accounting guidance, the Company has adopted the guidance SAB No. 101 during the fourth quarter of 2000. The effect of the adoption of this guidance was to reduce revenues in the amount of $517 in 2000. In addition, the Company has recorded deferred revenues as of December 31, 2000 in the amount of $2,067 to be recognized ratably over the following two years, which have been netted off against the related investment.

J.  Research and Development Costs

    Research and development costs, net of royalty bearing participation by the Government of Israel through the Ministry of Industry and Trade Office of the Chief Scientist, are charged to operations as incurred. The participation by the Government of Israel are recognized on an accrual basis.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

K. Stock-based Compensation

   The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method prescribed in Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. In accordance with APB Opinion 25 deferred compensation is recorded if there is a difference between the exercise price and the fair market value of the ordinary share on the date of the grant. Companies that elect to employ the method prescribed by APB Opinion 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. The Company has elected to account for its share-based compensation arrangements under the provisions of APB Opinion 25, including the FASB issued interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation--an interpretation of APB Opinion 25," and accordingly, has included in Note 13 the pro forma disclosures required under SFAS No. 123. Options granted to non-employees are recognized at their fair market value at date of grant in accordance with SFAS No. 123.

L. Basic and Diluted Net Loss Per Share


   The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share". Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, as the company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive. The total number of shares related to the outstanding options, excluded from the calculations of diluted net loss per share was 30,120, 123,669, 242,103 and 254,478 as of December 31, 1999, 2000, 2001 and as of March 31, 2002,
   respectively.


M. Comprehensive Loss

   As of January 1, 1998, the Company adopted SFAS No. 130, which requires the disclosure of all components of comprehensive loss.

N. Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, trade receivables, other receivables, credit from banks and others, liabilities to suppliers and others are equivalent to, or approximate their fair value due to the short-term maturity of these instruments.

   The carrying amount of long-term loans are equivalent to or approximate their fair value as they bear interest at approximate market rates.

O. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

P.  New Accounting Standards

(1) In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. All other intangible assets will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to June 1, 2001, the Company is required to adopt SFAS 142 effective January 1, 2002.


    On January 1, 2002, the Company adopted SFAS 142. In accordance with the provisions of SFAS 142, the Company evaluated its existing intangible assets and has concluded that the purchase cost assigned to assembled workforce as part of the SoftChip Group acquisition in January 2000 may no longer be recognized separately as an intangible asset, and has therefore been reclassified as goodwill as of January 1, 2002, and that the purchase cost assigned to the sales force as part of the InterCard group acquisition in 2000 and 2001 does not meet the criteria for separate recognition as an intangible asset, and has therefore been reclassified as goodwill as of January 1, 2002.



    As of January 1, 2002, the Company therefore has unamortized goodwill in the amount of $5,314. In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company is performing an assessment of whether there is an indication that the goodwill is impaired as of January 1, 2002. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning assets and liabilities, including existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company has until June 30, 2002, to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities, in a manner similar to a purchase price allocation, to its carrying amount, both of which would be measured as of January 1, 2002. This second step is required to be completed by December 31, 2002. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle as of January 1, 2002, in the Company's statement of income.



    The annual amortization expense relating to intangibles is estimated to be approximately $80 for each of the three years ending December 31, 2004, approximately $45 for each of the two years ending December 31, 2006, and approximately $15 for the year ended December 31, 2007.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              In thousands of U.S. Dollars, except per share data


NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     The following transitional information is presented to reflect net loss and loss per share for all prior periods adjusted to exclude amortization of goodwill.


                                                                                  FOR THE THREE
                                                             FOR THE               MONTHS ENDED
                                                            YEAR ENDED              MARCH 31,
                                                           DECEMBER 31,       ----------------------
                                                               2001             2001          2002
                                                           ------------       --------      --------
   Reported net loss...................................      $(11,897)        $(3,716)      $(1,237)
   Goodwill amortization...............................         1,032             258            --
                                                             --------         -------       -------
   Adjusted net loss...................................      $(10,865)        $(3,458)      $(1,237)
                                                             --------         -------       -------

   Loss per share
     Reported net loss.................................      $  (5.11)        $ (1.56)      $ (0.52)
     Goodwill amortization.............................          0.44            0.11            --
                                                             --------         -------       -------
     Adjusted net loss.................................      $  (4.67)        $ (1.45)      $ (0.52)
                                                             ========         =======       =======


    As of the date of these financial statements, the Company is unable to estimate whether it will be required to recognize any transitional impairment losses.


(2) In August 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144. Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). Although SFAS 144 supersedes FASB Statement No. 121, it retains the requirements of SFAS 121 regarding recognition of impairment loss for long-lived assets to be held and used (based on undiscounted cash flows) and resolves certain implementation issues. Also, the accounting model used in SFAS 121 for long-lived assets to be disposed for by sale (lower of carrying amount of fair value less cost to sell) is broadened by SFAS 144 to include discontinued operations and supersedes APB Opinion No. 30. Therefore, discontinued operations will no longer be measured on a net realizable value basis and future operating losses will no longer be recognized before they occur. SFAS 144 also broadens the presentation of discontinued operations to include a component of an entity (rather than a segment of a business). The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those years. The Company believes that the adoption of SFAS 144 will not have material impact on the Company's financial statement.

NOTE 3--CASH AND CASH EQUIVALENTS

                                                                  DECEMBER 31,
                                                         ------------------------------      MARCH 31,
                                                           1999       2000       2001          2002
                                                         --------   --------   --------      ---------
         Cash in banks................................   $ 1,262    $   945     $  192        $  157
         Bank deposits in U.S. dollars (2002--bearing
           annual interest rate of 2%)................    12,536     13,703      5,749         3,618
         Bank deposits in Euro (2002--bearing annual
           interest rate of 2%).......................     2,011        555         49            52
         Bank deposits in NIS (2002--bearing annual
           interest rate of 3%).......................       506        395         40            39
                                                         -------    -------     ------        ------
                                                         $16,315    $15,598     $6,030        $3,866
                                                         =======    =======     ======        ======

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 4--SHORT-TERM INVESTMENTS

                                                                  DECEMBER 31,
                                                         ------------------------------      MARCH 31,
                                                           1999       2000       2001          2002
                                                         --------   --------   --------      ---------
         Bank deposits in U.S. dollars................   $10,188    $    --     $   --        $   --
         Marketable bonds of the State of Israel
           (2002--bearing annual interest rate of
           6.5%)......................................     2,064      1,885      1,946         1,671
                                                         -------    -------     ------        ------
                                                         $12,252    $ 1,885     $1,946        $1,671
                                                         =======    =======     ======        ======

NOTE 5--OTHER RECEIVABLES AND PREPAID EXPENSES

                                                                  DECEMBER 31,
                                                         ------------------------------      MARCH 31,
                                                           1999       2000       2001          2002
                                                         --------   --------   --------      ---------
         Government institutions......................   $   541    $   762     $  279        $  495
         Prepaid expenses.............................        29        897        163           183
         Other receivables............................       206        646        649           628
                                                         -------    -------     ------        ------
                                                         $   776    $ 2,305     $1,091        $1,306
                                                         =======    =======     ======        ======

NOTE 6--INVENTORIES

                                                                  DECEMBER 31,
                                                         ------------------------------      MARCH 31,
                                                           1999       2000       2001          2002
                                                         --------   --------   --------      ---------
         Raw materials................................   $ 1,255    $ 2,758     $2,165        $2,256
         Work in progress.............................       441      1,610      1,433         1,580
         Finished products............................       238        957      1,400         1,260
                                                         -------    -------     ------        ------
                                                         $ 1,934    $ 5,325     $4,998        $5,096
                                                         =======    =======     ======        ======

NOTE 7--ACQUISITIONS

A.  City Smart Ltd.


    On December 30, 1999, the Company completed its merger with City Smart Ltd. ("City Smart"), the Company's representative and system integrator in Hong Kong, in which City Smart became a wholly owned subsidiary of the Company. The Company exchanged 10,029 ordinary shares for all the outstanding common stock of City Smart. The merger was accounted for under the pooling of interests method of accounting.


    Net revenues and net income of the Company and City Smart for the periods prior to the merger that are included in the restated financial statements are as follows:

                                                                 FOR THE YEAR ENDED
                                                                DECEMBER 31, 1999(*)
                                                              ------------------------
                                                              COMPANY       CITY SMART
                                                              --------      ----------
     Net revenues...........................................   $4,150         $1,233
     Net income (loss)......................................   (2,481)           373

     -----------------------------------

    (*) Inter company revenues and profits of $46 and $0 respectively were eliminated in the financial statements for the year ended December 31, 1999.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 7--ACQUISITIONS (CONTINUED)

B.  SoftChip Technologies (3000) Ltd. / SoftChip Israel Ltd.


    On January 28, 2000, the Company acquired two Israeli companies; SoftChip Israel Ltd. and SoftChip Technologies (3000) Ltd. (the "SoftChip Group"), after which the SoftChip Group became a wholly owned subsidiary of the Company. The Company exchanged 18,178 of its publicly traded ordinary shares valued at approximately $1,259, for all the outstanding shares of the SoftChip Group. The SoftChip Group is a designer of microprocessors and operating systems for smart cards.



    The acquisition was accounted for as a purchase and the Company has allocated the purchase price (in excess of net tangible assets acquired) of approximately $1,171 to intangibles being mainly assembled work force which up to December 31, 2001 were amortized over a period of five years on a straight-line basis.


    The results of operations of the SoftChip Group have been included in the consolidated financial statements as from January 1, 2000.


    The Company granted the chief executive officer of the SoftChip Group, options to purchase 15,000 shares of the Company at a price of $20.00 per share. The options vest in five equal annual instalments commencing February 2001.


C.  InterCard GmbH Kartensysteme/InterCard GmbH Systemelectronic


    In May 2000, the Company acquired a 51% equity interest in InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic (the "InterCard Group") in consideration for 41,615 ordinary shares of the Company having a fair value of DM5 million. The InterCard Group is a systems integrator and manufacturer of electronic devices.



    The acquisition was accounted for as a purchase, and the Company has allocated the purchase price (in excess of tangible assets acquired) of approximately $2,690 to intangibles being mainly the sales force which up to December 31, 2001 were amortized over seven years on a straight line basis.


    The results of operations of the InterCard Group have been included in the consolidated financial statements as from May 1, 2000.


    In January 2001, the minority shareholders of the InterCard Group exercised a put option to sell the remaining 49% interest in the InterCard Group to the Company in consideration for a loan and 117,750 ordinary shares of the Company having in total fair value of DM 7 million. The acquisition was accounted for as a purchase, and the Company has allocated the purchase price (in excess of tangible assets acquired) of approximately $3,380 being mainly the sales force which up to December 31, 2001 were amortized over seven years on a straight line basis. Approximately $595 of the purchase price was granted by the sellers to the Company as a loan, to be repaid over 3 years and bearing interest at 6% per annum. As security for payment of the loan, the Company has pledged 18% of its shares in the InterCard group to the Sellers.


D.  e-Smart Systems Inc. (formerly OTI Asia Pacific Ltd.)

    In February 2000, the Company and Cheung Kong Holdings Ltd. ("CK") established a cooperative joint venture, e-Smart Systems Inc. ("e-Smart"), which will purchase and distribute the Company's products to the Asia Pacific region. The Company and CK each invested $3,600 in e-Smart. The Company's $3,600 contribution comprised $3,100 in cash and a deferred payment of $500. The Company granted the joint venture an option to buy CitySmart from the Company in consideration for $500.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 7--ACQUISITIONS (CONTINUED)

    During the first quarter of 2001, e-Smart exercised its option to transfer the operations of CitySmart from the Company to e-Smart. The Company recorded a profit on the exercise of the option in the amount of $500, of which 50% has been netted off against equity in losses of an affiliated company. The Company does not have control over the joint venture, and accordingly, the investment in e-Smart is accounted for under the equity method.

    On February 2, 2000, the Company granted e-Smart exclusive distribution rights for the Company's products in 18 countries in the Asia Pacific region in consideration for $3,600 pursuant to a distribution agreement, which has an unspecified term. This amount is receivable in installments, of which $3,100 was received during the year ended December 31, 2000. The Company has recognized 50% of this amount as revenue over three years, being the estimated useful life of the technology which is subject to the distribution rights and 50% of this amount as a return of capital. Deferred revenues have been netted off against the investment.

    The Company has agreed to provide a guarantee of up to $2,000 of borrowings under a line of credit that CK has undertaken to provide to e-Smart.

E.  Pro Forma information

    The following unaudited pro forma consolidated financial information gives pro forma effect to the InterCard Group and the SoftChip Group acquisitions as if they had been completed on December 31, 1998. For the year ended December 31, 2000, pro forma adjustments relate only to the InterCard Group, as the SoftChip Group's results are included in the consolidated statement of operations for the year ended December 31, 2000. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on the date indicated, or that may result in the future:

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1999          2000
                                                                --------      --------
                                                                     (UNAUDITED)
        Revenues..........................................      $ 17,805      $ 17,515
        Net loss..........................................        (2,299)       (7,838)
        Net loss per ordinary share-basic and diluted.....         (1.27)        (3.53)

F.  Other Assets, Net

                                                                     DECEMBER 31,
                                                                ----------------------      MARCH 31,
                                                                  2000          2001          2002
                                                                --------      --------      ---------
        Intangibles.......................................      $  3,861      $  7,238       $   490
          Less--accumulated amortization..................           465         1,577           163
                                                                --------      --------       -------
                                                                   3,396         5,661           327
        Goodwill..........................................            --            --         5,314
                                                                --------      --------       -------
                                                                $  3,396      $  5,661       $ 5,641
                                                                ========      ========       =======


     Intangibles are being amortized over five years and seven years for the SoftChip Group and the InterCard Group acquisitions, respectively (see note 2P(1)).

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 8--PROPERTY, PLANT AND EQUIPMENT, NET

                                       ESTIMATED            DECEMBER 31,
                                         USEFUL    ------------------------------      MARCH 31,
                                          LIFE       1999       2000       2001          2002
                                       ----------  --------   --------   --------      ---------
COST
  Land...............................              $     --   $     71    $   71        $    71
  Leasehold land (1).................                   214        263       263            263
  Building on leasehold land (1).....  49 years         660        678       678            678
  Buildings..........................                    --        244       244            244
  Building under construction (1)....                    --      1,374     3,491          3,701
  Computers, software and
     manufacturing equipment.........  3-5 years        832      3,358     3,264          3,287
  Office furniture and equipment.....  5-16 years       591      1,392     1,393          1,414
  Motor vehicles.....................  6 years          366        460       443            461
                                                   --------   --------    ------        -------
     Total cost......................              $  2,663   $  7,840    $9,847        $10,119
                                                   ========   ========    ======        =======
ACCUMULATED DEPRECIATION
  Building on leasehold land.........              $     63   $     84    $  236        $   282
  Buildings..........................                    --         61        68             69
  Computers, software and
     manufacturing equipment.........                   348      1,372     1,688          1,810
  Office furniture and equipment.....                   114      1,234     1,104          1,127
  Motor vehicles.....................                   192        212       249            262
     Total accumulated
     depreciation....................              $    717   $  2,963    $3,345        $ 3,550
                                                   --------   --------    ------        -------
     Net book value..................              $  1,946   $  4,877    $6,502        $ 6,569
                                                   ========   ========    ======        =======


     Depreciation expenses for the years ended December 31, 1999, 2000, 2001 and for the three months ended March 31, 2002, was $210, $593, $988 and $173, respectively.


     (1) The leasehold land consists of two plots owned by the Israel Lands Administration. Rights to leasehold land on the first plot extend over the original period of 49 years ending in the year 2041 and on the second plot for a period of 49 years, which will end in the year 2047 with an option to extend for a further 49 years. The Company commenced the construction of the building on this plot of land in 2000. The amount includes payments on account of land development and payments of the capitalization of leasing payments. The rent for the initial 49-year term of each of these leases was prepaid in its entirety at the beginning of the lease terms as is customary in Israel for leases of property for industrial purposes from the Israel Lands Authority.


     (2) The net book value of property, plant and equipment located in Israel was $1,843, $3,272, $5,110 and $5,290 as of December 31, 1999, 2000,
         2001 and as of March 31, 2002, respectively.


     (3) Liens--See Note 12B.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 9--OTHER CURRENT LIABILITIES

                                                                  DECEMBER 31,
                                                         ------------------------------   MARCH 31,
                                                           1999       2000       2001       2002
                                                         --------   --------   --------   ---------
         Employees and related expenses...............   $  1,210   $  1,180   $  1,309    $1,036
         Accrued expenses.............................        373        555        639       473
         Customers' advances..........................        155        202        334       412
         Other current liabilities....................        856        828        181       181
                                                         --------   --------   --------    ------
                                                         $  2,594   $  2,765   $  2,463    $2,102
                                                         ========   ========   ========    ======

NOTE 10--LOANS:

A.  Composition of long-term loans:

                                                                  DECEMBER 31,
                                                         ------------------------------   MARCH 31,
                                                           1999       2000       2001       2002
                                                         --------   --------   --------   ---------
         Long-term loans..............................   $  2,520   $  4,129   $  6,264    $6,177
         Less--current maturities.....................      1,199      1,666      1,513     1,462
                                                         --------   --------   --------    ------
                                                         $  1,321   $  2,463   $  4,751    $4,715
                                                         ========   ========   ========    ======


     As of March 31, 2002, most of the loans are from banks, denominated primarily in US dollars ($4,586), euro ($987), and NIS ($604) and bear interest of approximately 4.3%--10.8% per annum.


B.  Repayments of long-term loans dates subsequent to balance sheet date:

                                                                MARCH 31,
                                                                   2002
                                                               ------------
First year (current maturities).............................      $1,462
Second year.................................................       1,345
Third year..................................................         918
Fourth year.................................................         706
Fifth year and thereafter...................................       1,746
                                                                  ------
                                                                  $6,177
                                                                  ======


C. In 1998, EasyPark received a convertible loan in the sum of $700. The loan had an option of conversion either to EasyPark shares or to OTI's shares at $40.00 per share. The loan bears interest at 5% and is linked to the Israeli Consumer Price Index. In February 1999, the convertible loan and the lenders' previous investment in EasyPark in the sum of $300 were converted into 25,000 OTI shares.


D.  Composition of short-term credit and current maturity of short term loans:

                                                  DECEMBER 31,
                                         ------------------------------   MARCH 31,
                                           1999       2000       2001       2002
                                         --------   --------   --------   ---------
Short term credit.....................   $     --   $  2,427    $1,820     $1,593
Current maturities of long-term
loans.................................      1,199      1,666     1,513      1,462
                                         --------   --------    ------     ------
                                         $  1,199   $  4,093    $3,333     $3,055
                                         ========   ========    ======     ======


     As of March 31, 2002, short term credit denominated primarily in euro ($1,431) and NIS ($162) bears interest of approximately 8.2%-10.3% per annum and is repayable within one year.


E.  Liens for short-term and long-term borrowings--see note 12B.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 11--SEVERANCE PAY


    Under Israeli law and labor agreements, the Company is required to make severance payments to dismissed employees in certain circumstances, which are funded mainly by the purchase of insurance policies. The Company's unfunded severance pay liability to its employees is reflected by the balance sheet accrual. Severance pay expense for the years ended December 31, 1999, 2000, 2001 and for the three months ended March 31, 2002 amounted to approximately $363, $257, $262 and $58, respectively.


NOTE 12--COMMITMENTS AND LIENS

A.  Commitments and contingencies:


    The Company and its Israeli subsidiary, EasyPark, have entered into several research and development agreements, pursuant to which the Company is obligated to pay royalties to the Government of Israel at a rate of 3%--5% of sales of products in which the Government of Israel has participated in financing the research and development, up to the amounts granted (with annual interest at LIBOR as of the date of approval, for programs approved from 1999 and thereafter). The total amount of grants received, net of royalties paid, as of March 31, 2002 was approximately $2.6 million.


B.  Liens

    There is a floating charge over the Company's motor vehicles, pledged to a bank and leasing companies to secure loans received.

    Short-term investments and leasehold land are pledged in favor of a bank in relation to both long-term and short-term borrowings, and the Company has recorded a floating charge on all of its tangible assets.


    The manufacturing facility has been pledged as security in respect of a loan received from a bank.


NOTE 13--SHAREHOLDERS' EQUITY

A.  Share capital


    On August 31, 1999, the Company raised $24,501 (net of $4,177 issuance expenses) in an initial public offering ("IPO") of 480,000 Ordinary shares. The shares are registered for trading on the Neuer Markt in Frankfurt, Germany. On February 29, 2000, the balance of the Company's shares were registered for trading on the Neuer Markt.



    On July 23, 1999, the Company received a convertible loan in the amount of $750. A total of $500 was repaid from the proceeds of the IPO. The remaining $250 was converted into 9,534 ordinary shares in September 1999. The 1999 financial statements have been restated to record a debt discount of $250, representing the value of the beneficial conversion feature on the issuance of the convertible loan. The beneficial conversion feature was calculated at the issuance date based on the difference between the conversion price and the estimated fair value of the ordinary shares at that date. Upon conversion of the loan, the debt discount was amortized to interest on convertible loan in the consolidated statement of operations for the year ended December 31, 1999. The effect of this restatement was in increase in net loss in the amount of $250 for the year ended December 31, 1999. Basic and diluted loss per share increased by $0.14 for the year ended December 31, 1999.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 13--SHAREHOLDERS' EQUITY (CONTINUED)


     On July 15, 1999, the Company issued an investor 19,265 ordinary shares for $1,075 at the price of $55.8 per share. In addition, the investor was granted an option to purchase 6,535 ordinary shares at their par value within 14 days from the date of the IPO. The option was recorded at its fair market value and is included in additional paid-in capital. In September 1999 the investor exercised the option.



     In June 1999, a bank exercised options to acquire 30,750 shares in consideration for $1,322. When these options were granted they were attributed a fair market value of approximately $280, using the Black-Scholes option pricing model, which was recorded within additional paid-in capital.



     Subsequent to the first quarter of 2002, on May 15, 2002, the Board of Directors of the Company approved a ten to one reverse split of the Company's ordinary shares, such that each ten ordinary shares of NIS 0.01 per value shall become one share of NIS 0.1 par value. The above reverse share split was approved by a meeting of the shareholders on June 14, 2002. The reverse share split will be effective as of June 27, 2002.



     Subject to certain conditions, the Board of Directors will also approve the issuance of bonus shares in the form of a stock dividend to all its existing shareholders in a ratio of one bonus share per two ordinary shares (after the ten to one reverse split) and an increase in the reserve of shares under the Company's option plan by 39,000. In addition, the Board of Directors shall grant 36,000 fully vested options to certain directors and officers at an exercise price equal to the average market price of the shares at the time of the grant and will issue certain investment banks up to 100,000 ordinary shares and warrants to purchase the same amount of shares at the prevailing market value.



     All share and per share amounts in these financial statements have been adjusted to reflect the reverse share split and the issuance of bonus shares as if all relevant approvals were obtained and all conditions were met.


B.  Stock option plans


    The Company's board of directors approved a stock option plan, under which up to 67,500 share options are to be granted to the Company's employees, directors and consultants. In July 1998, the board of directors expanded the plan for an additional 30,000 share options to be granted. In November 1999, the board of directors resolved to expand the plan with an additional 52,500 share options to be granted. In August 2000, the board of directors resolved to expand the plan with an additional 112,500 share options to be granted and to approve establishing an employee option plan for a subsidiary, OTI America, Inc. The Company has ceased to grant options from this plan which has been superceded by an additional option plan as detailed below.



    In February 2001, the Company's board of directors approved an additional option plan, under which up to 112,500 share options are to be granted to the Company's employees, directors and consultants. In February 2002, the Company's board of directors increased the number of available options by 225,000.


    The vesting period for the options ranges from immediate vesting to ratable vesting over a ten year period. The exercise price of options under the plan is at varying prices ranging from $0 to market value at the date of the grant.


    In 2001, the company established an Employee Share Purchase Plan pursuant to which 101,250 shares have been reserved for employees including the Company's subsidiaries who have been employed for at least six months. The purchse price of the shares will be 85% of the trading price on the date of purchase.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 13--SHAREHOLDERS' EQUITY (CONTINUED)


     In February 2002, our Board resolved to approve a plan by which, inter alia, the Company may pay, during a 12 month period, the salaries of certain of its employees who agree to participate in the plan, by way of grant of options. All such options are to be held by a trustee, for the benefit of each such employee. The trustee shall exercise such options and sell them, in accordance with instructions given to it by the relevant employee. The proceeds mentioned above will be released on a monthly basis by the trustee to the relevant employee (net of deductions required by law) to the maximum extent necessary for payment of such monthly salary to such employee. The Company undertook to pay from its own sources any and all differences between the relevant monthly salary and such proceeds. The agreement is subject to the Company, the employees and the trustee's signatures on a detailed agreement and necessary ancillary document.



     The CEO of OTI America, Inc. is entitled to an additional option to purchase up to 7,500 ordinary shares at a price of $30.00 per share, in an amount equal to 0.5% of any funds invested in OTI America, Inc. by third parties as a result of his efforts.



     Options to purchase 3,000 shares have been issued a non-employee. The Company has accounted for these options in accordance with SFAS No. 123 utilizing the Black-Scholes option pricing model with the following assumptions: (1) life of 1 year, (2) no dividend yield, (3) volitility of 44% and (4) risk free interest rate of 6%. The aggregate value of the non-employee options was approximately $266.67.



     Transactions related to this plan during the years ended December 31, 1999, 2000, 2001 and for the three months ended March 31, 2002 are summarized in the following table:


                                                    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                      OUTSTANDING    EXERCISE PRICE     FAIR VALUE OF
                                        OPTIONS        PER SHARE       OPTIONS GRANTED
                                      -----------   ----------------   ----------------
Outstanding--December 31, 1997.....       42,210         $1.00
  Options granted..................       14,411         14.60              $26.07
  Options exercised................      (21,800)           --
                                      ----------         -----
Outstanding--December 31, 1998.....       34,821          7.27
  Options granted..................        9,300            --              $40.00
  Options exercised................      (14,000)           --
                                      ----------         -----
Outstanding--December 31, 1999.....       30,121          8.33
  Options granted..................      114,434         47.67              $27.53
  Options forfeited................       (2,865)        39.40
  Options exercised................      (18,020)         8.07
                                      ----------         -----
Outstanding--December 31, 2000.....      123,670         44.07
  Options granted..................      131,901         18.87              $11.00
  Options forfeited................      (11,268)        35.93
  Options exercised................       (2,200)         0.67
                                      ----------         -----
Outstanding--December 31, 2001.....      242,103         31.13
  Options granted..................       13,125          0.07              $ 7.27
  Options forfeited................         (750)        19.87
                                      ----------         -----
Outstanding -- March 31, 2002......      254,478         29.53
                                      ==========         =====

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 13--SHAREHOLDERS' EQUITY (CONTINUED)


     The following table summarizes information about options outstanding and exercisable as of March 31, 2002:


                                   OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                   ----------------------------------------------------   ---------------------------------
                       NUMBER                                                 NUMBER
    WEIGHTED       OUTSTANDING AT   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE   OUTSTANDING AT   WEIGHTED-AVERAGE
    AVERAGE          MARCH 31,         REMAINING           EXERCISE         MARCH 31,          EXERCISE
 EXERCISE PRICE         2002        CONTRACTUAL LIFE        PRICES             2002             PRICES
----------------   --------------   ----------------   ----------------   --------------   ----------------
  $   0.0-0.07          18,825            0.91           $   0.0-0.07         18,825            $0.07
   12.00-26.00         126,418            5.56            12.00-26.00         56,191            20.00
   40.00-48.07          76,557            2.15            40.00-48.07         59,518            40.13
         68.60          32,678            4.94                  68.60          9,814            68.53
                     ---------                                               -------
                       254,478                                               144,348
                     =========                                               =======


     The amounts of deferred compensation recognized arising from the difference between the exercise price and the fair market value on the date of the grant of approximately $414, $960, $0 and $84 for options granted in the years ended December 31, 1999, 2000, 2001 and the three months ended March 31, 2002, respectively, are included in shareholders' equity and are being amortized over the vesting periods of the respective options in accordance with APB 25. Under APB 25, compensation expense for the years ended December 31, 1999, 2000, 2001 and for the three months ended March 31, 2002 amounted to approximately $446, $406, $309 and $136, respectively.


     If compensation had been determined under the alternative fair value accounting method provided for under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                              YEAR ENDED             THREE MONTHS
                                                             DECEMBER 31,                ENDED
                                                    ------------------------------     MARCH 31,
                                                      1999       2000       2001         2002
                                                    --------   --------   --------   -------------
         Net loss:

           As reported...........................   $ (2,108)  $ (7,725)  $(11,897)     $(1,237)
         Pro forma...............................     (2,114)    (8,052)   (13,052)      (1,556)
         Net loss per share:
           As reported...........................   $  (1.17)  $  (3.48)  $  (5.11)     $ (0.52)
         Pro forma...............................      (1.17)     (3.63)     (5.61)       (0.60)


     Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the minimum value method was utilized until the Company became publicly traded in August 1999 with the following weighted-average assumptions used for grants for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002: (1) expected life of the options of 3.37 years; (2) no dividend yield; (3) expected volatility of 0% for the year ended December 31, 1999, 64% for the years ended December 31, 2000, 2001 and 117% for the three months ended March 31, 2002; and (4) risk-free interest rate of 3.49%.


     In May 2000, OTI America Inc. granted its employees 219 Incentive Stock Options (ISO) and 91 Non-qualifying Stock Options (NQSO) at an exercise price of $20 per share, vesting annually

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars

NOTE 13--SHAREHOLDERS' EQUITY (CONTINUED)


     over a four year period. The ISO options will automatically convert into 6,570 shares of OTI and the NQSO options may elect to convert into 2,730 shares of OTI, if OTI becomes a publicly traded company in the United States. The exercise price of these options in OTI will be $103.33 per share, the fair market value of the Company's shares as of the grant date. The option plan has been accounted for as a variable plan. In August 2000, OTI America Inc. granted a further 27 ISO options and 10 NQSO options at the same terms and conditions. The converted options will be exercisable at a price of $106.67 per share in the Company. Compensation as of December 31, 2000 and 2001 in respect of options granted under this plan is negligible.



     Subsequent to March 31, 2002, the Company granted employees options to purchase 808,195 shares of the Company at the fair market value at the date of the grant.





NOTE 14--OTHER EXPENSES, NET


A. In 2000, the Company recorded an expense in connection with a dispute with a distributor. During the third quarter of 2000, the dispute was settled by the London Court of International Arbitration in favor of the Company. In 2001, the Company recorded a provision of $340,000 in respect of the dissolution of a subsidiary.


B. During the first quarter of 2001, the Company recorded a gain on the sale of the activities of CitySmart in the amount of $500.



    During 2001, the Company incurred costs in respect of a share offering which did not materialize during the year.





NOTE 15--INCOME TAX


A. The Company's investment programs in buildings, equipment and production facilities have been granted the status of "Approved Enterprise" under the Law for the Encouragement of Capital Investments, 1959. The Company elected to adopt the "Alternative Benefits Program" status. This status entitles a certain exemption from tax on income derived therefrom a period of 10 years starting in the year in which the Company first generates taxable income, but not later than 14 years from the date of approval (the last of which was received in February 2000). In the event of a distribution of a cash dividend out of tax-exempt income, the Company will be liable to corporate tax at a rate of 25% in respect of the amount distributed. As the Company has not yet reported any taxable income, the benefit period has not yet commenced. The Company's policy is to reinvest tax exempt earnings and not to distribute such earnings as dividends.

    Final approvals in respect of certain investment programs have not yet been received. The entitlement to the above benefits is conditional upon the Company's fulfilling the conditions stipulated by the law, regulations published thereunder and the letters of approval.

    The Company's subsidiary, EasyPark, has also been granted the status of an "Approved Enterprise" for its program plan establishment of a production facility. EasyPark also elected to adopt the "Alternative Benefits Program" status for its investment programs.

B. The Company is subject to the Income Tax Law (Inflationary Adjustments), 1985 measuring income on the basis of changes in the Israeli Consumer Price Index.


C. As of December 31, 2001, the net operating loss carryforwards for tax purposes amounted to approximately $18,300. Such net operating losses may be carried forward indefinitely and be offset against future taxable income. The Company expects that during the period in which these tax losses are utilized its income would be substantially tax exempt. Due to the uncertainty of realizing the benefit of the loss carryforwards, a valuation allowance for the entire deferred asset has been recorded. Deferred taxes in respect of other temporary differences are immaterial.

                           ON TRACK INNOVATIONS LTD.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          In thousands of U.S. Dollars




NOTE 15--INCOME TAX (CONTINUED)


D. Income tax expense (benefit) presented in the statement of operations are derived from foreign subsidiaries.

E. The Company and its subsidiary, EasyPark, have received final tax assessments for periods up to and including the tax year 1997.




NOTE 16--RELATED PARTY BALANCES AND TRANSACTIONS


A.  Balances with related parties consisted of the following:

                                                                    DECEMBER 31,
                                                           ------------------------------    MARCH 31,
                                                             1999       2000       2001         2002
                                                           --------   --------   --------   ------------
         Trade receivables..............................   $     --   $    759   $    103      $   96
         Trade payables.................................         24         26         15          12
         Other current liabilities......................         --        442        182         182

B.  Transactions with related parties consisted of the following:

                                                                     YEAR ENDED             THREE MONTHS
                                                                    DECEMBER 31,               ENDED
                                                           ------------------------------    MARCH 31,
                                                             1999       2000       2001         2002
                                                           --------   --------   --------   ------------
         Revenues.......................................   $     --   $  1,706   $  2,865      $  283
         Costs and expenses.............................        142        575        214          32




NOTE 17--SEGMENT REPORTING


     In accordance with SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information", the Company is organized and operates as one business segment, the design and development of contactless microprocessor-based smart card systems.

                                                                                          THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,          ENDED
                                                         ------------------------------    MARCH 31,
                                                           1999       2000       2001         2002
                                                         --------   --------   --------   ------------
         REVENUES BY GEOGRAPHICAL AREAS
         North America................................   $  2,322   $  2,980   $  1,704      $  234
         Far East.....................................      1,422      2,772      2,955         606
         Africa.......................................        714      1,047      1,171         367
         Europe.......................................        695      8,281     14,284       2,949
         South America................................         99         53         87          19
                                                         --------   --------   --------      ------
              Total export............................      5,252     15,133     20,201       4,175
         Domestic (Israel)............................        131        369        719         246
                                                         --------   --------   --------      ------
                                                         $  5,383   $ 15,502   $ 20,920      $4,421
                                                         ========   ========   ========      ======
         FIXED ASSETS BY GEOGRAPHICAL AREA--see Note 8(2).
         REVENUES FROM A SINGLE CUSTOMER EXCEEDING 10%
         Customer A...................................         13%        (*)        (*)         (*)
         Customer B...................................         (*)        --         (*)         (*)
         Customer C...................................         10%        (*)        (*)         (*)
         Customer D...................................         29%        15%        (*)         (*)
         Customer E...................................         13%        (*)        (*)         (*)
         Customer F...................................         --         11%        14%         (*)

       -------------------------------
       (*)  Less than 10%.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES.




     UNTIL             , 2002, ALL DEALERS THAT BUY, SELL OR TRADE OUR ORDINARY
SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               * ORDINARY SHARES

                                     O T I
                           ON TRACK INNOVATIONS LTD.

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                           , 2002

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following are the estimated expenses, other than underwriting discounts and commissions expected to be incurred by On Track Innovations Ltd. in connection with the issuance and distribution of the securities registered under this registration statement.


SEC registration fee........................................  $     *
NASD filing fee.............................................        *
Nasdaq Market filing fee....................................        *
Printing and engraving expenses.............................        *
Transfer agents' fees and expenses..........................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Miscellaneous expenses......................................        *
                                                              --------
          Total.............................................  $
                                                              ========
* To be filed by amendment.



Item 14.  Indemnification of Directors and Officers.

     Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     * a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

     * reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the officer holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

     A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     * a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     * a breach of duty of care to the company or to a third party; and

     * a financial liability imposed on the office holder in favor of a third party.

     An Israeli company may not indemnify or insure an office holder against any of the following:

     * a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     * a breach of duty of care committed intentionally or recklessly;

     * an act or omission committed with intent to derive illegal personal benefit; or

     * a fine levied against the office holder.

     Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

     Our articles of association provide that we may indemnify and insure our office holders to the fullest extent permitted by the Companies Law.

Item 15. Recent Sales of Unregistered Securities

     The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

     (a) On June 24, 1999, we issued 205,000 ordinary shares to Hapoalim Nechasim (Menayot) Ltd. in consideration for a cash payment in the amount of $1,322,250 pursuant to the exercise of a warrant issued on July 24, 1998.

     (b) On June 29, 1999, we issued (i) 80,000 ordinary shares to each of Oded Bashan and Ronnie Gilboa in consideration for the surrender by each of them of two management shares, and (ii) 20,000 ordinary shares to each of Astra Technological Investments Ltd., B.A.S. Trust Ltd. and Gury Jacobs in consideration for the surrender by each of them of the remaining three management shares. Each management share permitted the holder to appoint one director to our board of directors.

     (c) On June 29, 1999, we issued 128,435 ordinary shares to Pre IPO AG at a price of $8.37 per share in consideration for a cash payment of $1,075,000. In addition, we granted Pre IPO AG an option to purchase an additional 43,565 ordinary shares at an exercise price of NIS 0.1 per share within 14 days of the completion of our initial public offering on the Neuer Markt of the Frankfurt Stock Exchange.

     (d) On August 12, 1999, we issued 3,200,000 ordinary shares (through Deutsche Borse Clearing AG) for an aggregate purchase price of $27.2 in an initial public offering on the Neuer Markt. The underwriters of this offering were M.M. Warburg & CO Kommanditgesellschaft auf Aktien, Vereins-und Westbank AG, Baden-Wurttembergische Bank AG, SchmidtBank KGaA, net.IPO AG and Banque CPR. In connection with this offering the underwriters received aggregate underwriting commissions of $2,242,500.

     (e) On September 1, 1999, we issued 63,558 ordinary shares (through Deutsche Borse Clearing AG) to net.IPO AG upon conversion of a convertible loan in the amount of $250,000 that it had provided to us on July 15, 1999.

     (f) On September 5, 1999, we issued 43,565 ordinary shares (through Deutsche Borse Clearing AG) to Pre IPO AG pursuant to the exercise of the option described in (e) above in consideration for payment of NIS 436.

     (g) On December 29, 1999, we issued an aggregate of 66,860 ordinary shares (through Clearstream Banking AG) valued at $459,997 at the time of issuance to Wong Ching Shan and City Smart (Australia) PTY Ltd. as consideration for the transfer to us of the entire issued and outstanding share capital of City Smart Ltd.

     (h) On January 27, 2000, we issued an aggregate of 121,184 ordinary shares (through Clearstream Banking AG) valued at $1,222,747 at the time of issuance to Michael Cohen and Yael Cohen as consideration for the transfer to us of the entire issued and outstanding share capital of SoftChip Israel Ltd. and SoftChip Technologies (3000) Ltd.

     (i) On June 1, 2000, we issued 393,171 ordinary shares to a trustee (through Clearstream Banking AG) in connection with our acquisition of 51% of the issued share capital of each of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic.

     (j) On January 3, 2001, we issued 785,000 ordinary shares to a trustee (through Clearstream Banking AG) in connection with our acquisition of 49% of the issued share capital of InterCard GmbH Kartensysteme and Intercard GmbH Systemelectronic.

     (k) On June   , 2002, we issued        ordinary shares in connection with
our bonus issuance (see "Bonus Share Issuance").

     (l) Since January 1, 1997, options for the purchase of a total of 5,163,105 of our ordinary shares have been granted to our directors, employees and consultants. Since that date, we have issued a total of 474,069 ordinary shares pursuant to the exercise of options. A total of 4,584,813 employee share options are currently outstanding.

     We believe that the issuances of securities described in paragraphs (a) through (k) above were exempt from registration under the U.S. Securities Act because they were made pursuant to Regulation S thereunder or pursuant to exemptions from registration provided under Section 4(2) of the Securities Act or because no sales for value were effected.

     We believe that the issuances of securities described in paragraph (l) above were exempt from registration under the Securities Act because they were made pursuant to Regulation S thereunder or pursuant to exemptions from registration provided under Section 4(2) of the Securities Act and/or Rule 701 and the regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

     (a) Exhibits

EXHIBIT
 NUMBER                                   EXHIBIT DESCRIPTION
--------                                  -------------------
 3.1        --        Memorandum of Association, dated as of February 14, 1990 and
                      Certificate of Change of Name, dated as of July 22, 1998.
 3.2        --        Amended Articles of Association dated as of June 14, 2002.
 4.1        --        Specimen share certificate.
 5.1        --        Form of opinion of Zysman Aharoni Gayer & Co. Law Offices,
                      Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).
 8.1        --        Form of opinion of Zysman Aharoni Gayer & Co. Law Offices,
                      Israeli counsel to the Registrant, as to Israeli tax matters relating to the ordinary shares (including consent).
 8.2        --        Form of opinion of Z.A.G/S&W, U.S. counsel to the
                      Registrant, as to United States tax matters relating to the ordinary shares (including consent).
 8.3        --        Form of opinion of FPS Fritze Paul Schmitt German counsel to the Registrant, as to German tax matters relating to the
                      ordinary shares (including consent).
 10.1       --        Original Section 102 Share Option Plan of the Registrant.*
 10.5       --        Stock Compensation Program and Stock Award Agreement of OTI
                      America, Inc.
 10.6       --        Employment Agreement, dated as of July 1, 1999, by and
                      between Oded Bashan and the Registrant.*
 10.7       --        Employment Agreement, dated as of July 1, 1999, by and
                      between Ronnie Gilboa and the Registrant.*
 10.8       --        Employment Agreement, dated as of June 4, 2000, by and
                      between Guy Shafran and the Registrant.*
 10.9       --        Employment Agreement, dated as of July 1, 1999, by and
                      between Moshe Aduk and the Registrant.*
 10.10      --        Employment Agreement, dated as of July 1, 1999, by and
                      between Nehemya Itay and the Registrant.*
 10.13      --        Employment Agreement, dated as of August 23, 1998, by and
                      between Ohad Bashan and OTI America, Inc.*
 10.14      --        PC 3 SCOS License Agreement, dated as of July 3, 1995, by
                      and between Personal Computer Card Corporation and the
                      Registrant, as amended on November 1, 1997, August 24, 1998 and March 17, 1999, and extended by letter agreement dated
                      September 12, 2000.*
 10.15      --        Software Escrow Agreement, dated as of March 16, 1999, by
                      and among Personal Cipher Card Corporation, Fort Knox Escrow
                      Services, Inc. and OTI America, Inc.*
 10.16      --        License and Cooperation Agreement, dated as of May 18, 1998, between Samsung Electronics Co. Ltd. and the Registrant.*
 10.17      --        Acquisition Agreement, dated as of December 29, 1999, by and among City Smart Ltd., Wong Ching Shan, City Smart
                      (Australia) PTY Ltd. and the Registrant.*
 10.18      --        Shareholders Agreement, dated as of February 2, 2000, by and among Ocean Wonder Ltd., Sailor Group Ltd., Cheung Kong
                      Infrastructure Holdings Ltd. and the Registrant.

EXHIBIT
 NUMBER                                   EXHIBIT DESCRIPTION
--------                                  -------------------
 10.19      --        Acquisition Agreement, dated as of January 28, 2000, by and among Softchip Israel Ltd., Softchip Technologies (3000)
                      Ltd., Yael Cohen, Michael Cohen and the Registrant.*
 10.20      --        Acquisition Agreement, dated as of June 15, 2000, by and
                      among Manfred Weise, Dennis Robert Weise, Patrick Norbert
                      Weise, a civil partnership and the Registrant.*
 10.21      --        Put Option Agreement, dated as of June 15, 2000, by and
                      among Manfred Weise, Dennis Robert Weise, Patrick Norbert
                      Weise, a civil partnership and the Registrant.*
 10.22      --        Call Option Agreement, dated as of June 15, 2000, by and
                      among Manfred Weise, Dennis Robert Weise, Patrick Norbert
                      Weise, a civil partnership and the Registrant.*
 10.23      --        Share Pledge Agreement, dated as of June 15, 2000, by and
                      among Manfred Weise, Dennis Robert Weise, Patrick Norbert
                      Weise, a civil partnership and the Registrant.*
 10.24      --        Escrow Agreement with Respect to the Share Purchase
                      Agreement, dated as of June 15, 2000, by and among Manfred
                      Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant.*
 10.25      --        Escrow Agreement with Respect to the Option Agreements,
                      dated as of June 15, 2000, by and among Manfred Weise,
                      Dennis Robert Weise, Patrick Norbert Weise, a civil
                      partnership and the Registrant.*
 10.26      --        General Term and Conditions of Sale of OTI.
 10.27      --        Lease, dated as of June 27, 1995, by and between the Israel
                      Lands Authority and the Registrant.*
 10.28      --        Development Agreement, dated as of December 7, 1998, by and between the Israel Lands Authority and the Registrant.*
 10.29      --        Distribution agreement, dated as of February 2, 2000,
                      between e-Smart System Inc. (formerly Sailor Group Limited)
                      and the Registrant.
 10.30      --        2001 Employee Share Purchase Plan of the Registrant.
 10.31      --        2001 Employee Share Option Plan of the Registrant.
 10.32      --        Amendment dated September 20, 2001 to Put Option Agreement, dated as of June 15, 2000, by and among Manfred Weise,
                      Dennis Robert Weise, Patrick Norbert Weise, a civil
                      partnership, and the Registrant.*
 10.33      --        Consulting Agreement dated as of March, 2002 between the
                      Registrant and Dionysos Investments Ltd.
 10.34      --        Long Term Lease Agreement, dated as of March 6, 2002 by and between the Israel Lands Authority and the Registrant.
 21.1       --        List of subsidiaries of the Registrant.
 23.1       --        Consent of Luboshitz Kasierer, independent accountants.
 23.2       --        Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli
                      counsel to the Registrant (included in Exhibits 5.1 and
                      8.1).
 23.3       --        Consent of Z.A.G/S&W, U.S. counsel to the Registrant
                      (included in Exhibit 8.2).
 23.4       --        Consent of FPS Fritze Paul Schmitt, German counsel to the
                      Registrant (included in Exhibit 8.3).
 24.1       --        Powers of Attorney (included in signature page to
                      Registration Statement).

------------------------


*           To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rosh Pina, Israel, on June 13, 2002.


                                          ON TRACK INNOVATIONS LTD.


                                          By:  /s/ Oded Bashan
                                          --------------------------------------

                                              Name: Oded Bashan
                                              Title: Chief Executive Officer
                                                     and Chairman


                                          By:  /s/ Ronnie Gilboa
                                          --------------------------------------

                                              Name: Ronnie Gilboa
                                              Title: Vice President, Projects



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on June 13, 2002.


     KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of On Track Innovations Ltd. whose signature appears below constitutes and appoints Oded Bashan and Ronnie Gilboa, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement (and any registration statement relating to the same offering and filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

                   NAME                                         TITLE                               DATE
                   ----                                         -----                               ----
              /s/ Oded Bashan                 Chairman of the Board of Directors,               June 13, 2002
------------------------------------------      President, and Chief Executive Officer
               Oded Bashan                      (Principal Executive Officer)

             /s/ Guy Shafran                  Chief Financial Officer (Principal                June 13, 2002
------------------------------------------      Financial and Accounting Officer)
               Guy Shafran

                   NAME                                         TITLE                               DATE
                   ----                                         -----                               ----

             /s/ Ohad Bashan                  United States Representative                      June 13, 2002
------------------------------------------
               Ohad Bashan

            /s/ Ronnie Gilboa                 Director                                          June 13, 2002
------------------------------------------
              Ronnie Gilboa

          /s/ Shulamith Shiffer               Director                                          June 13, 2002
------------------------------------------
            Shulamith Shiffer

           /s/ Felix Goedhart                 Director                                          June 13, 2002
------------------------------------------
              Felix Goedhart

            /s/ Raanan Ellran                 Director                                          June 13, 2002
------------------------------------------
              Raanan Ellran
